Filed Pursuant to Rule 424(b)(2)
File No. 333-231221

PROSPECTUS SUPPLEMENT

To the Prospectus dated May 3, 2019 (as amended December 3, 2020 and June 9, 2021)

$400,000,000

2.625% Notes due 2027

We are offering for sale $400,000,000 in aggregate principal amount of 2.625% Notes due 2027, which we refer to as the Notes. The Notes will mature on January 15, 2027. We will pay interest on the Notes semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2022. We may redeem the Notes in whole or in part at any time, or from time to time, at the applicable redemption price discussed under the caption “Specific Terms of the Notes and the Offering—Optional Redemption” in this prospectus supplement. In addition, holders of the Notes can require us to repurchase some or all of the Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date upon the occurrence of a Change of Control Repurchase Event (as defined herein). The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes, rank pari passu with all existing and future unsecured unsubordinated indebtedness issued by us, rank effectively junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. None of our current indebtedness is subordinated to the Notes and we do not presently expect to issue any such subordinated debt.

We are a specialty finance company that invests primarily in the debt securities of private middle market U.S. companies. Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investments and activities are managed by FS/KKR Advisor, LLC, or the Advisor, a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, that is jointly operated by an affiliate of Franklin Square Holdings, L.P., or FS Investments, and by KKR Credit Advisors (US) LLC, or KKR Credit.

We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.

Investing in our securities may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 9 of the accompanying prospectus, in our most recent Annual Report on Form 10-K, and in any of our other filings with the Securities and Exchange Commission, or SEC, incorporated by reference herein to read about the risks you should consider before buying our securities, including the risk of leverage.

On November 23, 2020, we entered into a merger agreement with FS KKR Capital Corp. II (“FSKR”) and certain other parties thereto pursuant to which FSKR will merge with and into FSK in a two-step transaction. The merger is currently anticipated to be completed on or around June 16, 2021, and is subject to certain closing conditions. Please see “Prospectus Supplement Summary—Recent Developments” for more information regarding the merger agreement and the merger.

This prospectus supplement, the accompanying prospectus, and any related free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain important information about us that a prospective investor should know before investing in our securities. Please read this prospectus supplement, the accompanying prospectus, and any related free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing and keep them for future reference. We and FSKR file annual, quarterly and current reports, proxy statements and other information about us with the SEC. This information is available free of charge by contacting us at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, by calling us collect at (215) 495-1150 or by visiting our and FSKR’s website at www.fskkradvisor.com/fsk and www.fskkradvisor.com/fskr, respectively. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus. The contact information provided above may be used by you to make investor inquiries. The SEC also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.623%	$398,492,000
Underwriting discounts and commissions (sales load)	1.000%	$4,000,000
Proceeds to us before expenses(2)	98.623%	$394,492,000

(1)	Plus accrued interest, if any, from June 17, 2021 if settlement occurs after that date.
(2)	Before deducting estimated offering expenses of $600,000 payable by us in connection with this offering. See “Underwriting” in this prospectus supplement.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Delivery of the Notes in book-entry form through The Depository Trust Company, or DTC, will be made on or about June 17, 2021.

Joint Book-Running Managers

RBC Capital Markets	J.P. Morgan	SMBC Nikko

BMO Capital Markets Corp.	MUFG	KKR

ING	Truist Securities

HSBC	Mizuho Securities

Joint Lead Managers

BofA Securities	Citigroup	SOCIETE GENERALE

Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

BNP PARIBAS	Credit Suisse	Compass Point	ICBC Standard Bank	R. Seelaus & Co., LLC

Keefe, Bruyette & Woods A Stifel Company	US Bancorp

The date of this prospectus supplement is June 9, 2021.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, or any other information which we have referred you when considering whether to purchase any securities offered by this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information from that contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. The information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectuses is complete and accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. If there is a material change in our affairs, we will amend or supplement this prospectus supplement only as required by law.

S-i

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the section in this prospectus supplement and the accompanying prospectus entitled “Risk Factors,” before making a decision to invest in our securities.

Unless otherwise noted, the terms “we,” “us,” “our,” the “Company” and “FSK” refer to FS KKR Capital Corp. The term “FSKR” refers to FS KKR Capital Corp. II. In addition, the term “Advisor” refers to FS/KKR Advisor, LLC, and the term “indenture” refers to the base indenture between us and U.S. Bank National Association, as trustee, or the trustee, dated as of July 14, 2014, as supplemented by a separate supplemental indenture to be dated as of the settlement date for the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

FS KKR Capital Corp.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As such, we are required to comply with certain regulatory requirements. See “Business—Regulation” in our most recent Annual Report on Form 10-K. In addition, we have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As of March 31, 2021, we had total assets of approximately $7.0 billion.

We are managed by the Advisor, a registered investment adviser under the Advisers Act, which oversees the management of our operations and is responsible for making investment decisions with respect to our portfolio. The Advisor is jointly operated by an affiliate of FS Investments and KKR Credit.

Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. We currently seek to meet our investment objectives by:

•	utilizing the experience and expertise of the Advisor in sourcing, evaluating and structuring transactions;

•	employing a defensive investment approach focused on long-term credit performance and principal protection;

•

focusing primarily on debt investments in a broad array of private U.S. companies, including middle market companies, which we define as companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of $25 million to $100 million at the time of investment;

•	investing primarily in established, stable enterprises with positive cash flows; and

•

maintaining rigorous portfolio monitoring, in an attempt to anticipate and pre-empt negative credit events within our portfolio, such as an event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company.

On November 23, 2020, we entered into a merger agreement with FSKR pursuant to which FSKR will merge with and into FSK in a merger transaction. See “Prospectus Supplement Summary—Recent Developments.” FSKR is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. FSKR has elected to be treated for U.S. federal income tax purposes and as a RIC under the Code. As of March 31, 2021, FSKR had total assets of approximately $8.0 billion. FSKR is managed by the Advisor and also has an investment objective of generating current income and, to a lesser extent, long-term capital appreciation. It is expected that the merger of FSK and FSKR would create one of the largest BDCs in the U.S., with $14.9 billion in assets under management, $7.5 billion in net asset value and over $3.4 billion of committed capital available to new investment opportunities, each on a pro forma basis as of March 31, 2021. The merger is expected to close on or around June 16, 2021.

Following the Merger, stockholders of FSK and FSKR will be paid their regular distribution, as well as any remaining undistributed net investment income and capital gains in the case of FSKR, on or around July 2, 2021. For shareholders of FSKR, this will be an all-cash distribution that is not eligible for reinvestment as FSKR’s distribution reinvestment plan has been suspended in preparation for the closing of the Merger.

Corporate Information

Our principal executive offices are located at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112. We maintain a website at www.fskkradvisor.com/fsk. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On November 23, 2020, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FSKR (and together with us, the “Funds”), Rocky Merger Sub, Inc., a Maryland corporation and our wholly- owned subsidiary (“Merger Sub”), and the Advisor.

The Merger Agreement provides that, subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into FSKR, with FSKR continuing as the surviving company and as a wholly-owned subsidiary of FSK (the “First Merger”), and, immediately thereafter, FSKR will merge with and into FSK, with FSK continuing as the surviving company (together with the First Merger, the “Merger”). Our board of directors and the board of directors of FSKR have each approved the Merger, with the participation throughout by, and the unanimous support of, our and FSKR’s respective independent directors. On May 21, 2021, the stockholders of each Fund approved the required matters in connection with the Merger. The parties to the Merger Agreement intend the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In the Merger, each share of FSKR common stock issued and outstanding immediately prior to the effective time of the First Merger will be converted into a number of shares of FSK common stock equal to an exchange ratio to be determined in connection with the closing of the Merger (the “Exchange Ratio”). The Exchange Ratio will equal the net asset value per share of FSKR common stock (determined no earlier than 48 hours (excluding Sundays and holidays) prior to the closing date of the Merger), divided by the net asset value per share of FSK common stock (determined, in each case, no earlier than 48 hours (excluding Sundays and holidays) prior to the closing date of the Merger). Holders of FSKR common stock may receive fractional shares or cash in lieu of fractional shares, at the election of FSK.

The Merger Agreement contains representations, warranties and covenants, including, among others, covenants relating to the operation of each of the Funds and the Advisor’s businesses during the period prior to the closing of the Merger. On May 21, 2021, each of the Funds obtained the required approvals of its respective stockholders in connection with their respective proposals.

Consummation of the Merger, which is currently anticipated to occur during the second quarter of 2021, is subject to certain closing conditions, including (1) the absence of certain legal impediments to the consummation of the Merger and (2) subject to certain exceptions, the accuracy of the representations and warranties and compliance with the covenants of each party to the Merger Agreement.

The Merger Agreement also contains certain termination rights in favor of each Fund including if the Merger is not completed on or before November 23, 2021. The Merger Agreement also provides that, upon the termination of the Merger Agreement under certain circumstances, a third party may be required to pay FSKR a termination fee of $90.8 million, or a third party may be required to pay FSK a termination fee of $126.2 million.

The representations and warranties and covenants set forth in the Merger Agreement have been made only for purposes of such agreement and were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including qualification by confidential disclosures made for purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual information regarding the parties to the Merger Agreement or their respective businesses. No assurance can be given that the Merger will be completed. This offering of Notes is not conditioned on the Merger and the Merger is not conditioned on this offering of Notes.

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the description of the Notes in this prospectus supplement under the heading “Description of the Notes” and the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes.

Issuer	FS KKR Capital Corp.

Title of the securities	2.625% Notes due 2027

Initial aggregate principal amount being offered	$400,000,000

Initial public offering price	99.623% of the aggregate principal amount of the Notes.

Interest rate	2.625% per year

Yield to Maturity	2.698%

Trade Date	June 9, 2021

Maturity Date	January 15, 2027

Interest payment dates	Each January 15 and July 15, commencing January 15, 2022. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Ranking of Notes	The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all of our existing and future senior liabilities that are not so subordinated, effectively junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness, and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

As of March 31, 2021, our total consolidated indebtedness was approximately $3.6 billion, approximately $818 million of which was secured indebtedness, all of which was senior indebtedness, and approximately $402 million of which was indebtedness of our subsidiaries. In connection with the closing of the Merger, the outstanding indebtedness of FSKR will become our indebtedness. As of March 31, 2021, FSKR’s total consolidated indebtedness was approximately $3.5 billion, approximately $3.0 billion of which was secured indebtedness, all of which was senior indebtedness, and approximately $1.6 billion of which was indebtedness of FSKR’s subsidiaries.

Denominations	We will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption	We may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed through December 15, 2026 (the date falling one month prior to the maturity date of the Notes), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 30 basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

Commencing December 15, 2026 (the date falling one month prior to the maturity date of the Notes), we may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

Sinking Fund	The Notes will not be subject to any sinking fund (i.e., no amounts will be set aside by us to ensure repayment of the Notes at maturity). As a result, our ability to repay the Notes at maturity will depend on our financial condition on the date that we are required to repay the Notes.

Offer to Purchase upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs prior to

maturity, holders of the Notes will have the right, at their option, to require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

Defeasance	The Notes are subject to legal and covenant defeasance by us.

Form of Notes	The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book- entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, Paying Agent, Registrar and Transfer Agent	U.S. Bank National Association

Events of Default	If an event of default (as described in this prospectus supplement under the caption “Description of the Notes”) on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, may be declared immediately due and payable, subject to conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events involving us.

Other Covenants	In addition to the covenants described in the accompanying prospectus, the following covenants shall apply to the Notes:

•  We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.

•  If at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with United States generally accepted accounting principles, or GAAP, as applicable.

No Established Trading Market	The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Although certain of the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and may discontinue any such market making at any time without notice.

Accordingly, we cannot assure you that an active and liquid market for the Notes will develop or be maintained.

Use of Proceeds	We estimate that net proceeds we will receive from the sale of the Notes in this offering will be approximately $393.9 million, after deducting underwriting discounts and commissions of approximately $4.0 million payable by us and estimated offering expenses of approximately $600,000 payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including to repay outstanding indebtedness under our financing arrangements.

See “Use of Proceeds” in this prospectus supplement for more information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, including the documents we incorporate by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents we incorporate by reference therein, constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of the companies in which we may invest, including our and their ability to achieve our respective objectives as a result of the ongoing COVID-19 pandemic;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our current and expected financings and investments;

•	receiving and maintaining corporate credit ratings and changes in the general interest rate environment;

•	the adequacy of our cash resources, financing sources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the Advisor, FS Investments, KKR Credit or any of their respective affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;

•	general economic and political trends and other external factors, including the ongoing COVID-19 pandemic and related disruptions caused thereby;

•	our use of financial leverage;

•	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Advisor or its affiliates to attract and retain highly talented professionals;

•	our ability to maintain our qualification as a RIC and as a BDC;

•	the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the rules and regulations issued thereunder;

•	the effect of changes to tax legislation on us and the portfolio companies in which we may invest and our and their tax position;

•	the tax status of the enterprises in which we may invest;

•	the ability of the parties to consummate the Merger on the expected timeline, or at all;

•	the ability to realize the anticipated benefits of the proposed Merger;

•	the effects of disruption on our and FSKR’s business from the proposed Merger;

•	the combined company’s plans, expectations, objectives and intentions, as a result of the Merger; and

•	any potential termination of the Merger Agreement or action of our or FSKR’s stockholders with respect to any proposed transaction.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus supplement, including the documents incorporated by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference therein, involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus, in the documents incorporated by reference, and elsewhere in this prospectus supplement and the accompanying prospectus. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters or pandemics;

•	future changes in laws or regulations and conditions in our operating areas; and

•	the price at which shares of our common stock may trade on the NYSE.

Discussions containing these forward-looking statements may be found in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus supplement in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in this prospectus supplement and the accompanying prospectus, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as any amendments reflected in subsequent filings with the SEC.

In addition, statements such as we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us on the date of this prospectus supplement, including the documents incorporated by reference herein, and the accompanying prospectus and any free writing prospectus, including the documents incorporated by reference therein, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Investing in our securities involves a number of significant risks, including risks related to the Notes and risks related to the Merger. In addition to the other information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus, you should consider carefully the following information and the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus supplement, and all other information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus, and any free writing prospectus, as updated by our subsequent filings under the Exchange Act, before making an investment in our securities. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. Each of the risk factors could materially and adversely affect our business, financial condition and results of operations. In such case, our net asset value and the value of our debt securities may decline, and investors may lose all or part of their investment.

Risks Related to the Notes

The Notes are unsecured and therefore are effectively subordinated to any secured indebtedness we may incur.

The Notes are not secured by any of our assets or any of the assets of our subsidiaries. As a result, the Notes are effectively subordinated to any secured indebtedness we or our subsidiaries have outstanding as of the date of this prospectus supplement or that our subsidiaries may incur in the future (or any indebtedness that is initially unsecured in respect of which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Notes. As of March 31, 2021, our total consolidated indebtedness was approximately $3.6 billion, approximately $818 million of which was secured. In connection with the closing of the Merger, the outstanding indebtedness of FSKR will become our indebtedness. As of March 31, 2021, FSKR’s total consolidated indebtedness was approximately $3.5 billion, approximately $3.0 billion of which was secured.

The Notes are subordinated structurally to the indebtedness and other liabilities of our subsidiaries.

The Notes are obligations exclusively of FS KKR Capital Corp. and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the Notes and the Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. As of March 31, 2021, approximately $402 million of the indebtedness required to be consolidated on our balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries. As of March 31, 2021, approximately $1.6 billion of the indebtedness required to be consolidated on FSKR’s balance sheet was held through subsidiary financing vehicles and secured by certain assets of such subsidiaries. If the Merger closes, such indebtedness will become our indebtedness. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority over our claims (and therefore the claims of our creditors, including holders of the Notes) with respect to the assets of such subsidiaries. Even if we were recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the Notes are subordinated structurally to all indebtedness and other liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. All of the existing indebtedness of our subsidiaries is structurally senior to the Notes and, if the Merger closes, the existing indebtedness of FSKR’s subsidiaries will become indebtedness of the Company that is structurally senior to the Notes. In addition, our subsidiaries (or, prior to the Merger, FSKR’s subsidiaries) may incur substantial additional indebtedness in the future, all of which would be structurally senior to the Notes (only if the Merger closes with respect to the indebtedness of FSKR’s subsidiaries).

Our amount of debt outstanding may increase as a result of this offering. Our current indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

The use of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the Notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our financing arrangements, which event of default could result in substantially all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund investments, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our financing arrangements; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes and our other debt.

Our ability to meet our payment and other obligations under our financing arrangements depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our financing arrangements or otherwise, in an amount sufficient to enable us to meet our payment obligations under the Notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the Notes and our other debt.

A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Neither we nor any underwriter undertakes any obligation to maintain our credit ratings or to advise holders of the Notes of any changes in our credit ratings.

The Notes are rated by Moody’s and Fitch Ratings, or Fitch. There can be no assurance that their respective credit ratings will remain for any given period of time or that such credit ratings will not be lowered or withdrawn entirely by Moody’s or Fitch if in either of their respective judgments future circumstances relating to the basis of the credit rating, such as adverse changes in our business, financial condition and results of operations, so warrant.

An increase in market interest rates could result in a decrease in the market value of the Notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase Notes bearing interest at fixed rates and market interest rates increase, the market values of those Notes may decline. We cannot predict the future level of market interest rates.

The indenture governing the Notes contains limited protection for holders of the Notes.

The indenture governing the Notes offers limited protection to holders of the Notes. The terms of the indenture and the Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture and the Notes do not place any restrictions on our or our subsidiaries’ ability to:

•

issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the terms of the indenture and the Notes do not protect holders of the Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow or liquidity other than as described under “Description of the Notes—Events of Default” in this prospectus supplement.

Our ability to recapitalize, incur additional debt and take a number of other actions are not limited by the terms of the Notes and may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes or negatively affecting the trading value of the Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the Notes, including additional covenants and events of default. See “Risk Factors—Risks Related to Debt

Financing—We currently incur indebtedness to make investments, which magnifies the potential for gain or loss on amounts invested in our common shares and may increase the risk of investing in our common shares” in our most recent Annual Report on Form 10-K. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the Notes.

The optional redemption provision may materially adversely affect your return on the Notes.

The Notes are redeemable in whole or in part upon certain conditions at any time or from time to time at our option. We may choose to redeem the Notes at times when prevailing interest rates are lower than the interest rate paid on the Notes. In this circumstance, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed.

There is currently no public market for the Notes. If an active trading market for the Notes does not develop or is not maintained, you may not be able to sell them.

The Notes are a new issue of debt securities for which there currently is no trading market. We do not currently intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. Certain of the underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that an active and liquid trading market will develop or continue for the Notes, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event.

We may not be able to repurchase the Notes upon a Change of Control Repurchase Event because we may not have sufficient funds. Upon a Change of Control Repurchase Event, holders of the Notes may require us to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. Our failure to purchase such tendered Notes upon the occurrence of such Change of Control Repurchase Event would cause an event of default under the indenture governing the Notes and a cross-default under the agreements governing certain of our other indebtedness, which may result in the acceleration of such indebtedness requiring us to repay that indebtedness immediately. In addition, the indenture governing the 4.750% Notes due 2022, the indenture governing the 5.000% Notes due 2022, the indenture governing the 4.625% Notes due 2024, the indenture governing the 4.125% Notes due 2025, the indenture governing the 8.625% Notes due 2025 and the indenture governing the 3.400% Notes due 2026 (each, an “Existing Note,” and collectively, the “Existing Notes”) each contain similar restrictions and provisions that would require us, subject to certain conditions, to offer to repurchase each Existing Note upon the occurrence of certain change of control events. Our failure to purchase any tendered Existing Note, as applicable, would cause an event of default under the respective indenture governing such notes. If a Change of Control Repurchase Event were to occur, we may not have sufficient funds to repay any such accelerated indebtedness and/or to make the required repurchase of the Notes or the Existing Notes. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Repurchase Event” in this prospectus supplement for additional information.

FATCA withholding may apply to payments to certain foreign entities.

Payments made under the Notes to a foreign financial institution or non-financial foreign entity (including such an institution or entity acting as an intermediary) may be subject to a U.S. withholding tax of 30% under U.S. Foreign Account Tax Compliance Act provisions of the Code (commonly referred to as “FATCA”). This withholding tax may apply to certain payments of interest on the Notes unless the foreign financial institution or non-financial foreign entity complies with certain information reporting, withholding, identification, certification and related requirements imposed by FATCA. You should consult your own tax advisors regarding FATCA and how it may affect your investment in the Notes. See “Material U.S. Federal Income Tax Consequences” in this prospectus supplement for further information.

Risks Related to the Merger

The Merger may not be completed on the terms contemplated, or at all, and if the Merger does not close, we will not benefit from the expenses incurred in its pursuit.

The Merger may be delayed, may be consummated on terms different than those contemplated in the Merger Agreement or may not be completed at all. If the Merger is not completed, we will have incurred substantial expenses for which no ultimate benefit will have been received. We have incurred out-of-pocket expenses in connection with the Merger for investment banking, legal and accounting fees and financial printing and other related charges, much of which will be incurred even if the Merger is not completed. Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger could have a material adverse effect on our operating results.

We may be unable to realize the benefits anticipated by the Merger, including estimated cost savings, or it may take longer than anticipated to achieve such benefits.

The realization of certain benefits anticipated as a result of the Merger will depend in part on the integration of our investment portfolio with FSKR’s and the integration of our business with FSKR’s. There can be no assurance that FSKR’s investment portfolio or business can be operated profitably or integrated successfully into our operations in a timely fashion or at all. The dedication of management resources to such integration may detract attention from the day-to-day business of the combined company and there can be no assurance that there will not be substantial costs associated with the transition process or there will not be other material adverse effects as a result of these integration efforts. Such effects, including, but not limited to, incurring unexpected costs or delays in connection with such integration and failure of FSKR’s investment portfolio to perform as expected, could have a material adverse effect on the financial results of the combined company.

We also expect to achieve certain cost savings from the Merger when the two companies have fully integrated their portfolios. It is possible that the estimates of the potential cost savings could ultimately be incorrect. The cost savings estimates also assume we will be able to combine our operations with those of FSKR in a manner that permits those cost savings to be fully realized. If the estimates turn out to be incorrect or if we are not able to successfully combine FSKR’s investment portfolio or business with our operations, the anticipated cost savings may not be fully realized or realized at all or may take longer to realize than expected.

The termination of the Merger Agreement could negatively impact us.

If the Merger Agreement is terminated, there may be various consequences, including:

•

our business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	the market price of our common stock might decline to the extent that the market price prior to termination reflects a market assumption that the Merger will be completed; and

•	the payment of any termination fee, if required under the circumstances, could adversely affect our financial condition or liquidity.

Under certain circumstances, we are obligated to cause a third party to pay FSKR a termination fee upon termination of the Merger Agreement.

No assurance can be given that the Merger will be completed. The Merger Agreement provides for the payment, subject to applicable law, by a third party, of a termination fee of $90.8 million to FSKR, if the Merger Agreement is terminated by us under certain circumstances, including (1) if the Merger is not completed by November 23, 2021 or we willfully or intentionally breach our representations, warranties, covenants or agreements in the Merger Agreement, or (2) an alternative takeover proposal is disclosed after the date of the Merger Agreement and we enter into an agreement with respect to such takeover proposal within twelve (12) months after the Merger Agreement is terminated and such takeover is subsequently completed, subject to applicable law. Our board of directors has approved the amount of the termination fee which may be paid.

The Merger is subject to closing conditions, that, if not satisfied or (to the extent legally allowed) waived, will result in the Merger not being completed, which may result in material adverse consequences to our business and operations.

The Merger is subject to certain conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied.

We will be subject to operational uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger may have an adverse effect on us and, consequently, on the combined company following completion of the Merger. These uncertainties may cause those that deal with us to seek to change their existing business relationships with us. In addition, the Merger Agreement restricts us from taking actions that it might otherwise consider to be in its best interests. These restrictions may prevent us from pursuing certain business opportunities that may arise prior to the completion of the Merger.

Litigation filed against FSK or FSKR in connection with the Merger could result in substantial costs and could delay or prevent the Merger from being completed.

From time to time, FSK and FSKR may be subject to legal actions, including securities class action lawsuits and derivative lawsuits, as well as various regulatory, governmental and law enforcement inquiries, investigations and subpoenas in connection with the Merger. These or any similar securities class action lawsuits and derivative lawsuits, regardless of their merits, may result in substantial costs and divert management time and resources. An adverse judgment in such cases could have a negative impact on FSK and FSKR’s liquidity and financial condition or could prevent the Merger from being completed.

USE OF PROCEEDS

We estimate that net proceeds we will receive from the sale of the Notes in this offering will be approximately $393.9 million, after deducting the underwriting discounts and commissions of approximately $4.0 million payable by us and estimated offering expenses of approximately $600,000 payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including to repay outstanding indebtedness under our financing arrangements. See “Underwriting—Other Relationships” in this prospectus supplement for additional information regarding potential payments to underwriters or their affiliates.

As of March 31, 2021, we had approximately $3.6 billion outstanding under our financing arrangements, of which $818 million was secured indebtedness of our subsidiaries, and approximately $1.4 billion in borrowings available. Below is a summary of our outstanding financing arrangements as of March 31, 2021 (dollar amounts are presented in millions):

	As of March 31, 2021(Unaudited)
FSK Arrangement	Type of Arrangement	Rate	Amount Outstanding		Amount Available	Maturity Date
CCT Tokyo Funding Credit Facility(2)	Revolving Credit Facility	L+1.75% - 2.00%(1)(3)	$50		$250	December 2, 2023
Senior Secured Revolving Credit Facility(2)	Revolving Credit Facility	L+1.75% - 2.00%(1)(4)	416	(5)	1,199	December 23, 2025
4.750% Notes due 2022(6)	Unsecured Notes	4.75%	450		—	May 15, 2022
5.000% Notes due 2022(6)	Unsecured Notes	5.00%	245		—	June 28, 2022
4.625% Notes due 2024(6)	Unsecured Notes	4.63%	400		—	July 15, 2024
4.125% Notes due 2025(6)	Unsecured Notes	4.13%	470		—	February 1, 2025
8.625% Notes due 2025(6)	Unsecured Notes	8.63%	250		—	May 15, 2025
3.400% Notes due 2026(6)	Unsecured Notes	3.40%	1,000		—	January 15, 2026
CLO-1 Notes(2)(7)	Collateralized Loan Obligation	L+1.85% - 3.01%(1)	352		—	January 15, 2031

Total			$3,633		$1,449

(1)	The three-month London Interbank Offered Rate (“LIBOR”) is subject to a 0% floor.

(2)	The carrying amount outstanding under the facility approximates its fair value.

(3)	The spread over LIBOR is determined by reference to the amount outstanding under the facility.

(4)	The spread over LIBOR is determined by reference to the ratio of the value of the borrowing base to the aggregate amount of certain outstanding indebtedness of the Company.

(5)

Amount includes borrowing in Euros, Canadian dollars, pounds sterling and Australian dollars. Euro balance outstanding of €159 has been converted to U.S. dollars at an exchange rate of €1.00 to $1.17 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars. Canadian dollar balance outstanding of CAD92 has been converted to U.S dollars at an exchange rate of CAD1.00 to $0.80 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars. Pounds sterling balance outstanding of £110 has been converted to U.S dollars at an exchange rate of £1.00 to $1.38 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars. Australian dollar balance outstanding of AUD6 has been converted to U.S dollars at an exchange rate of AUD1.00 to $0.76 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars.

(6)

As of March 31, 2021, the fair value of the 4.750% notes, the 5.000% notes, the 4.625% notes, the 4.125% notes, the 8.625% notes and the 3.400% notes was approximately $466, $245, $425, $484, $282 and $993, respectively. These valuations are considered Level 2 valuations within the fair value hierarchy.

(7)

As of March 31, 2021, there were $281.4 of Class A-1R notes outstanding at L+1.85%, $20.5 of Class A-2R notes outstanding at L+2.25%, $32.4 of Class B-1R notes outstanding at L+2.60% and $17.4 of Class B-2R notes outstanding at 3.011%.

In connection with the closing of the Merger, the outstanding indebtedness of FSKR will become our indebtedness. As of March 31, 2021, FSKR had approximately $3.5 billion outstanding under FSKR’s financing arrangements, of which $3.0 billion was secured indebtedness of its subsidiaries, and approximately $1.9 billion in borrowings available. Below is a summary of FSKR’s outstanding financing arrangements as of March 31, 2021 (dollar amounts are presented in millions):

	As of March 31, 2021 (Unaudited)
FSKR Arrangement	Type of Arrangement	Rate	Amount Outstanding		Amount Available	Maturity Date
Senior Secured Revolving Credit Facility(1)	Revolving Credit Facility	L+1.75% - 2.00%(2)(3)	$1,339	(4)	$1,071	December 23, 2025
Darby Creek Credit Facility(1)	Revolving Credit Facility	L+1.95%(2)	212		38	February 26, 2024
Dunlap Credit Facility(1)	Revolving Credit Facility	L+2.00%(2)	375		125	February 26, 2024
Juniata River Credit Facility(1)	Revolving Credit Facility	L+2.50% - L+2.75%(2)	735		515	July 15, 2022 – April 11, 2023(5)
Burholme Prime Brokerage Facility(1)	Prime Brokerage Facility	L+1.25%	—		—	September 26, 2021(6)
Ambler Credit Facility(1)	Revolving Credit Facility	L+2.25%(2)	105		95	November 22, 2024
Meadowbrook Run Credit Facility(1)	Revolving Credit Facility	L+2.25%(2)	210		90	November 22, 2024
4.250% Notes due 2025(7)	Unsecured Notes	4.25%	475		—	February 14, 2025

Total			$3,451		$1,934

(1)	The carrying amount outstanding under the facility approximates its fair value.

(2)	LIBOR is subject to a 0% floor.

(3)	The spread over LIBOR is determined by reference to the ratio of the value of the borrowing base to the aggregate amount of certain outstanding indebtedness of the Company.

(4)

Amount includes borrowings in U.S. dollars, Euros, Canadian dollars, Australian dollars, and pounds sterling. Euro balance outstanding of €123 has been converted to U.S. dollars at an exchange rate of €1.00 to $1.17 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars. Canadian dollar balance outstanding of CAD137 has been converted to U.S. dollars at an exchange rate of CAD1.00 to $0.80 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars. Australian dollar balance outstanding of AUD150 has been converted to U.S. dollars at an exchange rate of AUD1.00 to $0.76 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars. Pounds sterling balance outstanding of £103 has been converted to U.S. dollars at an exchange rate of £1.00 to $1.38 as of March 31, 2021 to reflect total amount outstanding in U.S. dollars.

(5)

The Juniata River Credit Facility is composed of two tranches: a $400 tranche, or Tranche A, with a spread over LIBOR of 2.50% per annum and a maturity date of July 15, 2022, and an $850 tranche, or Tranche B, with a spread over LIBOR of 2.75% per annum and a maturity date of April 11, 2023.

(6)	The Burholme Prime Brokerage Facility generally is terminable upon 179 days’ notice by either party. As of March 31, 2021, neither party had provided notice of its intent to terminate the facility.

(7)	As of March 31, 2021, the fair value of the 4.250% notes was approximately $484. The valuation is considered a Level 2 valuation within the fair value hierarchy.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2021:

(1) on an actual basis;

(2) on a pro forma basis giving effect to the consummation of the Merger;

(3) on an as adjusted basis giving effect to the offering of the Notes and the application of net proceeds from this offering as described in this prospectus supplement under the caption “Use of Proceeds”; and

(4) on an as adjusted basis giving effect to the consummation of the Merger and the offering of the Notes and the application of net proceeds from this offering as described in this prospectus supplement under the caption “Use of Proceeds”.

You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Dollar amounts are presented in millions.

	As of March 31, 2021 (Unaudited)
	Actual FSK	Actual FSKR	Pro Forma Adjustments		Pro Forma(1)	As Adjusted for this Offering(2)	Pro Forma as Adjusted for this Offering(3)
Cash	$144	$252	$(12	)(6)	$384	$144	$384

Debt
Credit facilities payable(4)	$466	$2,976	—		$3,442	$72	$3,048
Unsecured notes payable (net of deferred financing costs of $17 and $0, respectively)	2,777	471	—		3,248	2,777	3,248
Collateralized loan obligations (net of deferred financing costs of $5)	347	—	—		347	347	347
Notes offered hereby(5)	—	—	—		—	400	400

Net Assets	$3,221	$4,304	$(12)		$7,513	$3,221	$7,513

Total liabilities and stockholders’ equity	$6,964	$7,973	$(12)		$14,925	$6,964	$14,925

(1)	Column gives effect to the Merger but not this offering.

(2)	Column gives effect to this offering, but not the Merger.

(3)	Column gives effect to both the Merger and this offering.

(4)

As described in this prospectus supplement under the caption “Use of Proceeds,” we intend to use the net proceeds from this offering for general corporate purposes, including to repay outstanding indebtedness under our financing arrangements.

(5)	Exclusive of underwriting discounts and commissions and offering expenses.

(6)	Pro forma adjustment to cash includes estimated transaction costs of $7.325 and $4.825 for FSK and FSKR, respectively.

SENIOR SECURITIES

Information about our senior securities (including debt securities and other indebtedness) is shown in the table below as of March 31, 2021 and December 31, 2020, 2019, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011. The information as of December 31, 2020 and December 31, 2019 has been derived from our audited financial statements for such period, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm as of such date. The information as of March 31, 2021 has been derived from our unaudited financial statements for such period. The information as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011 has been derived from our audited financial statements for these periods, which have been audited by RSM US LLP, our independent registered public accounting firm as of such dates.

Year Ended December 31,	Total Amount Outstanding Exclusive of Treasury Securities	Asset Coverage per Unit	Involuntary Liquidation Preference per Unit	Average Market Value per Unit (Exclude Bank Loans)
2011	$791	2.89	—	N/A
2012	$1,650	2.52	—	N/A
2013	$1,674	2.58	—	N/A
2014	$1,864	2.27	—	N/A
2015	$1,835	2.20	—	N/A
2016	$1,703	2.35	—	N/A
2017	$1,722	2.33	—	N/A
2018	$3,397	2.23	—	N/A
2019	$4,195	1.92	—	N/A
2020	$4,042	1.77	—	N/A
2021 (as of March 31, 2021, unaudited)	$3,633	1.89	—	N/A

(1)

Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness.

(2)

The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(3)	Not applicable because senior securities are not registered for public trading on an exchange.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the 2.625% Notes due 2027 supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the Notes under the base indenture between us and U.S. Bank National Association, as trustee, dated as of July 14, 2014, as supplemented by a separate supplemental indenture between us and the trustee to be dated as of the settlement date for the Notes. As used in this section, all references to the indenture mean the base indenture as supplemented by the eighth supplemental indenture. The terms of the Notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes. You may request a copy of the indenture from us by making a written request to FS KKR Capital Corp., 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 or by calling us at (215) 495-1150. In addition, the SEC maintains a website at www.sec.gov that contains information we file with the SEC, including the indenture.

For purposes of this description, references to “we,” “our” and “us” refer only to FS KKR Capital Corp. and not to any of its current or future subsidiaries and references to “subsidiaries” refer only to our consolidated subsidiaries and exclude any investments held by FS KKR Capital Corp. in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of FS KKR Capital Corp. and its subsidiaries.

General

The Notes:

•	will be our general unsecured, senior obligations;

•	will initially be issued in an aggregate principal amount of $400,000,000;

•	will mature on January 15, 2027, unless earlier redeemed or repurchased, as discussed below;

•	will bear cash interest from June 17, 2021, at an annual rate of 2.625% payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2022;

•	will be subject to redemption at our option as described in this prospectus supplement under the caption “—Optional Redemption;”

•

will be subject to repurchase by us at the option of the holders following a Change of Control Repurchase Event (as defined in this prospectus supplement under the caption “—Offer to Repurchase Upon a Change of Control Repurchase Event”), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 thereof; and

•

will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in definitive form. See “—Book-Entry, Settlement and Clearance” in this prospectus supplement.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or distributions or issuing or repurchasing our other securities. Other than restrictions described under “—Offer to Repurchase Upon a Change of Control Repurchase Event” and “—Covenants—Merger, Consolidation or Sale of Assets” in this prospectus supplement, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional Notes under the indenture with the same terms (except for the issue date, public offering price, and, if applicable, the initial interest payment date) as the Notes offered hereby in an unlimited aggregate principal amount; provided that, if such additional Notes are not fungible with the Notes offered hereby (or any other tranche of additional Notes) for U.S. federal income tax purposes, then such additional Notes will have different CUSIP numbers from the Notes offered hereby (and any such other tranche of additional Notes).

We do not intend to list the Notes on any securities exchange or any automated dealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as defined below).

Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the corporate trust office of the trustee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at our option payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the security register.

A holder of Notes may transfer or exchange Notes at the office of the security registrar in accordance with the indenture. The security registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a Note will be treated as its owner for all purposes.

Interest

The Notes will bear cash interest at a rate of 2.625% per year until maturity. Interest on the Notes will accrue from June 17, 2021. Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2022.

Interest will be paid to the person in whose name a Note is registered at 5:00 p.m. New York City time, or the close of business, on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, redemption date, the maturity date or any earlier required repurchase date upon a Change of Control Repurchase Event (defined below) of a Note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any Note, any day other than a Saturday, a Sunday or a day on which banking institutions in New York or the city in which the corporate trust office is located are authorized or obligated by law or executive order to close.

Ranking

The Notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The Notes will rank effectively junior to any of our secured indebtedness (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The Notes will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of March 31, 2021, our total consolidated indebtedness was approximately $3.6 billion, approximately $818 million of which was secured indebtedness, all of which was senior indebtedness, and approximately $402 million of which was indebtedness of our subsidiaries. As of March 31, 2021, FSKR’s total consolidated indebtedness was approximately $3.5 billion, approximately $3.0 billion of which was secured indebtedness, all of which was senior indebtedness, and approximately $1.6 billion of which was indebtedness of FSKR’s subsidiaries.

Optional Redemption

We may redeem some or all of the Notes at any time, or from time to time. If we choose to redeem any Notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

•	100% of the principal amount of the Notes to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed through the Par Call Date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 30 basis points.

Notwithstanding the foregoing, at any time on or after December 15, 2026 (the date falling one month prior to the maturity date of the Notes), we may redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date.

If we choose to redeem any Notes, we will deliver a notice of redemption to holders of the Notes not less than 30 nor more than 60 days before the redemption date. If we are redeeming less than all of the Notes, the particular Notes to be redeemed will be selected in accordance with the applicable procedures of the trustee and, so long as the Notes are registered to DTC or its nominee, DTC; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the Notes, on any redemption date, the following terms have the meanings set forth below:

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming the notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means (1) the average of the remaining Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Par Call Date” means December 15, 2026, which is the date that is one month prior to the maturity date of the Notes.

“Quotation Agent” means a Reference Treasury Dealer selected by us.

“Reference Treasury Dealer” means each of (1) RBC Capital Markets, LLC, (2) J.P. Morgan Securities LLC and (3) a primary U.S. government securities dealer selected by SMBC Nikko Securities America, Inc., or their respective affiliates which are primary U.S. government securities dealers and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States, or a Primary Treasury Dealer, we shall select another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue (computed as of the third business day immediately preceding the redemption), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The redemption price and the Treasury Rate will be determined by us.

All determinations made by any Reference Treasury Dealer, including the Quotation Agent, with respect to determining the redemption price will be final and binding absent manifest error.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes in full, we will make an offer to each holder of the Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the 1940 Act and the rules and regulations promulgated thereunder, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The source of funds that will be required to repurchase Notes in the event of a Change of Control Repurchase Event will be our available cash or cash generated from our operations or other potential sources, including funds provided by a purchaser in the Change of Control transaction, borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Repurchase Event to make required repurchases of Notes tendered. The terms of certain of our and our subsidiaries’ financing arrangements provide that certain change of control events will constitute an event of default thereunder entitling the lenders to accelerate any indebtedness outstanding under our and our subsidiaries’ financing arrangements at that time and to terminate the financing arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in our most recent Quarterly Report on Form 10-Q for a general discussion of our and our subsidiaries’ indebtedness. Our and our subsidiaries’ future financing arrangements may contain similar restrictions and provisions. If the holders of the Notes exercise their right to require us to repurchase Notes upon a Change of Control Repurchase Event, the financial effect of this repurchase could cause a default under our and our subsidiaries’ future financing arrangements, even if the Change of Control Repurchase Event itself would not cause a default. It is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Notes and/or our and our subsidiaries’ other debt. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the Notes upon a Change of Control Repurchase Event” in this prospectus supplement for more information.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade by both of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of FS KKR Capital Corp. and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of FS KKR Capital Corp. or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of FS KKR Capital Corp., measured by voting power rather than number of shares; or

(3)	the approval by FS KKR Capital Corp.’s stockholders of any plan or proposal relating to the liquidation or dissolution of FS KKR Capital Corp.

For avoidance of doubt, the Merger shall not constitute a Change of Control.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Controlled Subsidiary” means any subsidiary of FS KKR Capital Corp., 50% or more of the outstanding equity interests of which are owned by FS KKR Capital Corp. and its direct or indirect subsidiaries and of which FS KKR Capital Corp. possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Merger” means the transactions entered into pursuant to the Agreement and Plan of Merger, dated November 23, 2020 (and as the same may be amended), among us, FS KKR Capital Corp. II (“FSKR”), Rocky Merger Sub, Inc. (“Merger Sub”), and FS/KKR Advisor, LLC, pursuant to which Merger Sub will merge with and into FSKR, with FSKR continuing as the surviving company and as a wholly-owned subsidiary of FSK, and, immediately thereafter, FSKR will merge with and into FSK, with FSK continuing as the surviving company.

“Moody’s” means Moody’s Investors Service or any successor thereto.

“Permitted Holders” means (i) us, (ii) one or more of our Controlled Subsidiaries and (iii) the Advisor, any affiliate of the Advisor or any entity that is managed by the Advisor that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Rating Agency” means:

(1)	each of Fitch and Moody’s; and

(2)

if either Fitch or Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or Moody’s, or both, as the case may be.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Covenants

In addition to the covenants described in the base indenture, the following covenants shall apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants shall govern:

Merger, Consolidation or Sale of Assets

The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of FS KKR Capital Corp. or its Controlled Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in any one transaction or series of related transactions unless:

•

we are the surviving person, or the Surviving Person, or the Surviving Person (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the United States of America or any state or territory thereof;

•

the Surviving Person (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing; and

•

we shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with.

For the purposes of this covenant, the sale, transfer, lease, conveyance or other disposition of all the property of one or more of our subsidiaries, which property, if held by us instead of such subsidiaries, would constitute all or substantially all of our property on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our property.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a person. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction. Although these types of transactions may be permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control that results in a Change of Control Repurchase Event permitting each holder to require us to repurchase the Notes of such holder as described above.

An assumption by any person of obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Other Covenants

•

We agree that for the period of time during which the Notes are outstanding, we will not violate, whether or not we are subject to, Section 18(a)(1)(A) of the 1940 Act as modified by Section 61(a)(1) and (2) of the 1940 Act or any successor provisions, as such obligations may be amended or superseded, giving effect to any exemptive relief granted to us by the SEC.

•

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with GAAP, as applicable.

Events of Default

Each of the following will be an event of default:

(1)	default in the payment of any interest upon any Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its maturity including upon any redemption date or required repurchase date;

(3)

default by us in the performance, or breach, of any covenant or agreement in the indenture or the Notes (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the Notes), and continuance of such default or breach for a period of 60 consecutive days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach ad requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

(4)

default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Exchange Act (but excluding any subsidiary which is (a) a non-recourse or limited recourse subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with FS KKR Capital Corp. for purposes of GAAP), with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5)

pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, on the last business day of each of 24 consecutive calendar months, any class of securities shall have an asset coverage (as such term is used in the 1940 Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any exemptive relief granted to us by the SEC; or

(6)	certain events of bankruptcy, insolvency, or reorganization involving us occur and remain undischarged or unstayed for a period of 60 days.

If an event of default occurs and is continuing, then and in every such case (other than an event of default specified in item (6) above) the trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the entire principal amount of Notes to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. Notwithstanding the foregoing, in the case of the events of bankruptcy, insolvency or reorganization described in item (6) above, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable.

At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all overdue installments of interest, if any, on all outstanding Notes, the principal of (and premium, if any, on) all outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates borne by or provided for in such Notes, to the extent that payment of such interest is lawful interest upon overdue installments of interest at the rate or rates borne by or provided for in such Notes, and all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, and (ii) all events of default with respect to the Notes, other than the nonpayment of the principal of (or premium, if any, on) or interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i)	such holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes;

(ii)	the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the trustee to institute proceedings in respect of such event of default;

(iii)

such holder or holders have offered to the trustee indemnity, security, or both, satisfactory to the trustee, against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

Notwithstanding any other provision in the indenture, the holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any, on) and interest, if any, on such Note on the stated maturity or maturity expressed in such Note (or, in the case of redemption, on the redemption date or, in the case of repayment at the option of the holders, on the repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to the foregoing, the holders of a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes, provided that (i) such direction shall not be in conflict with any rule of law or with the indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that it determines in good faith may involve it in personal liability or be unjustly prejudicial to the holders of Notes not consenting.

The holders of not less than a majority in principal amount of the outstanding Notes may on behalf of the holders of all of the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default (i) in the payment of (or premium, if any, on) or interest, if any, on any Note, or (ii) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

We are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating that to the knowledge of the signers whether we are in default in the performance of any of the terms, provisions or conditions of the indenture.

Within 90 days after the occurrence of any default under the indenture with respect to the Notes, the trustee shall transmit notice of such default known to the trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest, if any, on any Note, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors of the trustee in good faith determines that withholding of such notice is in the interest of the holders of the Notes.

Satisfaction and Discharge; Defeasance

We may satisfy and discharge our obligations under the indenture by delivering to the security registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, or otherwise, moneys sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

In addition, the Notes are subject to defeasance and covenant defeasance, in each case, in accordance with the terms of the indenture.

Trustee

U.S. Bank National Association is the trustee, security registrar and paying agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction.

Book-Entry, Settlement and Clearance

Global Notes

The Notes will be initially issued in the form of one or more registered Notes in global form, without interest coupons, or the Global Notes. Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC, or the DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Notes; and

•

will not be considered the owners or holders of the Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the Notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests that its Notes be issued in physical, certificated form.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the material U.S. federal income tax considerations (and, in the case of a non-U.S. holder (as defined below), the material U.S. federal estate tax considerations) applicable to purchasing, owning, and disposing of the Notes. This summary addresses only those holders who purchase Notes in this offering at the public offering price. Moreover, this summary does not purport to be a complete description of the income tax considerations applicable to such an investment and does not address any state, local or non-U.S. income or other tax considerations. The discussion is based upon the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury, or the Treasury Regulations, and administrative and judicial interpretations, each as of the date of this prospectus supplement and all of which are subject to change, potentially with retroactive effect. Investors should consult their own tax advisors with respect to tax considerations that pertain to their investment in the Notes.

This discussion deals only with Notes held as capital assets within the meaning of Section 1221 of the Code and does not cover possible income tax considerations to beneficial owners (referred to in this discussion as “holders”) with special circumstances, including the U.S. federal income tax consequences applicable to holders such as financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies and regulated investment companies (and stockholders of such corporations), dealers in securities or currencies, traders in securities, former citizens of the United States, persons holding the Notes as a hedge against currency risks or as a position in a “straddle,” “hedge,” “constructive sale transaction” or “conversion transaction” (as those terms are defined under the Code), entities that are tax-exempt for U.S. federal income tax purposes, retirement plans, individual retirement accounts, tax-deferred accounts, persons subject to the alternative minimum tax, pass-through entities (including partnerships and other entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of such pass-through entities, or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. This discussion also does not deal with holders of the Notes other than original purchasers of the Notes who acquire the Notes in this offering for a price equal to their original issue price (i.e., the first price at which a substantial amount of the Notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Investors considering purchasing the Notes should consult their own tax advisors concerning the application of the U.S. federal, state and local tax laws to their individual circumstances, as well as any consequences to such investors relating to purchasing, owning and disposing of the Notes under the laws of any non-U.S. taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a holder of a Note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust (a) subject to the control of one or more United States persons (as defined under the Code) and the primary supervision of a court in the United States, or (b) that has in force a valid election (under applicable Treasury Regulations) to be treated as a United States person, or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source. The term “non-U.S. holder” means a holder of a Note that is neither a U.S. holder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any Notes, the U.S. federal income tax treatment of a partner, member or owner of such entity generally will depend upon the status of such partner, member or owner, the activities of such entity and certain determinations made at the partner, member or owner level. Such entities holding Notes, and persons holding interests in such entities, should each consult their own tax advisors as to the consequences of investing in the Notes in their individual circumstances.

Taxation of U.S. Holders

Payments or accruals of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are received (actually or constructively) or accrued, in accordance with the U.S. holder’s regular method of tax accounting.

If the issue price of a Note is less than its stated principal amount by more than, or an amount equal to, a specified de minimis amount, the Note will be considered as having been issued for U.S. federal income tax purposes with original issue discount (“OID”) in an amount equal to such excess. If the Note is issued with OID, a U.S. holder generally will be required to include the OID in gross income as ordinary interest income as the OID accrues, in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which a Note is held by a U.S. holder using a constant yield to maturity method that reflects the compounding of interest. This means that a U.S. holder will be required to include increasingly greater amounts of OID over time.

If a U.S. holder purchases a Note in this offering at a price that exceeds the stated principal amount of the Note, such holder will be considered to have purchased the Note with amortizable bond premium equal to the amount of that excess. A U.S. holder generally may elect to amortize the premium using a constant yield method over the remaining term of the Note as an offset to interest when included in income in accordance with such holder’s regular method of tax accounting. This election to amortize premium on a constant yield method will apply to all debt obligations (other than debt obligations the interest on which is excludable from gross income) held by such holder as of the beginning of, or acquired during or after, the first taxable year for which the election applies and may not be revoked without the consent of the Internal Revenue Service, or the IRS. If a U.S. holder makes the election to amortize bond premium with respect to a Note, such holder will be required to reduce its adjusted tax basis in such Note by the amount of the premium amortized. If a U.S. holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on the sale, exchange, redemption, retirement or other taxable disposition of the Note. Prospective investors should consult their own tax advisors regarding this election.

Upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s initial investment in the Note, reduced by the amount of any bond premium previously amortized by the U.S. holder with respect to the Note as well as any cash payments on the Note other than qualified stated interest. Capital gain or loss generally will be long- term capital gain or loss if the U.S. holder’s holding period in the Note was more than one year. Long-term capital gains generally are taxed at reduced rates for individuals and certain other non-corporate U.S. holders, and the deductibility of capital losses is subject to limitations.

Taxation of Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or withholding taxes on payments of principal or interest on a Note, provided that (i) income on the Note is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, (ii) in the case of interest income, the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, does not own (actually or constructively) 10 percent or more of the total combined voting power of all classes of our stock and is not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership and (iii) the non-U.S. holder provides a statement on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) signed under penalties of perjury that includes the non-U.S. holder’s name and address and certifies that it is not a United States person in compliance with applicable requirements, or satisfies documentary evidence requirements for establishing that it is a non-U.S. holder. The amount of interest paid to a non-U.S. holder on the Notes will be reported to the non-U.S. holder and the IRS annually on IRS Form 1042-S even if the non-U.S. holder is exempt from the U.S. federal income or withholding taxes described above. Copies of the information returns reporting those payments and the amounts withheld also may be made available to the tax authorities in the country where the non-U.S. holder is resident under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding on payments of interest on the Notes at a rate of 30 percent unless (i) the income is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. federal income tax on a net income basis in the same manner as U.S. holders generally, or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, such withholding tax. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide a properly executed IRS Form W-8BEN or IRS Form W-BEN-E (or other applicable form) and, to claim exemption from withholding tax because the interest income is effectively connected with a U.S. trade or business, the non-U.S. holder must timely provide a properly executed IRS Form W-8ECI (or other applicable form).

In the case of a non-U.S. holder that is a corporation and receives income that is effectively connected with the conduct of a U.S. trade or business, such income may also be subject to a branch profits tax (which is generally imposed on a non-U.S. corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30 percent rate. The branch profits tax may not apply (or may apply at a reduced rate) if the non-U.S. holder is eligible for benefits under an applicable income tax treaty.

Generally, a non-U.S. holder will not be subject to U.S. federal income or withholding taxes on any amount that constitutes capital gain upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, unless the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an income tax treaty applies, is attributable to a United States “permanent establishment” maintained by the non-U.S. holder). However, if an individual non-U.S. holder is present in the United States for 183 or more days during the taxable year in which the sale, exchange, redemption, retirement or other taxable disposition of a Note occurs, and certain other conditions exist, such U.S. holder will be subject to a flat 30 percent U.S. federal income tax on any resulting gain (except to the extent otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. losses. Non-U.S. holders should consult their own tax advisors with regard to whether taxes will be imposed on capital gain in their individual circumstances.

A Note that is held by an individual who, at the time of such individual’s death, is not a citizen or resident of the United States, for U.S. federal estate tax purposes, generally will not be subject to the U.S. federal estate tax, unless, at the time of death, (i) such individual owns (actually or constructively) 10 percent or more of the total combined voting power of all classes of our stock or (ii) such individual’s interest in the Notes is effectively connected with the individual’s conduct of a U.S. trade or business.

Information Reporting and Backup Withholding

A U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding on, and information reporting requirements with respect to, payments of principal or interest on, and proceeds from the sale, exchange, redemption, retirement or other taxable disposition of, the Notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding at the applicable statutory rate may apply. Non-U.S. holders generally are exempt from information reporting and backup withholding, provided, if necessary, that they demonstrate their qualification for exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder generally would be allowed as a refund or a credit against such holder’s U.S. federal income tax provided the required information is timely furnished to the IRS.

Tax Shelter Reporting Regulations

Under applicable U.S. Treasury Regulations, if a U.S. holder recognizes a loss with respect to the Notes of

$2 million or more for a non-corporate U.S. holder or $10 million or more for a corporate U.S. holder in any single taxable year (or a greater loss over a combination of taxable years), the U.S. holder may be required to file with the IRS a disclosure statement on IRS Form 8886. Direct U.S. holders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. holders of securities issued by a RIC are not exempt from such reporting. Future guidance may extend the current exception from this reporting requirement to U.S. holders of securities issued by most or all RICs. The fact that a loss is reportable under these U.S. Treasury Regulations does not affect the legal determination of whether a taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. holders of the Notes should consult their own tax advisors to determine the applicability of these U.S. Treasury Regulations in light of their individual circumstances.

Medicare Tax on Net Investment Income

A 3.8 percent tax is imposed under Section 1411 of the Code on the “net investment income” of certain U.S. citizens and residents and on the undistributed net investment income of certain estates and trusts. Among other items, net investment income generally includes payments of interest on, and net gains recognized from the sale, exchange, redemption, retirement or other taxable disposition of, the Notes, less certain deductions. Prospective investors in the Notes should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act provisions of the Code, or FATCA, the related Treasury Regulations and other IRS administrative guidance promulgated thereunder, when applicable, generally impose a U.S. federal withholding tax of 30 percent on (i) interest on a debt obligation that produces U.S. source interest and (ii) to certain non-U.S. entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Prospective investors in the Notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules to them based on their particular circumstances.

THE PRECEDING DISCUSSION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL THE APPLICABLE TAX CONSEQUENCES TO A HOLDER OF PURCHASING, OWNING OR DISPOSING OF THE NOTES, NOR IS IT INTENDED TO CONSTITUTE TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES IN THEIR INDIVIDUAL CIRCUMSTANCES.

UNDERWRITING

RBC Capital Markets, LLC, J.P. Morgan Securities LLC and SMBC Nikko Securities America, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement between us and the representatives, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of
RBC Capital Markets, LLC	$54,400,000
J.P. Morgan Securities LLC	$54,400,000
SMBC Nikko Securities America, Inc.	$54,400,000
BMO Capital Markets Corp.	$34,000,000
MUFG Securities Americas Inc.	$34,000,000
KKR Capital Markets LLC	$34,000,000
ING Financial Markets LLC	$20,400,000
Truist Securities, Inc.	$20,400,000
HSBC Securities (USA) Inc.	$17,000,000
Mizuho Securities USA LLC	$17,000,000
BofA Securities, Inc.	$5,715,000
Citigroup Global Markets Inc.	$5,715,000
SG Americas Securities, LLC	$5,715,000
Barclays Capital Inc.	$5,714,000
Deutsche Bank Securities Inc.	$5,714,000
Goldman Sachs & Co. LLC	$5,714,000
Morgan Stanley & Co. LLC	$5,714,000
BNP Paribas Securities Corp.	$2,857,000
Credit Suisse Securities (USA) LLC	$2,857,000
Compass Point Research & Trading, LLC	$2,857,000
ICBC Standard Bank Plc	$2,857,000
R. Seelaus & Co., LLC	$2,857,000
Keefe, Bruyette & Woods, Inc.	$2,857,000
U.S. Bancorp Investments, Inc.	$2,857,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase Notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Notes constituting part of its allotment solely outside the United States.

Commissions and Discounts

The following table shows the total underwriting discounts that we are to pay to the underwriters in connection with this offering.

	Per Note	Total
Public offering price	99.623%	$398,492,000
Underwriting discount (sales load)	1.000%	$4,000,000
Proceeds, before expenses, to us	98.623%	$394,492,000

The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of 0.500% of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The expenses of the offering, not including the underwriting discount, are estimated at $600,000 and are payable by us.

No Sales of Similar Securities

Subject to certain exceptions, we have agreed not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any debt securities issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by us or file or cause to be declared effective a registration statement under the Securities Act with respect to any of the foregoing, without the consent of the representatives, until the settlement date of this offering. This consent may be given at any time without public notice.

Listing

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. We have been advised by certain of the underwriters that certain of the underwriters presently intend to make a market in the Notes after completion of this offering as permitted by applicable laws and regulations. Such underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of such underwriters without any notice. Accordingly, no assurance can be given that an active and liquid public trading market for the Notes will develop or be maintained. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Alternative Settlement Cycle

We expect that delivery of the Notes offered hereby will be made against payment therefor on or about June 17, 2021, which will be the fifth business day following the date of the pricing of the Notes offered hereby (such settlement being herein referred to as “T+6”). Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes offered hereby prior to the date of delivery hereunder will be required, by virtue of the fact that the Notes offered hereby initially will settle in T+6 business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Electronic Offer, Sale and Distribution of Notes

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses, including acting as underwriter for our and our affiliates’ securities offerings.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours and our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, the underwriters or their respective affiliates routinely hedge, or may hedge, its credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

KKR Capital Markets LLC, an affiliate of the Company, in its capacity as a Joint Book-Running Manager, may participate in the offering of the Notes described herein. KKR Capital Markets LLC’s participation in the offering of the Notes could be considered an agency cross transaction for purposes of Section 206(3) of the Advisers Act. The Adviser, KKR Capital Markets LLC, their affiliates and their agents and advisors face a potentially conflicting division of loyalties and responsibilities regarding any such transaction. Under Section 206(3) of the Advisers Act, agency cross transactions, if any, require client consent. Each purchaser of Notes or of any beneficial interest therein, and each subsequent transferee thereof, will be deemed by its acquisition of such Notes (or beneficial interest therein) to have provided its consent to the transactions and procedures described above.

Certain of the net proceeds from the sale of the Notes, not including underwriting compensation, may be paid to affiliates of certain of the underwriters as lenders under certain of our financing arrangements. For example, an affiliate of J.P. Morgan Securities LLC is the administrative agent and a lender under the Company’s senior secured revolving credit facility (the “Senior Secured Revolving Credit Facility”) and the administrative agent and a lender under the credit facility of Juniata River, LLC, a wholly-owned special purpose financing subsidiary of FSKR, and affiliates of ING Financial Markets LLC and Truist Securities, Inc. are agents and lenders, and BMO Capital Markets Corp. and affiliates of certain other underwriters are lenders, under the Senior Secured Revolving Credit Facility. In addition, an affiliate of SMBC Nikko Securities America, Inc. is the administrative agent, collateral agent and a lender under the credit facility of CCT Tokyo Funding LLC, a wholly-owned special purpose financing subsidiary of the Company. Further, J.P. Morgan Securities LLC acted as an advisor with respect to the listing of our shares of common stock on the NYSE and it, as well as certain of the underwriters herein, or their respective affiliates, were underwriters or purchasers with respect to the issuance of certain of the Company’s outstanding series of notes. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

The principal business address of RBC Capital Markets, LLC is 200 Vesey Street, New York, New York 10281. The principal business address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, New York 10079. The principal business address of SMBC Nikko Securities America, Inc. is 277 Park Avenue, New York, New York 10172.

Notice to the Prospective Investors in the European Economic Area

In relation to each European Economic Area Member State (each a “Relevant Member State”), no notes have been offered or will be offered pursuant to this offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation (as defined below), except that the Notes may be offered to the public in that Relevant Member State at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Notes shall require the Company or any bank to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an ‘ offer to the pub li c’ in relation to the Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, and the expression “Prospectus Regulation” means Regulation (EU) 20 I 7/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, this offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:

(i)	it is a qualified investor within the meaning of the Prospectus Regulation; and

(ii)

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the Notes acquired by it in this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the underwriters has been given to the offer or resale; or where the Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Regulation as having been made to such persons.

No key information document required by Regulation (EU) No 1286 /2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in a Relevant Member State has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in a Relevant Member State may be unlawful under the PRIIPs Regulation.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire notes in this offering.

Notice to Prospective Investors in the United Kingdom

This Prospectus and any other material in relation to the notes described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this Prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”); or (iii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The Notes are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the Notes will be engaged in only with, the Relevant Persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this Prospectus or any of its contents.

No notes have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Notes which has been approved by the Financial Conduct Authority, except that the Notes may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the initial purchasers for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000;

provided that no such offer of the Notes shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes and the expression “UK Prospectus Regulation” means Regulation (EU)2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

No key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK PRJIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRJIPs Regulation.

Each person in the UK who acquires any notes in the Offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons known as the Exempt Investors who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the Notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or any other associated documents nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Residents of the People’s Republic of China (excluding Hong Kong, Macau and Taiwan)

This prospectus does not constitute a recommendation to acquire, an invitation to apply for or buy, or an offer to apply for or buy, a solicitation of interest in the application or purchase, of any securities, any interest in any securities investment fund or any other financial investment product, in the People’s Republic of China (for the purpose of this prospectus excluding Taiwan, Hong Kong and Macau) (“PRC”). This prospectus is solely for use by Qualified Domestic Institutional Investors and other qualified investors duly licensed in accordance with applicable laws of the PRC and must not be circulated or disseminated in the PRC for any other purpose. Any person or entity resident in the PRC must satisfy himself/itself that all applicable PRC laws and regulations have been complied with, and all necessary government approvals and licenses (including any investor qualification requirements) have been obtained, in connection with his/its investment outside of the PRC.

Notice to Prospective Investors in Hong Kong

Warning—The contents of this prospectus supplement have not been reviewed, approved or endorsed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice.

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (“SFO”) and any rules made under the SFO, including the Securities and Futures (Professional Investor) Rules (Chapter 571D of the Laws of Hong Kong); or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (“CWUMPO”) or which do not constitute an offer to the public within the meaning of the CWUMPO. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO. This prospectus supplement is intended solely for the use of the person to whom it has been delivered for the purpose of evaluating a possible investment by the recipient in the Notes described herein, and is not to be reproduced or distributed to any other persons (other than professional advisors of the prospective investor receiving this prospectus supplement).

Notice to Prospective Investors in Israel

No action has been, or will be, taken in Israel that would permit an offering of the Notes or a distribution of this prospectus supplement and the accompanying prospectus to the public in Israel. In particular, neither the prospectus supplement nor the accompanying prospectus has been reviewed or approved by the Israel Securities Authority. The Notes are being offered to a limited number of qualified investors listed on the first addendum of the Securities Law (a “Qualified Investor”), in all cases under the circumstances that will fall within the private placement exemption of the Israeli Securities Law of 1968 (“Securities Law”). This prospectus supplement and the accompanying prospectus may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been sent. Any investor in the Notes shall be required to declare in writing prior to such purchase that it qualifies as a Qualified Investor, agrees to be deemed a Qualified Investor, and is aware of the consequences of being classified as a Qualified Investor, that it will comply with the guidelines of the Israel Securities Authority with respect to the sale or offer of securities to Qualified Investors (including those published on September 21, 2014), and that it is purchasing the Notes for its own benefit and on its own account and not with the aim or intention of distributing or offering the Notes to other parties. Nothing in this prospectus supplement or the accompanying prospectus should be considered ‘investment advice’, or ‘investment marketing’ as defined in the Regulation of Investment Advice, Investment Marketing and Portfolio Management Law of 1995. Any investor who purchases the Notes shall be required to declare in writing that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the Notes, without relying on any of the materials provided.

Notice to Prospective Investors in Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 3-123-2017 dated 9/4/1439H (corresponding to 27/12/2017G) as amended by resolution number 1-104-2019 dated 01/02/1441H (corresponding to 30/09/2019G), as amended. The CMA does not make any representation as to the accuracy or completeness of this prospectus supplement and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the Notes offered hereby should conduct their own due diligence on the accuracy of the information relating to the Notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the Notes. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the Notes and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, the Company and the underwriters in the offering are exempt from the requirement to provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of Notes by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Notes outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Notes will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Notes and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Notes or with respect to the eligibility of the Notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

Certain legal matters regarding the securities offered hereby have been passed upon for us by Dechert LLP, Philadelphia, Pennsylvania, and certain matters with respect to Maryland law have been passed upon by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters in connection with the offering have been passed upon for the underwriters by Ropes & Gray LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The 2020 and 2019 consolidated financial statements and the retrospective adjustments to the 2018 consolidated financial statements of the Company incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the 2020 and 2019 consolidated financial statements, (2) express an unqualified opinion on the retrospective adjustments to the 2018 consolidated financial statements, and (3) express an unqualified opinion of the effectiveness of internal control over financial reporting).

The consolidated statements of operations, changes in net assets and cash flows of the Company for the year ended December 31, 2018 incorporated by reference in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph explaining that RSM US LLP was not engaged to audit the restatement of the Company’s disclosures about share and per-share information for the year ended December 31, 2018, as discussed in Note 3 to the financial statements), and has been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The 2020 and 2019 consolidated financial statements and the retrospective adjustments to the 2018 consolidated financial statements of FSKR incorporated in this prospectus supplement by reference from FSKR’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of FSKR’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the 2020 and 2019 consolidated financial statements, (2) express an unqualified opinion on the retrospective adjustments to the 2018 consolidated financial statements, and (3) express an unqualified opinion of the effectiveness of internal control over financial reporting).

The consolidated statements of operations, changes in net assets and cash flows of FSKR for the year ended December 31, 2018 incorporated by reference in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph explaining that RSM US LLP was not engaged to audit the restatement of FSKR’s disclosures about share and per-share information for the year ended December 31, 2018, as discussed in Note 3 to the financial statements), and has been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

This prospectus supplement is part of a registration statement that we have filed with the SEC. Pursuant to the Small Business Credit Availability Act, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus supplement, and later information that we file with the SEC will automatically update and, where applicable, supersede this information.

We incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus supplement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed by us with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 30, 2021 ;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 10, 2021; and

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 14, 2021 and May 24, 2021.

In addition, this prospectus supplement incorporates by reference the documents set forth below that have previously been filed by FSKR with the SEC:

•

FSKR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on April 30, 2021 ;

•	FSKR’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 10, 2021; and

•	FSKR’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on May 14, 2021 and May 24, 2021

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by calling us collect at (215) 495-1150 or on our website at www.fskkradvisor.com/fsk. The documents filed by FSKR with the SEC and incorporated by reference herein are available free of charge by calling us collect at (215) 495-1150 or on FSKR’s website at www.fskkradvisor.com/fskr. Information contained on our and FSKR’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us and FSKR with the SEC which are available free of charge on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by sending a request by email to: publicinfo@sec.gov.

PROSPECTUS

$1,500,000,000

Common Stock

Preferred Stock

Warrants

Subscription Rights

Debt Securities

We are a specialty finance company that invests primarily in the debt securities of private middle market U.S. companies. Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. Our investments and activities are managed by FS/KKR Advisor, LLC, or the Advisor, a registered investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act, that is jointly operated by an affiliate of Franklin Square Holdings, L.P., or FS Investments, and by KKR Credit Advisors (US) LLC, or KKR Credit.

We may offer, from time to time, in one or more offerings or series, together or separately, up to $1,500,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities, which we refer to, collectively, as the “securities”. We may sell our common stock through underwriters or dealers, “at-the-market” to or through a market maker into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms to be described in one or more supplements to this prospectus. In the event we offer common stock, the offering price per share of our common stock exclusive of any underwriting commissions or discounts will not be less than the net asset value per share of our common stock at the time we make the offering except (1) in connection with a rights offering to our existing stockholders, (2) with the consent of the majority of our common stockholders and approval of our board of directors or (3) under such circumstances as the Securities and Exchange Commission, or the SEC, may permit. In past years, we obtained the approval of our stockholders to issue shares of common stock at prices below the then-current net asset value of our common stock, subject to certain conditions, during the twelve-month periods beginning on the date of such approvals. The current authorization expires on December 3, 2019. At our 2019 annual stockholder meeting, we will again seek the approval of our stockholders to issue shares of our common stock at prices below the then-current net asset value per share for a twelve-month period following stockholder approval. See “Risk Factors” and “Sales of Common Stock Below Net Asset Value” for more information.

Our common stock is traded on the New York Stock Exchange, LLC, or the NYSE, under the ticker symbol “FSK”. The last reported closing price for our common stock on May 1, 2019 was $6.30 per share. The net asset value of our common stock on December 31, 2018 (the last date prior to the date of this prospectus for which we publicly disclosed our net asset value) was $7.84 per share.

We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.

Investing in our securities may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. See “Risk Factors” beginning on page 9 of this prospectus, in our most recent Annual Report on Form 10-K, in any of our other filings with the SEC, and in any applicable prospectus supplement to read about the risks you should consider before buying our securities, including the risk of leverage.

This prospectus describes some of the general terms that may apply to an offering of our securities. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update, or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, and any related free writing prospectus, and the documents incorporated by reference, before buying any of the securities being offered. We file annual, quarterly and current reports, proxy statements and other information about us with the SEC. This information is available free of charge by contacting us at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, by calling us collect at (215) 495-1150 or by visiting our website at www.fskkrcapitalcorp.com. Information contained on our website is not incorporated by reference into this prospectus or any supplements to this prospectus, and you should not consider that information to be part of this prospectus or any supplements to this prospectus. The contact information provided above may be used by you to make investor inquiries. The SEC also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 3, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using the “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may offer from time to time up to $1,500,000,000 of our common stock, preferred stock, warrants representing rights to purchase shares of our common stock, preferred stock or debt securities, subscription rights or debt securities on the terms to be determined at the time of the offering. We may sell our common stock through underwriters or dealers, “at-the-market” to or through a market maker, into an existing trading market or otherwise directly to one or more purchasers or through agents or through a combination of methods of sale. The identities of such underwriters, dealers, market makers or agents, as the case may be, will be described in one or more supplements to this prospectus. The securities may be offered at prices and on terms described in one or more supplements to this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and the prospectus and prospectus supplement will together serve as the prospectus.

Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described below under “Incorporation by Reference” and “Where You Can Find More Information.” In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close, or any day that the NYSE is closed for trading.

You should rely only on the information contained in this prospectus, any accompanying prospectus supplement, any free writing prospectus, the documents incorporated by reference in this prospectus and any applicable prospectus supplement, or any other information which we have referred you when considering whether to purchase any securities offered by this prospectus. We have not authorized any other person to provide you with different information from that contained in this prospectus and accompanying prospectus supplements or free writing prospectuses. The information contained in this prospectus, accompanying prospectus supplements and free writing prospectuses is complete and accurate only as of its date. If there is a material change in our affairs, we will amend or supplement these documents only as required by law.

Unless otherwise noted in this prospectus, the terms “we,” “us,” “our,” the “Company” and “FSK” refer to FS KKR Capital Corp. In addition, the term “Advisor” refers to FS/KKR Advisor, LLC.

i

ii

FS KKR CAPITAL CORP.

We were incorporated under the Maryland General Corporation Law on December 21, 2007 and formally commenced investment operations on January 2, 2009. We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As such, we are required to comply with certain regulatory requirements. In addition, we have elected to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. As of December 31, 2018, we had total assets of approximately $7.7 billion.

We are managed by the Advisor, a registered investment adviser under the Advisers Act, which oversees the management of our operations and is responsible for making investment decisions with respect to our portfolio. The Advisor is jointly operated by an affiliate of FS Investments and KKR Credit.

Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. We currently seek to meet our investment objectives by:

•	utilizing the experience and expertise of the Advisor in sourcing, evaluating and structuring transactions;

•	employing a defensive investment approach focused on long-term credit performance and principal protection;

•

focusing primarily on debt investments in a broad array of private U.S. companies, including middle market companies, which we define as companies with annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of $25 million to $100 million at the time of investment. In many market environments, we believe such a focus offers an opportunity for superior risk adjusted returns;

•	investing primarily in established, stable enterprises with positive cash flows; and

•

maintaining rigorous portfolio monitoring, in an attempt to anticipate and pre-empt negative credit events within our portfolio, such as an event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company.

Our portfolio is comprised primarily of investments in senior secured loans and second lien secured loans of private middle market U.S. companies and, to a lesser extent, subordinated loans of private U.S. companies. Although we do not expect a significant portion of our portfolio to be comprised of subordinated loans, there is no limit on the amount of such loans in which we may invest. We may purchase interests in loans or make other debt investments, including investments in senior secured bonds, through secondary market transactions in the “over-the-counter” market or directly from our target companies as primary market or directly originated investments. In connection with our debt investments, we may on occasion receive equity interests such as warrants or options as additional consideration. We may also purchase or otherwise acquire interests in the form of common or preferred equity or equity-related securities, such as rights and warrants that may be converted into or exchanged for common stock or other equity or the cash value of common stock or other equity, in our target companies, generally in conjunction with one of our debt investments, including through the restructuring of such investments, or through a co-investment with a financial sponsor, such as an institutional investor or private equity firm. In addition, a portion of our portfolio may be comprised of corporate bonds, structured products, other debt securities and derivatives, including total return swaps and credit default swaps. The Advisor will seek to tailor our investment focus as market conditions evolve. Depending on market conditions, we may increase or decrease our exposure to less senior portions of the capital structure or otherwise make opportunistic investments, such as where the market price of loans, bonds or other securities reflects a lower value than deemed warranted by the Advisor’s fundamental analysis, which may occur due to general dislocations in the markets, a misunderstanding by the market of a particular company or an industry being out of favor with the broader investment community and may include event driven investments, anchor orders and structured products.

The senior secured loans, second lien secured loans and senior secured bonds in which we invest generally have stated terms of three to seven years and subordinated debt investments that we make generally have stated terms of up to ten years, but the expected average life of such securities is generally between three and seven years. However, there is no limit on the maturity or duration of any security in our portfolio. Our debt investments may be rated by a nationally recognized statistical rating organization, or NRSRO, and, in such case, generally will carry a rating below investment grade (rated lower than “Baa3” by Moody’s Investors Service, Inc., or Moody’s, or lower than “BBB-” by Standard & Poor’s Ratings Services, or S&P), which investments are often referred to as “junk.” We also invest in non-rated debt securities.

To seek to enhance our returns, we employ leverage as market conditions permit and at the discretion of the Advisor, but in no event will leverage employed exceed the maximum amount permitted by the 1940 Act. With certain limited exceptions, we are only allowed to borrow amounts or issue debt securities if our asset coverage, as calculated pursuant to the 1940 Act, equals at least 200% immediately after such borrowing. In other words, we may borrow $1 for investment purposes for every $1 of investor equity. The minimum asset coverage requirement applicable to BDCs under the 1940 Act, however, is currently 150% provided that certain disclosure and approval requirements are met. We are seeking stockholder approval to reduce our asset coverage ratio to 150% at the 2019 annual meeting of the stockholders. If our stockholders approve the reduction of our asset coverage ratio, we will be permitted to borrow $2 for investment purposes for every $1 dollar of investor equity.

As a BDC, we are subject to certain regulatory restrictions in making our investments. For example, BDCs generally are not permitted to co-invest with certain affiliated entities in transactions originated by the BDC or its affiliates in the absence of an exemptive order from the U.S. Securities and Exchange Commission, or the SEC. However, BDCs are permitted to, and may, simultaneously co-invest in transactions where price is the only negotiated term. In an order dated April 3, 2018, the SEC granted exemptive relief permitting us, subject to the satisfaction of certain conditions, to co-invest in certain privately negotiated investment transactions, including investments originated and directly negotiated by the Advisor or KKR Credit, with certain affiliates of the Advisor, or our co-investment affiliates. We believe this relief will enhance our ability to further our investment objectives and strategy. We believe this relief may also increase favorable investment opportunities for us, in part, by allowing us to participate in larger investments, together with our co-investment affiliates, than would be available to us if such relief had not been obtained.

As of May 3, 2019, no person was deemed to control us, as such term is defined in the 1940 Act.

Corporate Capital Trust, Inc. Acquisition and Investment Advisory Agreement

On December 19, 2018, we completed our acquisition of Corporate Capital Trust, Inc., or CCT, pursuant to that certain Agreement and Plan of Merger, or the Merger Agreement, dated as of July 22, 2018, by and among us, CCT, IC Acquisition, Inc., a former wholly-owned subsidiary of the Company, or Merger Sub, and the Advisor. Pursuant to the Merger Agreement, CCT was first merged with and into Merger Sub, with CCT as the surviving corporation, and, immediately following such merger, CCT was then merged with and into the Company, with the Company as the surviving company, or the Merger. In accordance with the terms of the Merger Agreement, at the time of the transactions contemplated by the Merger Agreement, each outstanding share of CCT common stock was converted into the right to receive 2.3552 shares of our common stock. As a result, we issued an aggregate of approximately 292,324,670 shares of our common stock to former CCT stockholders.

Following the consummation of the Merger, we entered into a new investment advisory agreement, or the investment advisory agreement, with the Advisor, which replaced the existing investment advisory agreement, dated as of April 9, 2018, by and between us and the Advisor, or the prior investment advisory agreement. The investment advisory agreement was approved by our board of directors on July 19, 2018 and by our stockholders at a meeting held on December 3, 2018. In determining to approve the investment advisory agreement, our board of directors requested information from the Advisor that enabled it to evaluate, among other things, the nature, quality and extent of services performed by the Advisor, our recent performance, the changes to the calculation of fees payable by us under the investment advisory agreement and the estimated profitability of the Advisor under the investment advisory agreement and economies of scale we would realize under the investment advisory agreement. Based on the information reviewed and the considerations described above, our board of directors, including all of our directors who are not interested persons of us or the Advisor, concluded that the terms and conditions of the investment advisory agreement are fair and reasonable and in our best interest.

About the Advisor

The Advisor is a Delaware limited liability company, located at 201 Rouse Boulevard, Philadelphia, PA 19112, registered as an investment adviser with the SEC under the Advisers Act. The Advisor is a partnership between an affiliate of FS Investments and KKR Credit. Our chairman and chief executive officer, Michael C. Forman, serves as the Advisor’s chairman and chief executive officer, and Todd C. Builione, our president, serves as the Advisor’s president.

The Advisor’s management team has significant experience in private lending and private equity investing, and has developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, while focusing on risk management. The team also has extensive knowledge of the managerial, operational and regulatory requirements of publicly registered alternative asset entities, such as BDCs. We believe that the active and ongoing participation by FS Investments, KKR Credit and their respective affiliates in the credit markets, and the depth of experience and disciplined investment approach of the Advisor’s management team, will allow the Advisor to successfully execute our investment strategies. Our board of directors, including a majority of independent directors, oversees and monitors our investment performance, and beginning with the second anniversary of the effective date of the investment advisory agreement, will review the investment advisory agreement to determine, among other things, whether the fees payable under such agreement are reasonable in light of the services provided.

In addition to managing our investments, the Advisor also currently manages the following entities, or the “Other Advised Entities”:

Name	Entity	Investment Focus	Gross Assets(1)
FS Investment Corporation II	BDC	Primarily invests in senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans of private U.S. companies.	$4,554,254
FS Investment Corporation III	BDC	Primarily invests in senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans of private U.S. companies.	$3,844,442
FS Investment Corporation IV	BDC	Primarily invests in senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans of private U.S. companies.	$376,786

Name	Entity	Investment Focus	Gross Assets(1)
Corporate Capital Trust II	BDC	Primarily invests in senior secured loans and second lien secured loans, and to a lesser extent, subordinated loans of private U.S. companies.	$183,823

(1)	As of December 31, 2018. Gross assets equals total assets set forth on each respective entity’s consolidated balance sheet. Dollar amounts are presented in thousands.

Subject to the overall supervision of our board of directors, the Advisor provides us with investment advisory services. Under the terms of the investment advisory agreement, the Advisor:

•	determines the composition and allocation of our portfolio, the nature and timing of the changes therein and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of the investments we make;

•	executes, monitors and services the investments we make;

•	places orders with respect to, and arranges for, any investments we make;

•	determines the securities and other assets that we will purchase, retain or sell;

•	performs due diligence on prospective portfolio companies; and

•	provides us with such other investment advisory, research and related services as we may, from time to time, reasonably request or require for the investment of our funds.

The Advisor will also seek to ensure that we maintain adequate reserves for normal replacements and contingencies (but not for payment of fees payable to it) by causing us to retain a reasonable percentage of offering proceeds, revenues or other sources of reserves. The Advisor’s services under the investment advisory agreement may not be exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired. In addition, the Advisor performs certain administrative services under the administration agreement.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting the industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia with offices in New York, NY, Orlando, FL and Washington, D.C. The firm had approximately $23 billion in assets under management as of December 31, 2018.

About KKR Credit

KKR Credit is a Delaware limited liability company, located at 555 California Street, 50th Floor, San Francisco, CA 94104, registered as an investment adviser with the SEC under the Advisers Act. It had approximately $65.6 billion of assets under management as of December 31, 2018 across investment funds, structured finance vehicles, specialty finance companies and separately managed accounts that invest capital in both liquid and illiquid credit strategies on behalf of some of the largest public and private pension plans, global financial institutions, university endowments and other institutional and public market investors. Its investment professionals utilize an industry and thematic approach to investing and benefit from access, where appropriate, to the broader resources and intellectual capital of KKR & Co. Inc., or KKR & Co.

KKR Credit is a subsidiary of KKR & Co., a leading global investment firm with approximately $194.7 billion in assets under management as of December 31, 2018 that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR & Co. aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR & Co. portfolio companies. KKR & Co. invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in shares of our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “FS KKR Capital Corp.,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder Transaction Expenses (as a percentage of offering price)
Sales load(1)	—%
Offering expenses(2)	—%
Distribution reinvestment plan expenses(3)	None
Total stockholder transaction expenses	—%

Annual expenses (as a percentage of average net assets attributable to common stock)(4)
Base management fee(5)	2.76%
Incentive fees payable under the investment advisory agreement(6)	2.13%
Interest payments on borrowed funds(7)	4.53%
Other expenses(8)	0.85%
Acquired fund fees and expenses(9)	0.28%
Total annual expenses(10)	10.55%

(1)	In the event that the securities to which this prospectus relates are sold to or through underwriters or agents, a corresponding prospectus supplement will disclose the applicable sales load.

(2)

The related prospectus supplement will disclose the estimated amount of total offering expenses (which may include offering expenses borne by third parties on our behalf), the offering price and the offering expenses borne by us as a percentage of the offering price.

(3)	The estimated expenses associated with our distribution reinvestment plan are included in “Other expenses.” See “Distribution Reinvestment Plan.”

(4)	“Average net assets attributable to common stock” equals our average net assets of $4.2 billion for period subsequent to the Merger through December 31, 2018.

(5)

Our base management fee under the investment advisory agreement is payable quarterly in arrears and is calculated at an annual rate of 1.50% of the average weekly value of our gross assets, which are assumed to equal 184% of our average net assets as described in Note 4 above. The base management fee shown in the table above is higher than 1.50% because the base management fee in the table is required to be calculated as a percentage of our average net assets, rather than gross assets.

(6)

The incentive fee in the investment advisory agreement consists of two parts. The first part of the incentive fee, which is referred to as the subordinated incentive fee on income, will be calculated and payable quarterly in arrears, will equal 20.0% of our “pre-incentive fee net investment income” for the immediately preceding quarter and will be subject to a hurdle rate, expressed as a rate of return on our net assets, equal to 1.75% per quarter, or an annualized hurdle rate of 7.0%. The amount in the table above assumes that the subordinated incentive fee on income will be 2.13% of average net assets. This figure is based on the subordinated incentive fees on income accrued for the period subsequent to the Merger through December 31, 2018, recalculated based on the base management fee and incentive fee in the investment advisory agreement, and assumes that such amount represents the subordinated incentive fees on income that will be payable over the twelve months following December 31, 2018. The actual subordinated incentive fee on income as a percentage of our average net assets for the twelve months following December 31, 2018 may be higher than this amount.

The second part of the incentive fee, which is referred to as the incentive fee on capital gains, is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory agreement). This fee equals 20.0% of our incentive fee capital gains, which equals our realized capital gains on a cumulative basis from inception, calculated as of the end of the applicable period, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees. The amount in the table assumes that there is no incentive fee on capital gains and is based on the net unrealized depreciation as of December 31, 2018. Such amounts are expressed as a percentage of the average net assets as of such date.

(7)

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources” in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q for a discussion of our financing arrangements. The calculation assumes (i) $7.7 billion in total assets, (ii) a weighted average cost of funds of 4.53%, (iii) $4.2 billion in debt outstanding (i.e., assumes that the maximum amount of debt permitted under the 1940 Act minimum asset coverage requirement is outstanding as of December 31, 2018) and (iv) $4.2 billion in stockholders’ equity.

(8)

Other expenses include accounting, legal and auditing fees and excise and state taxes, as well as the reimbursement of the compensation of administrative personnel and fees payable to our directors who do not also serve in an executive officer capacity for us or the Advisor. The amount presented in the table reflects actual amounts incurred during the year ended December 31, 2018.

(9)

Stockholders indirectly bear the expenses of underlying funds or other investment vehicles in which we invest that (1) are investment companies or (2) would be investment companies under section 3(a) of the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act. This amount includes the fees and expenses of Strategic Credit Opportunities Partners, LLC (“SCOP”), our joint venture. The amount shown is the expense ratio of SCOP for the year ended December 31, 2018 and multiplied by the value of the Company’s holding of SCOP as of December 31, 2018, divided by the Company’s net assets as of December 31, 2018.

(10)

“Total annual expenses” as a percentage of net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness), rather than the total assets, including assets that have been funded with borrowed monies. If the “total annual expenses” percentage were calculated instead as a percentage of total assets, our “total annual expenses” would be 5.73% of total assets.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. Transaction expenses are not included in the following example. In the event that shares of common stock are sold to or through underwriters or agents, a corresponding prospectus supplement will restate this example to reflect the applicable sales load. See “Plan of Distribution” for additional information regarding stockholder transaction expenses.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return (none of which is subject to our incentive fee on capital gains):	$83	$240	$386	$711
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return resulting entirely from net realized capital gains (all of which is subject to our incentive fee on capital gains):	$92	$264	$421	$758

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. Because the example assumes, as required by the SEC, a 5.0% annual return, no subordinated incentive fee on income would be accrued and payable in any of the indicated time periods. Our performance will vary and may result in a return greater or less than 5.0%. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all distributions at net asset value, reinvestment of distributions under our distribution reinvestment plan may occur at a price per share that differs from the then-current net asset value per share. See “Distribution Reinvestment Plan” for additional information regarding our distribution reinvestment plan. See “Plan of Distribution” for additional information regarding stockholder transaction expenses.

RISK FACTORS

Investing in our securities involves a number of significant risks. In addition to the other information contained in this prospectus and the applicable prospectus supplement and any free writing prospectus, you should consider carefully the following information and the risk factors incorporated by reference in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any prospectus supplement and any free writing prospectus before acquiring any of such securities before making an investment in our securities. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. Each of the risk factors could materially adversely affect our business, financial condition and results of operations. In such case, the net asset value and market price of our common stock could decline or the value of our preferred stock, warrants, subscription rights or debt securities may decline, and investors may lose all or part of their investment.

Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, reputation, financial condition, results of operations, revenue, and future prospects could be seriously harmed. This could cause our net asset value and the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, including the documents we incorporate by reference herein and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus and any applicable prospectus supplement or free writing prospectus may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of the companies in which we may invest;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our current and expected financings and investments;

•	receiving and maintaining corporate credit ratings and changes in the general interest rate environment;

•	the adequacy of our cash resources, financing sources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the Advisor, FS Investments, KKR Credit or any of their respective affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we may invest;

•	our use of financial leverage;

•	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Advisor or its affiliates to attract and retain highly talented professionals;

•	our ability to maintain our qualification as a RIC and as a BDC;

•	the impact on our business of the Dodd-Frank Act and the rules and regulations issued thereunder;

•	the effect of changes to tax legislation on us and the portfolio companies in which we may invest and our and their tax position; and

•	the tax status of the enterprises in which we may invest.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including those factors incorporated by reference in “Risk Factors” and elsewhere in this prospectus. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters;

•	future changes in laws or regulations and conditions in our operating areas; and

•	the price at which shares of our common stock may trade on the NYSE.

Discussions containing these forward-looking statements may be found in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments filed with the SEC. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties in the sections titled “Risk Factors” in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering and in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K as well as any amendments reflected in subsequent filings with the SEC. In addition, statements that we “believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us on the date of this prospectus, free writing prospectus and documents incorporated by reference into this prospectus and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or any free writing prospectus relating to an offering, we intend to use substantially all of the proceeds from a sale of our securities, net of expenses, for general corporate purposes, which may include, among other things, making investments in private U.S. companies in accordance with our investment objectives and using the strategies described in this prospectus or repaying indebtedness. We anticipate that we will use substantially all of the net proceeds of an offering for the above purposes within approximately six months after the completion of such offering. However, depending on market conditions and other factors, including the availability of investments that meet our investment objectives, we may be unable to invest such proceeds within the time period we anticipate.

Pending such use, we intend to invest the net proceeds of any offering primarily in cash, cash equivalents, including money market funds, U.S. government securities, repurchase agreements and high-quality debt instruments maturing in one year or less from the time of investment, consistent with our BDC election and our election for taxation as a RIC. These temporary investments may have lower yields than our other investments and, accordingly, may result in lower distributions, if any, during such period. Our ability to achieve our investment objectives may be limited to the extent that the net proceeds from an offering, pending full investment, are held in lower yielding interest-bearing deposits or other short-term instruments.

DISTRIBUTIONS

Subject to applicable legal restrictions and the sole discretion of our board of directors, we intend to declare and pay regular cash distributions on a quarterly basis. From time to time, we may also pay special interim distributions in the form of cash or shares of our common stock at the discretion of our board of directors. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of our board of directors.

During certain periods, our distributions may exceed our earnings. As a result, it is possible that a portion of the distributions we make may represent a return of capital. A return of capital generally is a return of a stockholder’s investment rather than a return of earnings or gains derived from our investment activities. Each year a statement on Form 1099-DIV identifying the sources of the distributions will be mailed to our stockholders subject to information reporting. No portion of the distributions paid during the tax years ended December 31, 2018, 2017 or 2016 represented a return of capital.

We intend to continue to make our regular distributions in the form of cash, out of assets legally available for distribution, except for those stockholders who receive their distributions in the form of shares of our common stock under our distribution reinvestment plan. Any distributions reinvested under the plan will nevertheless remain taxable to a U.S. stockholder.

We have elected to be subject to tax as a RIC under Subchapter M of the Code. In order to maintain RIC tax treatment, we must, among other things, make distributions treated as dividends for U.S. federal income tax purposes of an amount at least equal to 90% of our investment company taxable income, determined without regard to any deduction for distributions paid, each tax year. As long as the distributions are declared by the later of the fifteenth day of the ninth month following the close of a tax year or the due date of the tax return for such tax year, including extensions, distributions paid up to twelve months after the current tax year can be carried back to the prior tax year for determining the distributions paid in such tax year. We intend to make sufficient distributions treated as dividends for U.S. federal income tax purposes to our stockholders to qualify for and maintain our RIC tax status each tax year. We are also subject to a 4% nondeductible federal excise taxes on certain undistributed income unless we make distributions in a timely manner to our stockholders generally of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gain net income, which is the excess of capital gains in excess of capital losses, or “capital gain net income” (adjusted for certain ordinary losses), for the one-year period ending October 31 of that calendar year and (3) any net ordinary income and capital gain net income for the preceding years that were not distributed during such years and on which we incurred no U.S. federal income tax. Any distribution treated as dividends for U.S. federal income tax purposes that is declared by us during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by us, as well as received by our U.S. stockholders, on December 31 of the calendar year in which the distribution was declared. We can offer no assurance that we will achieve results that will permit us to pay any cash distributions. If we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Regulation” in our most recent Annual Report on Form 10-K and “Material U.S. Federal Income Tax Considerations” in this prospectus.

Pursuant to our distribution reinvestment plan, we will reinvest all cash dividends or distributions declared by our board of directors on behalf of stockholders who do not elect to receive their distributions in cash. As a result, if our board of directors declares a distribution, then stockholders who have not elected to “opt out” of our distribution reinvestment plan will have their distributions automatically reinvested in additional shares of our common stock.

Registered stockholders must notify our transfer agent in writing if they wish to “opt out” of our distribution reinvestment plan. No action is required on the part of registered stockholders to have their cash distributions reinvested in shares of our common stock.

If a stockholder holds shares of our common stock in the name of a broker or financial intermediary, they should contact such broker or financial intermediary regarding their option to elect to receive distributions in cash in lieu of shares of our common stock.

With respect to each distribution pursuant to our distribution reinvestment plan, we reserve the right to either issue new shares of common stock or purchase shares of common stock in the open market in connection with implementation of our distribution reinvestment plan. Unless in our sole discretion, we otherwise direct the plan administrator, (A) if the per share market price (as defined in our distribution reinvestment plan) is equal to or greater than the estimated net asset value per share (rounded up to the nearest whole cent) of our common stock on the payment date for the distribution, then we will issue shares of common stock at the greater of (i) net asset value per share of common stock or (ii) 95% of the market price; or (B) if the market price is less than the net asset value per share, then, in our sole discretion, (i) shares of common stock will be purchased in open market transactions for the accounts of participants to the extent practicable, or (ii) we will issue shares of common stock at net asset value per share. Pursuant to the terms of our distribution reinvestment plan, the number of shares of common stock to be issued to a participant will be determined by dividing the total dollar amount of the distribution payable to a participant by the price per share at which we issue such shares; provided, however, that shares purchased in open market transactions by the plan administrator will be allocated to a participant based on the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased in the open market.

If a stockholder receives distributions in the form of common stock pursuant to our distribution reinvestment plan, such stockholder generally will be subject to the same federal, state and local tax consequences as if it elected to receive distributions in cash. If our common stock is trading at or below net asset value, a stockholder receiving distributions in the form of additional common stock will be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash. If our common stock is trading above net asset value, a stockholder receiving distributions in the form of additional common stock will be treated as receiving a distribution in the amount of the fair market value of our common stock. The stockholder’s basis for determining gain or loss upon the sale of common stock received in a distribution will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares of common stock are credited to the stockholder’s account.

We may fund our cash distributions to stockholders from any sources of funds legally available to us, including proceeds from the sale of shares of our common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies. We have not established limits on the amount of funds we may use from available sources to make distributions. There can be no assurance that we will be able to pay distributions at a specific rate or at all.

SENIOR SECURITIES

Information about our senior securities (including debt securities and other indebtedness) is shown in the table below as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009. The information as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010 and 2009 has been derived from our audited financial statements for these periods, which have been audited by RSM US LLP, our independent registered public accounting firm as of such dates. The report of RSM US LLP on the senior securities table as of December 31, 2018 is attached as an exhibit to the registration statement of which this prospectus is a part. This information about our senior securities should be read in conjunction with our audited consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K.

Year Ended December 31,	Total Amount Outstanding Exclusive of Treasury Securities(1)	Asset Coverage per Unit(2)	Involuntary Liquidation Preference per Unit(3)	Average Market Value per Unit(4) (Exclude Bank Loans)
2009	$—	—	—	N/A
2010	$297,201	2.31	—	N/A
2011	$791,324	2.89	—	N/A
2012	$1,649,713	2.52	—	N/A
2013	$1,673,682	2.58	—	N/A
2014	$1,863,827	2.27	—	N/A
2015	$1,834,625	2.20	—	N/A
2016	$1,702,789	2.35	—	N/A
2017	$1,721,750	2.33	—	N/A
2018	$3,397,000	2.23	—	N/A

(1)

Total amount (in thousands) of each class of senior securities outstanding at the end of the period presented. For purposes of the asset coverage test, we treated the outstanding notional amount of the total return swap, or the TRS, that Arch Street Funding LLC, our former wholly-owned, special-purpose financing subsidiary, had entered into with Citibank N.A., less the initial amount of any cash collateral required to be posted, as a senior security. The TRS was entered into on March 18, 2011 and was terminated on August 29, 2012.

(2)

Asset coverage per unit is the ratio of the carrying value of our total consolidated assets, less all liabilities and indebtedness not represented by senior securities, to the aggregate amount of senior securities representing indebtedness.

(3)

The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.

(4)	Not applicable because senior securities are not registered for public trading on a stock exchange.

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the NYSE since April 16, 2014. Our common stock traded under the ticker symbol “FSIC” until December 19, 2018 and has traded under the ticker symbol “FSK” since December 20, 2018. Prior to April 16, 2014, there was no public market for our common stock. Our shares of common stock have historically traded at prices both above and below our net asset value per share. It is not possible to predict whether shares of our common stock will trade at, above or below our net asset value in the future. See “Risk Factors.”

The following table sets forth: (i) the net asset value per share of our common stock as of the applicable period end, (ii) the range of high and low closing sales prices of our common stock as reported on the NYSE during the applicable period, (iii) the closing high and low sales prices as a premium (discount) to net asset value during the appropriate period, and (iv) the distribution per share of our common stock during the applicable period.

		Closing Sales Price		Premium (Discount) of High Sales Price to Net Asset Value per Share(2)	Premium (Discount) of Low Sales Price to Net Asset Value per Share(2)	Distributions per Share
For the Three Months Ended (unless otherwise indicated)	Net Asset Value per Share(1)	High	Low
Fiscal 2017
March 31, 2017	$9.45	$10.80	$9.55	14.29%	1.06%	0.22275
June 30, 2017	9.30	9.85	8.80	5.91%	(5.38)%	0.22275
September 30, 2017	9.43	9.30	8.05	(1.38)%	(14.63)%	0.22275
December 31, 2017	9.30	8.70	7.35	(6.45)%	(20.97)%	0.19000
Fiscal 2018
March 31, 2018	9.16	7.80	7.05	(14.85)%	(23.04)%	0.19000
June 30, 2018	8.87	7.90	7.25	(10.94)%	(18.26)%	0.19000
September 30, 2018	8.64	8.20	7.05	(5.09)%	(18.40)%	0.19000
December 31, 2018	7.85	7.12	5.15	(9.18)%	(34.31)%	0.28000
Fiscal 2019
March 31, 2019	—	6.40	5.25	—	—	—
June 30, 2019 (through May 1, 2019)	—	6.33	6.13	—	—	—

(1)

Net asset value per share is determined as of the last day in the relevant period and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant period. Net asset value per share has not yet been publicly disclosed for the three months ended March 31, 2019 or for any portion of the three months ending June 30, 2019.

(2)	Calculated as the respective high or low closing sale price less net asset value, divided by net asset value (in each case, as of the applicable period).

On May 1, 2019, the last reported closing sales price of our common stock on the NYSE was $6.30 per share.

As of April 30, 2019, we had 4,779 record holders of our common stock, which does not include beneficial owners of shares of common stock held in “street” name by brokers and other institutions on behalf of beneficial owners.

SALES OF COMMON STOCK BELOW NET ASSET VALUE

Our stockholders have in the past and may again approve our ability to sell shares of our common stock, not exceeding 25% of our then outstanding common stock, below our then-current net asset value per share in one or more public offerings of our common stock. In making a determination that an offering below net asset value per share is in our and our stockholders’ best interests, our board of directors, a majority of our directors who have no financial interest in the sale and a majority of our independent directors, may also consider a variety of factors, including:

•	the effect that an offering below net asset value per share would have on our stockholders, including the potential dilution they would experience as a result of the offering;

•	the amount per share by which the offering price per share and the net proceeds per share are less than the most recently determined net asset value per share;

•	the relationship of recent market prices of our common stock to net asset value per share and the potential impact of the offering on the market price per share of our common stock;

•	whether the estimated offering price would closely approximate the market value of our shares, less distributing commissions or discounts, and would not be below current market price;

•	the potential market impact of being able to raise capital in the current financial market;

•	the nature of any new investors anticipated to acquire shares in the offering;

•	the anticipated rate of return on and quality, type and availability of investments;

•	the leverage available to us, both before and after the offering and other borrowing terms; and

•	the potential investment opportunities available relative to the potential dilutive effect of additional capital at the time of the offering.

Our board of directors may also consider the fact that a sale of shares of common stock at a discount will benefit the Advisor, as the Advisor will earn additional investment base management fees on the proceeds of such offerings, as it would from the offering of any of our other securities or from the offering of common stock at premium to net asset value per share.

Sales by us of our common stock at a discount to net asset value pose potential risks for our existing stockholders whether or not they participate in the offering, as well as for new investors who participate in the offering.

We will not sell shares of our common stock pursuant to stockholder approval (or any rights or warrants to purchase shares of our common stock) under this prospectus or an accompanying prospectus supplement without first filing a new post-effective amendment to the registration statement where such offering will result in (i) greater than 15% dilution in the aggregate to existing stockholder net asset value, (ii) us receiving an auditor’s going-concern opinion or (iii) a material adverse change making the financial statements materially misleading. The limitation in clause (i) above would be measured separately for each offering pursuant to the registration statement, as amended by this post-effective amendment, by calculating the percentage dilution or accretion to aggregate net asset value from that offering and then summing the percentage from each offering. For example, if our most recently determined net asset value per share at the time of the first offering is $10.00, and we have 100 million shares outstanding, the sale of an additional 25 million shares at net proceeds to us of $5.00 per share (a 50% discount) would produce dilution of 10.0%. If we subsequently determined that our net asset value per share increased to $11.00 on the then outstanding 125 million shares and contemplated an additional offering, we could, for example, propose to sell approximately 31.25 million additional shares at a price that would be expected to yield net proceeds to us of $8.25 per share, resulting in incremental dilution of 5.0%, before we would reach the aggregate 15% limit. If we file a new post-effective amendment, the threshold would reset.

The following three headings and accompanying tables explain and provide hypothetical examples assuming proceeds are temporarily invested in cash equivalents on the impact of an offering at a price less than net asset value per share on three different sets of investors:

•	existing stockholders who do not purchase any shares in the offering;

•	existing stockholders who purchase a relatively small amount of shares in the offering or a relatively large amount of shares in the offering; and

•	new investors who become stockholders by purchasing shares in the offering.

Impact on Existing Stockholders who do not Participate in the Offering

Our existing stockholders who do not participate, or who are not given the opportunity to participate, in an offering below net asset value per share by us or who do not buy additional shares in the secondary market at the same or lower price obtained by us in an offering (after expenses and any underwriting discounts and commissions) face the greatest potential risks. All stockholders will experience an immediate decrease (often called dilution) in the net asset value per share of the shares they hold. Stockholders who do not participate in the offering will also experience a disproportionately greater decrease in their participation in our earnings and assets and their voting power than stockholders who do participate in the offering. All stockholders may also experience a decline in the market price of their shares, which often reflects, to some degree, announced or potential increases and decreases in net asset value per share. A decrease could be more pronounced as the size of the offering and level of discounts increase.

The following examples illustrate the level of net asset value dilution that would be experienced by a nonparticipating stockholder in four different hypothetical common stock offerings of different sizes and levels of discount to net asset value per share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from presentation below.

The examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to net asset value per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to net asset value per share); and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to net asset value per share).

		Example 1 5% offering at 5% Discount		Example 2 10% offering at 10% Discount		Example 3 20% offering at 20% Discount
	Prior to Sale Below Net Asset Value per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.05	—	$9.52	—	$8.47	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to Net Asset Value per Share
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
Net Asset Value per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.83%	(17.00)%
Total Asset Values
Total Net Asset Value Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total Net Asset Value Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—
Per Share Amounts
Net Asset Value per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A (Net Asset Value per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90%	—	(3.30)%

Impact on Existing Stockholders who Participate in the Offering

Our existing stockholders who participate in an offering by us of shares at a price below net asset value per share or who buy additional shares in the secondary market at the same or lower price as obtained by us in an offering (after expenses and any underwriting discounts and commissions) will experience the same types of net asset value per share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in the shares immediately prior to the offering. The level of net asset value per share dilution on an aggregate basis will decrease as the number of shares such stockholders purchase increases. Our existing stockholders who buy more than such percentage will experience net asset value per share dilution, but will, in contrast to our existing stockholders who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in net asset value per share over their investment per share and will also experience a disproportionately greater increase in their participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that we may make additional discounted offerings in the future in which such stockholder does not participate, in which case such stockholder will experience net asset value per share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. Their decrease could be more pronounced as the size of our offering and level of discount to net asset value per share increases.

The following examples assume that Entity XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effect in the hypothetical 20% discount offering from the prior chart for stockholder A that acquires shares equal to (1) 50% of their proportionate share of the offering (i.e., 1,000 shares, which is 0.50% of the offering of 200,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,000 shares, which is 1.50% of the offering of 200,000 shares rather than their 1.00% proportionate share).

The prospectus pursuant to which any offering at a price less than the then-current net asset value per share is made will include a chart for its example based on the actual number of shares in such offering and the actual discount to the most recently determined net asset value per share.

		50% Participation		150% Participation
	Prior to Sale Below Net Asset Value per Share	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$8.47	—	$8.47	—
Net proceeds per share to issuer	—	$8.00	—	$8.00	—
Increases in Shares and Decrease to Net Asset Value per Share
Total shares outstanding	1,000,000	1,200,000	20.00%	1,200,000	20.00%
Net Asset Value per share	$10.00	$9.67	(3.30)%	$9.67	(3.30)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by stockholder A	10,000	11,000	10.00%	13,000	30.00%
Percentage held by stockholder A	1.0%	0.92%	(8.00)%	1.08%	8.00%
Total Asset Values
Total Net Asset Value held by stockholder A	$100,000	$106,370	6.37%	$125,710	25.71%
Total investment by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$108,470	8.47%	$125,410	25.41%
Total (dilution)/accretion to stockholder A (total net asset value per share less total investment)	—	$(2,100)	—	$300	—
Per Share Amounts
Net Asset Value per share held by stockholder A	—	$9.67	—	$9.67	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.86	(1.40)%	$9.65	(3.50)%
(Dilution)/accretion per share held by stockholder A (net asset value per share less investment per share)	—	$(0.19)	—	$0.02	—
Percentage (dilution)/accretion to stockholder A (dilution/accretion per share divided by investment per share)	—	—	(1.93)%	—	0.21%

Impact on New Investors

The following examples illustrate the level of net asset value dilution or accretion that would be experienced by a new stockholder in three different hypothetical common stock offerings of different sizes and levels of discount to net asset value per share, although it is not possible to predict the level of market price decline that may also occur. Actual sales prices and discounts may differ from the presentation below.

Investors who are not currently stockholders, but who participate in an offering by us below net asset value per share and whose investment per share is greater than the resulting net asset value per share due to expenses and any underwriting discounts and commissions paid by us will experience an immediate decrease, albeit small, in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. Investors who are not currently stockholders and who participate in an offering by us of shares at a price below net asset value per share and whose investment per share is also less than the resulting net asset value per share due to expenses and any underwriting discounts and commissions paid by us being significantly less than the discount per share, will experience an immediate increase in the net asset value of their shares and their net asset value per share compared to the price they pay for their shares. All these investors will experience a disproportionately greater participation in our earnings and assets and their voting power than our increase in assets, potential earning power and voting interests. These investors will, however, be subject to the risk that we may make additional discounted offerings in which such new stockholder does not participate, in which case such new stockholder will experience dilution as described above in such subsequent offerings by us. These investors may also experience a decline in the market price of their shares, which often reflects to some degree announced or potential increases and decreases in net asset value per share. Their decrease could be more pronounced as the size of the offering and level of discounts increases.

The following examples illustrate the level of net asset value per share dilution or accretion that would be experienced by a new stockholder of Entity XYZ who purchases the same percentage (1.00%) of shares in the three different hypothetical offerings of common stock of different sizes and levels of discount to net asset value per share. The examples assume that Entity XYZ has 1,000,000 shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effects on stockholder A at (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to net asset value per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to net asset value per share); and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to net asset value per share).

		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount
	Prior to Sale Below Net Asset Value per Share	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per share to public	—	$10.05	—	$9.52	—	$8.47	—
Net offering proceeds per share to issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to Net Asset Value per Share
Total shares outstanding	—	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
Net Asset Value per Share	—	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Stockholder A
Shares held by stockholder A	—	500	—	1,000	—	2,000	—
Percentage held by stockholder A	—	0.05%	—	0.09%	—	0.17%	—
Total Asset Values
Total Net Asset Value held by stockholder A	—	$4,990	—	$9,910	—	$19,340	—
Total investment by stockholder A	—	$5,025	—	$9,952	—	$16,940	—
Total dilution to stockholder A (total net asset value less total investment)	—	$(35)	—	$390	—	$2,400	—
Per Share Amounts
Net asset value per share held by stockholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per share held by stockholder A	—	$10.05	—	$9.52	—	$8.47	—
(Dilution)/accretion per share held by stockholder A (net asset value per share less investment per share)	—	$(0.07)	—	$0.39	—	$1.20	—
Percentage (dilution)/accretion to stockholder A (dilution/accretion per share divided by investment per share)	—	—	(0.70)%	—	4.10%	—	14.17%

DETERMINATION OF NET ASSET VALUE

We determine the net asset value of our investment portfolio each quarter. Securities that are publicly traded are valued at the reported closing price on the valuation date. Securities that are not publicly traded are valued at fair value as determined in good faith by our board of directors. In connection with that determination, the Advisor provides our board of directors with portfolio company valuations, which are based on relevant inputs, including, but not limited to, indicative dealer quotes, values of like securities, recent portfolio company financial statements and forecasts, and valuations prepared by independent third-party valuation services.

ASC Topic 820, Fair Value Measurements and Disclosure, issued by the FASB clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, which includes inputs such as quoted prices for similar securities in active markets and quoted prices for identical securities where there is little or no activity in the market; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

With respect to investments for which market quotations are not readily available, we undertake a multi-step valuation process each quarter, as described below:

•

our quarterly fair valuation process begins with the Advisor reviewing and documenting valuations of each portfolio company or investment, which valuations are obtained from an independent third-party valuation service and provide a valuation range;

•

the Advisor then provides the valuation committee of the Company’s board of directors, or the valuation committee, with its valuation recommendation for each portfolio company or investment, along with supporting materials;

•	preliminary valuations are then discussed with the valuation committee;

•

the valuation committee reviews the preliminary valuations and the Advisor, together with its independent third-party valuation services, if applicable, supplement the preliminary valuations to reflect any comments provided by the valuation committee;

•	following its review, the valuation committee will recommend that our board of directors approve our fair valuations; and

•

our board of directors discusses the valuations and determines the fair value of each such investment in our portfolio in good faith based on various statistical and other factors, including the input and recommendation of the Advisor, the valuation committee and any independent third-party valuation services, if applicable.

Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our consolidated financial statements refer to the uncertainty with respect to the possible effect of such valuations and any change in such valuations on our consolidated financial statements. In making its determination of fair value, our board of directors may use any approved independent third-party pricing or valuation services. However, our board of directors is not required to determine fair value in accordance with the valuation provided by any single source, and may use any relevant data, including information obtained from the Advisor or any approved independent third-party valuation or pricing service that our board of directors deems to be reliable in determining fair value under the circumstances. Below is a description of factors that the Advisor, any approved independent third-party valuation services and our board of directors may consider when determining the fair value of our investments.

Valuation of fixed income investments, such as loans and debt securities, depends upon a number of factors, including prevailing interest rates for like securities, expected volatility in future interest rates, call features, put features and other relevant terms of the debt. For investments without readily available market prices, we may incorporate these factors into discounted cash flow models to arrive at fair value. Other factors that may be considered include the borrower’s ability to adequately service its debt, the fair market value of the borrower in relation to the face amount of its outstanding debt and the quality of collateral securing our debt investments.

For convertible debt securities, fair value generally approximates the fair value of the debt plus the fair value of an option to purchase the underlying security (i.e., the security into which the debt may convert) at the conversion price. To value such an option, a standard option pricing model may be used.

Our equity interests in portfolio companies for which there is no liquid public market are valued at fair value. Our board of directors, in its determination of fair value, may consider various factors, such as multiples of EBITDA, cash flows, net income, revenues or, in limited instances, book value or liquidation value. All of these factors may be subject to adjustments based upon the particular circumstances of a portfolio company or our actual investment position. For example, adjustments to EBITDA may take into account compensation to previous owners or acquisition, recapitalization, restructuring or other related items.

When utilized, derivatives will be priced in the same manner as securities and loans, i.e. primarily by approved independent third-party pricing services, or secondarily through counterparty statements if there are no prices available from independent third-party pricing services. With respect to credit derivatives, where liquidity is limited due to the lack of a secondary market for the underlying reference obligation and where a price is not provided by an approved independent third-party pricing service, such derivatives will be valued after considering, among other factors, the valuation provided by the counterparty with which the Company has established the position. For other over-the-counter derivatives, the value of the underlying securities, among other factors, will be reviewed and considered by the Advisor in determining the appropriate fair value.

The Advisor, any approved independent third-party valuation services and our board of directors may also consider private merger and acquisition statistics, public trading multiples discounted for illiquidity and other factors, valuations implied by third-party investments in the portfolio companies or industry practices in determining fair value. The Advisor, any approved independent third-party valuation services and our board of directors may also consider the size and scope of a portfolio company and its specific strengths and weaknesses, and may apply discounts or premiums, where and as appropriate, due to the higher (or lower) financial risk and/or the smaller size of portfolio companies relative to comparable firms, as well as such other factors as our board of directors, in consultation with the Advisor and any approved independent third-party valuation services, if applicable, may consider relevant in assessing fair value. Generally, the value of our equity interests in public companies for which market quotations are readily available is based upon the most recent closing public market price. Portfolio securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

When we receive warrants or other equity securities at nominal or no additional cost in connection with an investment in a debt security, the cost basis in the investment will be allocated between the debt securities and any such warrants or other equity securities received at the time of origination. Our board of directors subsequently values these warrants or other equity securities received at their fair value.

The fair values of our investments are determined in good faith by our board of directors. Our board of directors is responsible for the valuation of our portfolio investments at fair value as determined in good faith pursuant to our valuation policy and consistently applied valuation process. Our board of directors has delegated day-to-day responsibility for implementing our valuation policy to the Advisor, and has authorized the Advisor to utilize independent third-party valuation and pricing services that have been approved by our board of directors. The valuation committee is responsible for overseeing the Advisor’s implementation of the valuation process.

We periodically benchmark the bid and ask prices we receive from the third-party pricing services and/or dealers, as applicable, against the actual prices at which we purchase and sell our investments. Based on the results of the benchmark analysis and the experience of our management in purchasing and selling these investments, we believe that these prices are reliable indicators of fair value. The valuation committee and board of directors reviewed and approved the valuation determinations made with respect to these investments in a manner consistent with our valuation policy.

Determinations in Connection With Offerings

In connection with each offering of shares of our common stock, our board of directors or a committee thereof is required to make the determination that we are not selling shares of our common stock at a price below net asset value of our common stock at the time at which the sale is made unless we receive the consent of the majority of our common stockholders to do so, and the board of directors decides that such an offering is in the best interests of our common stockholders. Our board of directors will consider the following factors, among others, in making such determination:

•	the net asset value of our common stock disclosed in the most recent periodic report that we filed with the SEC;

•

our management’s assessment of whether any material change in the net asset value of our common stock has occurred (including through the realization of net gains on the sale of our portfolio investments) during the period beginning on the date of the most recent public filing with the SEC that discloses the net asset value of our common stock and ending two days prior to the date of the sale of our common stock; and

•

the magnitude of the difference between the offering price of the shares of our common stock in the proposed offering and management’s assessment of any material change in the net asset value of our common stock during the period discussed above.

Importantly, this determination will not necessarily require that we calculate the net asset value of our common stock in connection with each offering of shares of our common stock, but instead it will involve the determination by our board of directors or a committee thereof that we are not selling shares of our common stock at a price below the then-current net asset value of our common stock at the time at which the sale is made or otherwise in violation of the 1940 Act. However, if we receive the consent of a majority of our common stockholders to issue shares of our common stock at a price below our then-current net asset value and our board of directors decides that such an offering is in the best interest of our common stockholders, then we may undertake such an offering. See “Sales of Common Stock Below Net Asset Value” for more information.

To the extent that the above procedures result in a possibility that we may (i) in the absence of stockholder approval issue shares of our common stock at a price below the then-current net asset value of our common stock at the time at which the sale is made or (ii) trigger our undertaking to suspend the offering of shares of our common stock pursuant to this prospectus if the net asset value fluctuates by certain amounts in certain circumstances until the prospectus is amended, the board of directors or a committee thereof will elect, in the case of clause (i) above, either to postpone the offering until such time that there is no longer the possibility of the occurrence of such event or to undertake to determine net asset value within two days prior to any such sale to ensure that such sale will not be below our then-current net asset value, and, in the case of clause (ii) above, to comply with such undertaking or to undertake to determine net asset value to ensure that such undertaking has not been triggered.

We may, however, subject to the requirements of the 1940 Act, issue rights to acquire our common stock at a price below the current net asset value of the common stock if our board of directors determines that such sale is in our best interests and the best interests of our common stockholders. In any such case, the price at which our securities are to be issued and sold may not be less than a price, that in the determination of our board of directors, closely approximates the market value of such securities. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then-current net asset value per share of common stock, excluding underwriting commissions and discounts, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance and the common stock to be purchased in connection with the rights represents no more than one-third of our outstanding common stock at the time such rights are issued. In addition, we note that for us to file a post-effective amendment to this registration statement on Form N-2, we must then be qualified to register our securities on Form N-2. If we raise additional funds by issuing more common stock or warrants or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our common stockholders at that time would decrease, and our common stockholders may experience dilution.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations of the board of directors described in this section, and we will maintain these records with other records that we are required to maintain under the 1940 Act.

PORTFOLIO MANAGEMENT

Investment Personnel

The management of our investment portfolio is the responsibility of the Investment Committee which is comprised of four appointees of FS Investments (currently Sean Coleman, Brian Gerson, Michael Kelly and Drew O’Toole) and four appointees of KKR Credit (currently Todd Builione, Catherine Madigan, Daniel Pietrzak and Ryan Wilson). Below is biographical information relating to the Investment Committee.

The members of the Investment Committee are not employed by us and receive no compensation from us in connection with their portfolio management activities.

Sean Coleman is the chief credit officer of FS Investments. Before joining FS Investments and its affiliated investment advisers in October 2013, Mr. Coleman worked at Golub Capital, where he served in various capacities, including as a managing director in the direct lending group and as chief financial officer and treasurer of its BDC. Before he joined Golub Capital in September 2005, Mr. Coleman worked in merchant and investment banking, including at Goldman, Sachs & Co. and Wasserstein Perella & Co. Mr. Coleman earned a B.A. in History from Princeton University and an M.B.A. with Distinction from Harvard Business School, where he received the Loeb Award for academic excellence in finance.

Brian Gerson joined FS Investments in November 2017 as its Head of Private Credit and has more than 20 years of experience in credit investing and corporate lending, with specific expertise in lending through BDCs. Mr. Gerson served as our president from December 2017 to April 2018. Prior to joining FS Investments, he most recently served as Group Head and Managing Director at LStar Capital, the credit affiliate of Lone Star Funds, from April 2015 to November 2017. At LStar, Mr. Gerson developed and maintained deep relationships with the financial sponsor community and middle market intermediaries while significantly expanding LStar’s corporate credit business. Prior to joining LStar, Mr. Gerson was a founding member of Solar Capital Partners, which serves as investment adviser to two yield-oriented BDCs. At Solar Capital, he spent seven years from January 2007 to September 2014 in various credit, origination, management, and business development roles, most recently serving as Executive Vice President of Solar Capital Limited. Prior to joining Solar Capital, Mr. Gerson spent 12 years in various positions, including Managing Director at CIBC World Markets in its Leveraged Finance and Financial Sponsors Group. Mr. Gerson graduated summa cum laude and Phi Beta Kappa from Tufts University where he earned a Bachelor of Arts in Mathematics.

Michael Kelly has served as president of FS Investments since July 2017. Mr. Kelly has also served as chief investment officer of FS Investments since January 2015. Among other things, Mr. Kelly oversees the investment management function at FS Investments. Before joining FS Investments, Mr. Kelly was the chief executive officer of ORIX USA Asset Management (“ORIX”), where he led the company’s acquisition of Robeco, a $250 billion global asset management company and the largest acquisition in ORIX’s 50-year history. Mr. Kelly started his career on Wall Street at Salomon Brothers and went on to join hedge fund pioneers Omega Advisors and Tiger Management. Mr. Kelly then helped build and lead the hedge fund firm, FrontPoint Partners, where he first served as chief investment officer and eventually co-chief executive officer. Mr. Kelly is a graduate of Cornell University and earned his M.B.A. at Stanford University. Mr. Kelly is a co-founder and board member of the Spotlight Foundation, and serves as a trustee of the Tiger Foundation and the Stanford Business School Trust.

Drew O’Toole is an executive director of FS Investments and is one of the persons responsible for portfolio management and the oversight of fund administration and operations. Previously, Mr. O’Toole was a director of the corporate strategy at FS Investments. His responsibilities were primarily focused on the design, analysis and implementation of key firm strategic initiatives. Prior to FS Investments, he worked in various roles at Cambridge Associates LLC, an institutional investment advisory and consulting firm. He was primarily responsible for aiding in the construction of private alternative investment portfolios and the diligence of underlying fund managers. Mr. O’Toole graduated summa cum laude from the University of Pittsburgh with degrees in Finance and Business Management. He is also a CFA charterholder.

Todd C. Builione serves as our president, is a member of the board of directors or board of trustees, as applicable, of certain of the Other Advised Entities and is the president of certain of the Other Advised Entities. Mr. Builione joined KKR in 2013 and is a Member of KKR and President of KKR Credit and Markets. Mr. Builione also serves on KKR’s Investment Management and Distribution Committee and its Risk and Operations Committee. Prior to joining KKR & Co., Mr. Builione served as President of Highbridge Capital Management, CEO of Highbridge’s Hedge Fund business and a member of the Investment and Risk Committees. Mr. Builione began his career at the Goldman Sachs Group, where he was predominantly focused on capital markets and mergers and acquisitions for financial institutions. He received a B.S., summa cum laude, Merrill Presidential Scholar, from Cornell University and a J.D., cum laude, from Harvard Law School. Mr. Builione serves on the Board of Directors of Marshall Wace, a liquid alternatives provider which formed a strategic partnership with KKR in 2015. Mr. Builione also serves on the Board of Directors of Harlem RBI (a community-based youth development organization located in East Harlem, New York), on the Advisory Council of Cornell University’s Dyson School of Applied Economics and Management, and on the Board of Directors of the Pingry School.

Catherine Madigan joined KKR in 2019 and is a Managing Director in the KKR Credit and Markets team. Ms. Madigan is a member of the Capital Committee related to the KKR Debt Capital Markets business. Ms. Madigan joined KKR from Deutsche Bank with over 35 years’ experience across leveraged finance origination, coverage and risk functions. She most recently served as Global Head of Leveraged and Structured Finance Risk. Prior to that role, she was a Managing Director in the leveraged finance group at Deutsche Bank, a partner in the leveraged finance / sponsor coverage group at legacy firm Bankers Trust Company and a coverage officer across the middle market and transportation sectors. Ms. Madigan graduated from Mount Holyoke college with a B.A. in History.

Daniel Pietrzak has served as our chief investment officer since April 2018. Mr. Pietrzak also currently serves as the chief investment officer of certain of the Other Advised Entities. Mr. Pietrzak joined KKR Credit in 2016 and is a Member of KKR and the Co-Head of Private Credit. Mr. Pietrzak is a portfolio manager for KKR Credits private credit funds and portfolios and a member of the Global Private Credit Investment Committee, Europe Direct Lending Investment Committee and KKR Credit Portfolio Management Committee. Prior to joining KKR, Mr. Pietrzak was a Managing Director and the Co-Head of Deutsche Banks Structured Finance business across the Americas and Europe. Previously, Mr. Pietrzak was based in New York and held various roles in the structured finance and credit businesses of Société Générale and CIBC World Markets. Mr. Pietrzak started his career at Price Waterhouse in New York and is a Certified Public Accountant. Mr. Pietrzak holds an M.B.A. in Finance from The Wharton School of the University of Pennsylvania and a B.S. in Accounting from Lehigh University.

Ryan L.G. Wilson joined KKR in 2006 and is a Director. Prior to joining KKR, Mr. Wilson was with PricewaterhouseCoopers, serving a variety of clients across industries. Mr. Wilson holds a B.A. in Economics with honors from Wilfrid Laurier University and a MAcc in Accounting from the University of Waterloo. He also is a CFA charterholder, Chartered Professional Accountant and a Chartered Accountant.

In addition to managing our investments, the Advisor also currently manages the following entities, or the “Other Advised Entities”:

Name	Entity	Investment Focus	Gross Assets(1)
FS Investment Corporation II	BDC	Primarily invests in senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans of private U.S. companies.	$4,554,254
FS Investment Corporation III	BDC	Primarily invests in senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans of private U.S. companies.	$3,844,442
FS Investment Corporation IV	BDC	Primarily invests in senior secured loans, second lien secured loans and, to a lesser extent, subordinated loans of private U.S. companies.	$376,786
Corporate Capital Trust II	BDC	Primarily invests in senior secured loans and second lien secured loans, and to a lesser extent, subordinated loans of private U.S. companies.	$183,823

(1)	As of December 31, 2018. Gross assets equals total assets set forth on each respective entity’s consolidated balance sheet. Dollar amounts are presented in thousands.

The table below shows the dollar range of shares of common stock beneficially owned as of May 1, 2019 by each member of the Investment Committee of the Advisor, based on the closing price of our common stock as reported on the NYSE as of May 1, 2019.

Name of Investment Committee Member	Dollar Range of Equity Securities in FS KKR Capital Corp.(1)
Sean Coleman	$100,001-$500,000
Brian Gerson	$100,001-$500,000
Michael Kelly	$100,001-$500,000
Drew O’Toole	N/A
Todd Builione	100,001-$500,000
Catherine Madigan	N/A
Daniel Pietrzak	500,001-$1,000,000
Ryan Wilson	100,001-$500,000

(1) Dollar ranges are as follows: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 or over $1,000,000.

PORTFOLIO COMPANIES

The following table sets forth certain information as of December 31, 2018 with respect to each company in which we had a debt or equity/other investment. Other than these investments, our only relationships with our portfolio companies are the managerial assistance we may separately provide to our portfolio companies, which services would be ancillary to our investments and the board observer or participation rights we may receive. In general, under the 1940 Act, the Company would be presumed to “control” a portfolio company if it owned more than 25% of its voting securities or it had the power to exercise control over the management or policies of such portfolio company, and would be an “affiliated person” of a portfolio company if it owned 5% or more of its voting securities.

For information relating to the value of our investments in our portfolio companies and information related to portfolio companies we are deemed to “control” or be an “affiliated person” of under the 1940 Act, see our audited consolidated schedule of investments as of December 31, 2018 included of our Annual Report on Form 10-K for the year ended December 31, 2018. Dollar amounts in the table below and the related notes are presented in thousands.

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

5 Arch Income Fund 2, LLC 19800 MacArthur Boulevard, Suite 1150 Irvine, CA 92612	5 Arches owns and operates a vertically integrated, fully licensed, specialty mortgage company that originates, purchases, and manages specialized mortgage loans.	53.9

5 Arch Income Fund 2, LLC 19800 MacArthur Boulevard, Suite 1150 Irvine, CA 92612	5 Arches owns and operates a vertically integrated, fully licensed, specialty mortgage company that originates, purchases, and manages specialized mortgage loans.	23.7	(1)

A10 Capital LLC 800 Weat Main Street, Suite 1100 Boise, ID 83702	A10 Capital provides non-recourse perm loans and bridge loans for middle-market commercial real estate nationwide.	30.0

A10 Capital LLC 800 Weat Main Street, Suite 1100 Boise, ID 83702	A10 Capital provides non-recourse perm loans and bridge loans for middle-market commercial real estate nationwide.	14.0	(1)

Abaco Systems, Inc 12090 South Memorial Parkway Huntsville, AL 35803	Abaco Systems is a global leader in open architecture rugged embedded systems.	60.3

ABB CONCISE Optical Group LLC 12301 NW 39th Street Coral Springs, FL 33065	The nation’s leading distributor of optical products, including contact lenses, frames, sunglasses, accessories and contact lens solutions.	13.1

Accuride Corp 7140 Office Circle Evansville, IN 47715	Produces steel wheels and aluminum wheels in North America.	17.8

Acosta Holdco Inc 6600 Corporate Center Parkway Jacksonville, FL 32216	Acosta is a national sales and marketing company that serves as the outsourced sales arm for major consumer-packaged goods companies.	17.6

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Addison Holdings 125 South Wacker Drive , 27th Floor Chicago, IL 60606	Addison Group provides hiring and staffing services to businesses and candidates in the United States.	119.8

Advanced Lighting Technologies Inc 7905 Cochran Road, Suite 300 Glenwillow, OH 44139	Advanced Lighting Technologies, Inc. designs, manufactures, and markets energy efficient commercial lighting products, components and systems.	17.5

Advantage Sales & Marketing Inc 18100 Von Karman Ave, Suite 1000 Irvine, CA 92612	Advantage Sales & Marketing Inc. (ASM) provides marketing services. The Company offers integrated sales services, business process outsourcing, retail services, brand and space management, and marketing services.	16.8

Aleris International Inc 25825 Science Park Drive, Suite 400 Cleveland, OH 44122	Aleris is a global leader in Aerospace, Auto and Continuous Cast aluminum rolled products.	3.4

Alion Science & Technology Corp 1750 Tysons BLVD, Suite 1300 McLean, VA 22102	Alion is a leading provider of engineering solutions and operational support to the Federal Government for national defense, intelligence, homeland security and other government programs.	2.7

All Systems Holding LLC 210 Sixth Avenue, Suite 3100 Pittsburgh, PA 15222	All Systems is a leading independent human capital solutions provider in the U.S., serving a diverse set of blue-chip customers by providing highly specialized skillsets for non-discretionary and in-demand functions.	52.8

AltEn, LLC 5225 Renner Road Shawnee, Kansas 66217	Closed loop biofuel-based ethanol refinery.	2.7

Altus Power America Inc 102 Greenwich Avenue, 3rd Floor Greenwich, CT 6830	Altus Power America is a developer and owner of on-site solar generation facilities for commercial and industrial customers.	3.2

Altus Power America Inc 102 Greenwich Avenue, 3rd Floor Greenwich, CT 6830	Altus Power America is a developer and owner of on-site solar generation facilities for commercial and industrial customers.	0.1	(1)

AM General LLC 105 N. Niles Ave, P.O. Box 7025 South Bend, IN 46634	AM General designs, engineers, manufactures and supports specialised vehicles for commercial and military customers.	164.6

Ammeraal Beltech Holding BV Comeniusstraat 8 Alkmaar, Noord-Holland, Netherlands 1817 MS	Ammeraal Beltech Holding B.V. manufactures and markets belts for food, airport, logistics, mail, tobacco, paper and print, textile, rubber and tire, automotive, and wood industries.	2.3

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Amtek Global Technology Pte Ltd 141 Cecil Street #02-03, Tung Ann Association Building Singapore, 069541	Integrated automotive component manufacturer with a strong global presence.	60.5

Ap Plasman Inc 5245 Burke Street Windsor, ON, Canada N9A 6J3	Ap Plasman Inc (APP), is a leading manufacturer of injection mold, exterior trim components, coupled with high value-add painting, assembly and tooling capabilities.	190.0

Apex Group Limited 1650 Borel Place, #100 San Mateo, CA 94402	Apex Group is an independent fund administrator. The Company provides back and middle office functions for alternative asset funds.	1.8	(1)

Apex Group Limited 1650 Borel Place, #100 San Mateo, CA 94402	Apex Group is an independent fund administrator. The Company provides back and middle office functions for alternative asset funds.	12.5

Apex Group Limited 1650 Borel Place, #100 San Mateo, CA 94402	Apex Group is an independent fund administrator. The Company provides back and middle office functions for alternative asset funds.	6.0	(1)

Apex Group Limited 1650 Borel Place, #100 San Mateo, CA 94402	Apex Group is an independent fund administrator. The Company provides back and middle office functions for alternative asset funds.	2.1

Apex Group Limited 1650 Borel Place, #100 San Mateo, CA 94402	Apex Group is an independent fund administrator. The Company provides back and middle office functions for alternative asset funds.	3.0	(1)

Aspect Software Inc 2325 East Camelback Road, Suite 700 Phoenix, AZ 85016	Aspect Software is a provider of solutions to the contact center industry.	3.7

Aspect Software Inc 2325 East Camelback Road, Suite 700 Phoenix, AZ 85016	Aspect Software is a provider of solutions to the contact center industry.	0.7

AVF Parent LLC 6500 14 Mile Road Warren, MI 48092	Art Van Furniture is a leading furniture retailer in the Midwestern United States.	55.4

Berner Food & Beverage LLC 2034 East Factory Road Dakota, IL 61018	A leading producer of ready-to-drink (“RTD”) coffee, cheese dips, salsa and other dairy-related items.	62.2

Blackhawk Mining LLC 3228 Summit Square Place, Suite 180 Lexington, KY 40509	A coal mining company.	3.0

Blackhawk Mining LLC 3228 Summit Square Place, Suite 180 Lexington, KY 40509	A coal mining company.	3.0

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Borden Dairy Co 8750 N. Central Expressway, Suite 400 Dallas, TX 75231	Borden Dairy Company produces dairy products. It offers milk, yogurt smoothies, yogurt, probiotics, creams, and cheese products.	70.0

Caprock Midstream LLC 5810 Wilson Road, Suite 100 Humble, TX 77396	Caprock Midstream LLC is an principal investment firm. The firm typically invests in crude oil, NGL, natural gas & water midstream infrastructure sectors.	5.5

Charlotte Russe Inc 4645 Morena Boulevard San Diego, CA	Retailer offering an assortment of on-trend fashion apparel, shoes, and accessories.	9.4

Commercial Barge Line Co 1701 E. Market St. Jeffersonville, IN 47130	One of America’s largest liquid cargo and dry cargo barge lines with a fleet of approximately 4,200 barges, powered by 175 towboats.	4.1

CSafe Global 2900 Dryden Road Dayton, OH 45439	CSafe designs, develops and manufactures cold chain management products for the pharmaceutical industry.	0.6

CSafe Global 2900 Dryden Road Dayton, OH 45439	CSafe designs, develops and manufactures cold chain management products for the pharmaceutical industry.	5.3	(1)

CSafe Global 2900 Dryden Road Dayton, OH 45439	CSafe designs, develops and manufactures cold chain management products for the pharmaceutical industry.	50.2

CSM Bakery Solutions 5775 Glenridge Drive, Bldg. A Sandy Springs, GA 30328	CSM Bakery Solutions LLC engages in the production and distribution of bakery ingredients and products in the United States, Canada, and Mexico.	1.1

CTI Foods Holding Co LLC P.O. Box 700 Caldwell, ID 83606	Produces custom food products for the foodservice industry.	3.6

Dade Paper and Bag Co Inc 255 Route 1 & 9 Jersey City, NJ 7306	Imperial Dade is a leading distributor of foodservice disposables and janitorial supplies to a range of end markets in the eastern United States.	10.5

Dade Paper and Bag Co Inc 255 Route 1 & 9 Jersey City, NJ 7306	Imperial Dade is a leading distributor of foodservice disposables and janitorial supplies to a range of end markets in the eastern United States.	82.8

Distribution International Inc 9000 Railwood Drive Houston, TX 77078	Distributes thermal and acoustical insulation and related supplies for maintenance and repair operations in the U.S.	24.2

Eagle Family Foods Inc 4020 Kinross Lakes Parkway Richfield, OH 44286	Eagle Family Foods Group LLC, is an American producer of food and beverage products.	7.1	(1)

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Eagle Family Foods Inc 4020 Kinross Lakes Parkway Richfield, OH 44286	Eagle Family Foods Group LLC, is an American producer of food and beverage products.	46.9

Eagleclaw Midstream Ventures LLC 414 West Texas Avenue, Suite 315 Midland, TX 79701	EagleClaw Midstream Services, LLC provides gathering, transportation, compression, processing, and treating services to bring natural gas and crude oil to the market.	1.0

Empire Today LLC 333 Northwest Avenue Northlake, IL 60164	Empire Today operates as a shop-at-home company that provides installed flooring treatment products to customers across the United States.	80.4

Frontline Technologies Group LLC 1400 Atwater Dr Malvern, PA 19355	Provides cloud based human capital management software (“HCM”) software applications for K-12.	12.0	(1)

Frontline Technologies Group LLC 1400 Atwater Dr Malvern, PA 19355	Provides cloud based human capital management software (“HCM”) software applications for K-12.	60.4

Greystone & Co Inc 152 West 57th St. 60th Floor New York, NY	Originator and servicer of multifamily commercial real estate loans.	37.3

HM Dunn Co Inc 3301 House Anderson Road Euless, TX 76040	HM Dunn is engaged in the manufacture and distribution of aircraft components, assemblies and kits used by original equipment manufacturers (OEMs) in the defense, commercial and civil sectors of the aerospace and defense industry.	0.6

Hudson Technologies Co One Blue Hill Plaza Pearl River, NY 10965	Hudson Technologies is a national distributor and provider of refrigerant gas and engineered solutions headquartered in Pearl River, NY.	39.1

Hunt Mortgage 230 Park Avenue, 19th Floor New York, NY 10169	A top 10 non-bank originator of commercial and multifamily mortgages across all 50 states.	59.9

Icynene Group Ltd 6747 Campobello Road Mississauga, ON, Canada L5N2L7	Icynene is global manufacturer of branded spray polyurethane foam, serving a diverse set of end markets including new custom and production residential construction, commercial construction, remodeling and specialty applications.	29.7

Imagine Communications Corp 3001 Dallas Parkway, Suite 300 Frisco, TX 75034	Imagine Communications Corp. provides media software and video infrastructure solutions for broadcast, multichannel video programming distributor, government, and enterprise customers globally.	33.5

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Imagine Communications Corp 3001 Dallas Parkway, Suite 300 Frisco, TX 75034	Imagine Communications Corp. provides media software and video infrastructure solutions for broadcast, multichannel video programming distributor, government, and enterprise customers globally.	13.7

Industrial Group Intermediate Holdings LLC 411 Theodore Fremd Avenue, Suite 125 Rye, NY 10580	Industrial Group is an employee-owned holding company engaged in agricultural chemicals, electrical insulation materials and other tools and equipment.	19.6

Industry City TI Lessor LP 220 36th Street, #2-A Brooklyn, NY 11232	The Brooklyn Nets are an NBA basketball team owned by Russian billionaire, Mikhail Prokhorov. The Team was moved from New Jersey to Brooklyn, NY in 2012.	28.8

Integro Ltd/United States 1 State Street Plaza, 9th Floor New York, NY 10004	Integro Ltd. is an insurance brokerage and specialty risk management company.	25.5

JAKKS Pacific Inc 2951 28th Street Santa Monica, CA 90405	JAKKS Pacific, Inc. develops, produces, and markets consumer products worldwide.	4.8

JHC Acquisition LLC 2454 East Dempster Street , Suite 300 Des Plaines, IL 60016	Justrite (JHC) is a leading source of storage, handling and security products including fire prevention safety equipment for hazardous materials, environmental protection spill containment devices and specialized storage products.	54.9

JHC Acquisition LLC 2454 East Dempster Street , Suite 300 Des Plaines, IL 60016	Justrite (JHC) is a leading source of storage, handling and security products including fire prevention safety equipment for hazardous materials, environmental protection spill containment devices and specialized storage products.	2.9	(1)

JHT Holdings Inc 10801 Corporate Drive Pleasant Prairie, WI 53158	Provides transportation services related to the delivery of heavy commerical trucks in the US, Canada and Mexico.	24.3

Jo-Ann Stores Inc 5555 Darrow Rd Hudson, OH 44236	Jo-Ann Stores is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts.	15.9

Jostens Inc 7760 France Ave South, Suite 400 Minneapolis, MN 55435	Jostens, Inc. provides products, programs, and services for high schools and universities. The company’s products include jewelry, school yearbooks and memory books, scholastic products, and products for athletic champions and their fans.	5.4

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

JSS Holdings Ltd 180 North Stetson, 29th Floor Chicago, IL 60601	Jet Support Services (JSS) is a leading independent provider of hourly cost maintenance programs for aircraft engines and airframes.	109.7

Kodiak BP LLC 1745 Shea Center Drive, Suite 130 Littleton, CO 80129	Kodiak Building Partners is a diversified building products distribution platform serving a variety of end markets, geographies, and product categories.	31.3

Kodiak BP LLC 1745 Shea Center Drive, Suite 130 Littleton, CO 80129	Kodiak Building Partners is a diversified building products distribution platform serving a variety of end markets, geographies, and product categories.	54.2	(1)

Lazard Global Compounders Fund 30 Vesey St , Rm 1700 New York, NY 10007	Greystone Management Corp was founded in 1968. The company’s line of business includes operating nonresidential buildings.	51.8

Lazard Global Compounders Fund 30 Vesey St , Rm 1700 New York, NY 10007	Greystone Management Corp was founded in 1968. The company’s line of business includes operating nonresidential buildings.	9.0	(1)

Leading Edge Aviation Services Inc 3132 Airway Avenue Costa Mesa, CA 92626	Leading Edge Aviation Services, Inc. provides aircraft painting services for commercial, private, VVIP, and military aircrafts. It offers fuel system and mod-center support services for commercial and military aircrafts.	43.5

Leading Edge Aviation Services Inc 3132 Airway Avenue Costa Mesa, CA 92626	Leading Edge Aviation Services, Inc. provides aircraft painting services for commercial, private, VVIP, and military aircrafts. It offers fuel system and mod-center support services for commercial and military aircrafts.	9.0

Leading Edge Aviation Services Inc 3132 Airway Avenue Costa Mesa, CA 92626	Leading Edge Aviation Services, Inc. provides aircraft painting services for commercial, private, VVIP, and military aircrafts. It offers fuel system and mod-center support services for commercial and military aircrafts.	34.8

Matchesfashion Ltd 32 London Bridge Street London, SE1 9SG, United Kingdom	A global omni-channel luxury fashion retailer offering 450+ high-end brands.	11.9

MB Precision Holdings LLC 109 Apremont Way, P.O. Box 828 Westfield, MA 1085	MidState Berkshire provides precision machining, fabrication, assembly and test services for the aerospace, defense and energy sectors.	4.3

Micronics Filtration Holdings Inc 200 West Road Portsmouth, NH 3801	Micronics Engineered Filtration is a global designer and manufacturer of inline solid-liquid filtration solutions for mission-critical industrial process applications.	62.1

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Misys Ltd 1 Kingdom Street, Paddington London, W2 6BL UK	Provides industry specific software for banking, treasury, trading, and risk solutions.	0.6

Mitel US Holdings Inc 1146 North Alma School Road Mesa, AZ 85201-3000	Mitel US Holdings, Inc., through its subsidiaries, provides telecommunications services.	3.0

Murray Energy Corp 46226 National Road, Suite 300 Saint Clairsville, OH 43950	Murray Energy Corporation produces and distributes coal.	18.7

National Debt Relief LLC 11 Broadway, 16th Floor New York, NY 10004	Provides debt settlement services.	18.7

NaviHealth Inc. 210 Westwood Place, Suite 400 Brentwood, TN 37027	naviHealth, Inc. manages post-acute care and care transitions on behalf of health plans, hospitals and health systems, and post-cute providers in the United States.	11.5

NBG Home 12303 Technology Boulevard , Suite 950 Austin, TX 78727	A designer, manufacturer and distributor of products for the home décor market.	24.8

NCI Inc 11730 Plaza America Drive Reston, VA 20190	Provides enterprise systems management, information assurance, information assurance policies, and process development and validation solutions.	82.6

Nine West Holdings 1129 Westchester Avenue White Plains, NY	Designs, develops, and markets women’s footwear and accessories including women’s handbags.	2.5

Nine West Holdings 1129 Westchester Avenue White Plains, NY	Designs, develops, and markets women’s footwear and accessories including women’s handbags.	5.7

North Haven Cadence Buyer Inc 8767 East Via De Ventura, Suite 200 Scottsdale, AZ 85258	Cadence Education operates as a provider of childhood and private elementary education services.	1.4

North Haven Cadence Buyer Inc 8767 East Via De Ventura, Suite 200 Scottsdale, AZ 85258	Cadence Education operates as a provider of childhood and private elementary education services.	3.8	(1)

North Haven Cadence Buyer Inc 8767 East Via De Ventura, Suite 200 Scottsdale, AZ 85258	Cadence Education operates as a provider of childhood and private elementary education services.	0.9	(1)

North Haven Cadence Buyer Inc 8767 East Via De Ventura, Suite 200 Scottsdale, AZ 85258	Cadence Education operates as a provider of childhood and private elementary education services.	3.8

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

North Haven Cadence Buyer Inc 8767 East Via De Ventura, Suite 200 Scottsdale, AZ 85258	Cadence Education operates as a provider of childhood and private elementary education services.	18.3

Onvoy LLC 10300 6th Avenue North Plymouth, MN 55441	Offers network-based voice and messaging services to wireless, cable, carrier, and communication service providers.	1.1

Pacific Union Financial LLC 8900 Freeport Pkwy. , Suite 150 Irving, TX 75063	Provides full-service residential mortgage banking and loan servicing activities throughout the U.S.	70.7

PAE Holding Corp 1320 North Courthouse Road, Suite 800 Arlington, VA 22201	Provides mission-critical services to the U.S. government operating in different segments.	2.5

Patriot Well Solutions LLC 475 17th Street, Suite 1020 Denver, CO 80202	Patriot Well Solutions LLC provides completion services and solutions to the oil and gas industry.	4.3

Patriot Well Solutions LLC 475 17th Street, Suite 1020 Denver, CO 80202	Patriot Well Solutions LLC provides completion services and solutions to the oil and gas industry.	2.1

Payless Inc 3231 Southeast 6th Avenue Topeka, KS 66607	The Company sells office and sports shoes, sandals, and slippers.	6.9

Petroplex Acidizing Inc P.O. Box 60365 Midland, TX 79711	Provides acidizing and chemical treatment services for oil, gas, and injection wells in the Permian Basin.	22.7

Petroplex Acidizing Inc P.O. Box 60365 Midland, TX 79711	Provides acidizing and chemical treatment services for oil, gas, and injection wells in the Permian Basin.	13.8

PHRC License LLC 4700 Millenia Boulevard, Suite 400 Orlando, FL 32839	PHRC License provides licensing for the Planet Hollywood Resorts brand.	50.1

Power Distribution Inc 4200 Oakleys Court Richmond, VA 23223	Power Distribution is a leading independent designer, manufacturer and service provider of mission critical power distribution, static switching and power monitoring equipment for corporate data centers.	29.3

PSKW LLC 200 Jefferson Park Whippany, NJ 7981	PSKW is a leading developer and marketer of co-pay assistance (CPA) programs and tools that help to reduce the cost of prescription drugs for patients.	49.4

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Qdoba Restaurant Corp 4865 Ward Road, Suite 500 Wheat Ridge, CO 80033	The Company offers canned, frozen fruits, fruit juice, vegetable and non-vegetable food items.	12.7

Reliant Rehab Hospital Cincinnati LLC 5800 Granite Parkway, Suite 1000 Plano, TX 75024	Reliant Rehabilitation Holdings, Inc. provides contract therapy and rehabilitation management services. It offers physical, occupational, and speech therapy services to skilled nursing facilities.	94.3

Revere Superior Holdings, Inc 401 Congress Avenue, Suite 3100 Austin, TX 78701	Provides mission critical SaaS to over 6,500 customers, mainly in the staffing agency space.	66.8

Revere Superior Holdings, Inc 401 Congress Avenue, Suite 3100 Austin, TX 78701	Provides mission critical SaaS to over 6,500 customers, mainly in the staffing agency space.	5.0

Revere Superior Holdings, Inc 401 Congress Avenue, Suite 3100 Austin, TX 78701	Provides mission critical SaaS to over 6,500 customers, mainly in the staffing agency space.	17.7

Revere Superior Holdings, Inc 401 Congress Avenue, Suite 3100 Austin, TX 78701	Provides mission critical SaaS to over 6,500 customers, mainly in the staffing agency space.	5.5	(1)

Roadrunner Intermediate Acquisition Co LLC 6399 South Fiddlers Green Circle, Suite 100 Greenwood Village, CO 80111	Healthcare Staffing Services (Roadrunner) is a leading provider of travel nurse staffing solutions. The company operates through two segments: Fastaff Travel Nursing and U.S. Nursing Corporation.	33.1

Rogue Wave Software, Inc. 1315 West Century Drive, Suite 150 Louisville, CO 80027	Rogue Wave Software is a global provider of cross-platform software development tools and embedded components.	73.3

Safariland LLC 13386 International Parkway Jacksonville, FL 32218	Safariland is a provider of security and law enforcement products and services, delivering a full-range of customer-specific solutions.	126.1

Savers Inc 11400 S.E. 6th Street Bellevue, WA 98004	Operates a chain of retail thrift stores.	11.3

Sequa Corp 3999 RCA Blvd. Palm Beach Gardens, FL 33410	Provides aftermarket service and repairs for jet engine parts and coats steel for commercial and residential uses.	27.5

Sequel Youth & Family Services LLC 1131 Eagletree Lane Huntsville, AL 35801	Sequel Youth & Family Services LLC develops and operates programs for children, adolescents, and adults with behavioral, emotional, and physical challenges.	14.0

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Sequel Youth & Family Services LLC 1131 Eagletree Lane Huntsville, AL 35801	Sequel Youth & Family Services LLC develops and operates programs for children, adolescents, and adults with behavioral, emotional, and physical challenges.	80.0

Sequential Brands Group Inc. 601 West 26th Street, 9th Floor New York, NY 10001	Sequential Brands Group owns, promotes, markets and licenses a portfolio of consumer brands to retailers, wholesalers and distributors.	59.2

SI Group Inc 2750 Balltown Road Schenectady, NY 12301	SI Group, Inc. develops and manufactures chemical intermediates, and specialty resins and solutions for industrial and consumer goods worldwide	2.0

SIRVA Worldwide Inc One Parkview Plaza Oakbrook Terrace, IL 60181	Global leader in moving and relocation services.	4.2

SMART Global Holdings Inc 39870 Eureka Drive Newark, CA 94560	Smart Modular Technologies is a designer and manufacturer of memory solutions offering DRAM modules as well as mobile memory for a variety of applications globally.	19.7

Sorenson Communications LLC 4192 South Riverboat Road Salt Lake City, UT 84123	Sorenson Communications is a provider of IP-based video communication technology and services to the deaf and hard of hearing population in the United States.	29.3

SSC (Lux) Limited S.a r.l. 7 Rue Robert Stumper, L-2557 Luxembourg	Surgical Specialties Corporation manufactures surgical products, such as suture needles, sutures, microsurgical cutting instruments, eye garters, and ophthalmic cannulas.	59.5

Staples Canada 6 Staples Avenue Richmond Hill, ON, Canada	Staples Canada operates a network of retail stores that supply office products, business machines, office furniture, and business services to small and medium sized companies, and home office customers.	9.0

Sungard Availability Services Capital Inc 680 East Swedesford Road Wayne, PA 19087	SunGard provides IT operations support, managed IT services and consulting services.	4.2

Sungard Availability Services Capital Inc 680 East Swedesford Road Wayne, PA 19087	SunGard provides IT operations support, managed IT services and consulting services.	1.8

Sutherland Global Services Inc 1160 Pittsford-Victor Road Pittsford, NY 14534	Sutherland is a leading provider of technology enabled business process outsourcing services.	6.8

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Sutherland Global Services Inc 1160 Pittsford-Victor Road Pittsford, NY 14534	Sutherland is a leading provider of technology enabled business process outsourcing services.	1.6

Sweet Harvest Foods Management Co 515 Cannon Industrial Boulevard Cannon Falls, MN 55009-1177	Produces and sells honey.	26.6

Tangoe LLC 169 Lackawanna Ave. Parsippany, NJ 07054	Tangoe LLC provides connection life cycle management software and related services. The Comapny offers technology life cycle management for mobility, network, and Cloud.	89.2

Team Health Inc 265 Brookview Centre Way, Suite 400 Knoxville, TN 37919	Provides outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States.	12.2

ThermaSys Corp 2777 Walden Avenue Buffalo NY, 14225	ThermaSys is a manufacturer of heat exchangers for end markets including power generation, industrial, construction equipment, and automotive engines.	6.7

ThreeSixty Group 1 Venture, Suite 110 Irvine, CA 92618	Designs, sources, and distributes consumer products to retailers in the United States.	50.2

ThreeSixty Group 1 Venture, Suite 110 Irvine, CA 92618	Designs, sources, and distributes consumer products to retailers in the United States.	49.9

Trace3 Inc 7565 Irvine Center Drive, Suite 200 Irvine, CA 92618	Trace3 is a leading technology solutions value-added reseller to predominantly West Coast enterprise customers.	93.9

Utility One Source LP 7701 Independence Avenue Kansas City, MO 64125	Renter, manufacturer and servicer of specialty equipment used in industries such as utility, forestry, rail, construction, oil&gas.	—

Versatile Processing Group Inc 9820 Westpoint Drive, Suite 300 Indianapolis, IN 46256	Versatile Processing Group, Inc. provides industrial recycling, repair, and disposal services in the United States.	105.3

Virgin Pulse Inc 492 Old Connecticut Path, Suite 601 Framingham, MA 01701	Virgin Pulse, Inc. designs and develops technology to promote good lifestyle habits for employees.	137.2

Vivint Inc 4931 North 300 West Provo, UT 84604	Provides home security, energy management, home automation, local cloud storage, and high-speed Internet solutions.	27.7

Warren Resources Inc 5420 LBJ Freeway, Suite 600 Dallas, TX 75240	Warren Resources is an independent energy company engaged in the exploration, development and production of onshore crude oil and gas reserves.	0.7

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — First Lien

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	13.1

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	6.7

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	22.0

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	14.4

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	9.1

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	14.3

Wheels Up Partners LLC 220 West 42nd Street , 16th Floor New York, NY 10036	Offers private aviation services on light, mid, and super mid-sized jets, as well as membership opportunities to clients looking for travel management solutions.	4.6

WireCo WorldGroup Inc 2400 West 75th Street, Prairie Village Kansas City, MO 66208	Manufacturer of steel and synthetic rope, specialty wire, electromechanical cable, and other engineered products.	0.5

Z Gallerie LLC 1855 West 139th Street Gardena, CA 90249	Operates stores that sell furniture, art, decor, tableware, bedding, and gifts in the U.S.	30.2

Zeta Interactive Holdings Corp 185 Madison Avenue, 5th Floor New York, NY 10016	Zeta is a customer lifecycle marketing (CLM) platform company that integrates big data, proprietary technology and analytics to help leading brands acquire, grow and retain customers.	12.9

Zeta Interactive Holdings Corp 185 Madison Avenue, 5th Floor New York, NY 10016	Zeta is a customer lifecycle marketing (CLM) platform company that integrates big data, proprietary technology and analytics to help leading brands acquire, grow and retain customers.	2.3	(1)

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — Second Lien

Abaco Systems, Inc 12090 South Memorial Parkway Huntsville, AL 35803	Abaco Systems is a global leader in open architecture rugged embedded systems.	62.6

Access CIG LLC 6818 A Patterson Pass Road Livermore, CA 94550	Provides records and information management services.	0.6

Advantage Sales & Marketing Inc 18100 Von Karman Ave, Suite 1000 Irvine, CA 92612	Advantage Sales & Marketing Inc. (ASM) provides marketing services. The Company offers integrated sales services, business process outsourcing, retail services, brand and space management, and marketing services.	3.5

Agro Merchants Global LP 1150 Sanctuary Parkway, Suite 125 Alpharetta, GA 30009	AGRO provides cold storage warehousing for produce providers and retailers and also offers services such as repacking, inspection, blast freezing, and trucking.	14.7

Albany Molecular Research Inc 26 Corporate Circle Albany, NY 12203	A contract research and manufacturing company, provides integrated drug discovery, development, and manufacturing services primarily in the United States, Europe, and Asia.	8.3

Ammeraal Beltech Holding BV Comeniusstraat 8 Alkmaar, Noord-Holland, Netherlands 1817 MS	Ammeraal Beltech Holding B.V. manufactures and markets belts for food, airport, logistics, mail, tobacco, paper and print, textile, rubber and tire, automotive, and wood industries.	39.9

Amtek Global Technology Pte Ltd 141 Cecil Street #02-03, Tung Ann Association Building Singapore, 069541	Integrated automotive component manufacturer with a strong global presence.	40.3

Arena Energy LP 4200 Research Forest Drive, Suite 500 The Woodlands, TX 77381	Arena Energy is an exploration and production company with conventional offshore assets in the shallow water Gulf of Mexico shelf.	8.6

Belk Inc 2801 West Tyvola Road Charlotte, NC 28217	The 7th largest department store operator in the US, with 297 stores across 16 southeastern states.	112.9

Bellatrix Exploration Ltd 800 5th Avenue SW, Suite 1920 Calgary, Alberta, Canada T2P 3T6	Bellatrix Exploration Ltd. engages in the acquisition, exploration, development, and production of oil and natural gas reserves in the provinces of Alberta, British Columbia, and Saskatchewan.	4.1

Bellatrix Exploration Ltd 800 5th Avenue SW, Suite 1920 Calgary, Alberta, Canada T2P 3T6	Bellatrix Exploration Ltd. engages in the acquisition, exploration, development, and production of oil and natural gas reserves in the provinces of Alberta, British Columbia, and Saskatchewan.	1.9

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — Second Lien

Bellatrix Exploration Ltd 800 5th Avenue SW, Suite 1920 Calgary, Alberta, Canada T2P 3T6	Bellatrix Exploration Ltd. engages in the acquisition, exploration, development, and production of oil and natural gas reserves in the provinces of Alberta, British Columbia, and Saskatchewan.	0.6	(1)

Byrider Finance LLC 12802 Hamilton Crossing Boulevard Carmel, IN 46032	Byrider is an automotive retailer focused on the integrated auto sales and finance segment.	17.8

Chisholm Oil & Gas Operating LLC 6100 South Yale Avenue, Suite 1700 Tulsa, OK 74136	Private exploration and production operator located in Tulsa, Oklahoma.	16.0

CommerceHub Inc 201 Fuller Road, ZEN Building, 6th Floor Albany, NY 12203	CommerceHub is a provider of hosted integration, drop ship fulfillment, and product content management for multi-channel e-commerce merchants.	67.3

CTI Foods Holding Co LLC P.O. Box 700 Caldwell, ID 83606	Produces custom food products for the foodservice industry.	23.1

Culligan International Co 9399 West Higgins Rd, STE 1100 Rosemont, IL 60018 USA	Engages in the manufacture and distribution of water filtration and treatment systems for residential, office, commercial, and industrial applications.	65.4

Direct ChassisLink Inc 3525 Whitehall Park Dr Charlotte, NC 28273	The Company provides chassis to marine terminal operators, steam ship lines, non-vessel operating common carriers, and beneficial cargo owners.	1.3

EaglePicher Technologies LLC C and Porter Streets Joplin, MO 64802	Offers batteries and energetic devices for mission-critical aerospace, defense, aviation, and medical battery markets.	2.9

Emerald Performance Materials LLC 2020 Front Street, Suite 100 Cuyahoga Falls, OH 44221	Produces and markets specialty chemicals for food and industrial applications.	2.0

Excelitas Technologies Corp 200 West Street, Suite E403 Waltham, MA 02451	Manufactures customized optoelectronic and advanced electronic systems to global OEM customers.	7.5

Grocery Outlet Inc 5650 Hollis Street Emeryville, CA 94608	Operates grocery stores that remarket excess inventories.	3.4

Gruden Acquisition, Inc. 4041 Park Oaks Boulevard, Suite 200 Tampa, FL 33610	Quality Distribution (Gruden Acquisition) is a global provider of bulk transportation and logistics services.	14.6

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — Second Lien

Higginbotham Insurance Agency Inc 500 West 13th Street Fort Worth, TX 76102	Provides insurance agency services to customers throughout Texas.	18.5

Integro Ltd/United States 1 State Street Plaza, 9th Floor New York, NY 10004	Integro Ltd. is an insurance brokerage and specialty risk management company.	4.7

Invictus 373 Marshall Ave St. Louis, MO 63119	A leading producer of fire retardant chemicals and phosphorous pentasulfide (P2S5) used in lubricant additives.	3.4

iParadigms Holdings LLC 1111 Broadway, 3rd Floor Oakland, CA 94607	Leading provider of anti-plagiarism and grading solutions for the Higher Education and Secondary Education end-markets.	21.8

Jo-Ann Stores Inc 5555 Darrow Rd Hudson, OH 44236	Jo-Ann Stores is the nation’s largest specialty retailer of fabrics and one of the largest specialty retailers of crafts.	0.6

LBM Borrower LLC 1000 Corporate Grove Drive Buffalo Grove, IL 60089	LBM Borrower, LLC distributes lumber and building materials.	21.2

MedAssets Inc 100 North Point Center East, Suite 200 Alpharetta, GA 30022	Provides technology-enabled products and services for hospitals and health systems.	61.7

Misys Ltd 1 Kingdom Street, Paddington London, W2 6BL UK	Provides industry specific software for banking, treasury, trading, and risk solutions.	5.7

NBG Home 12303 Technology Boulevard , Suite 950 Austin, TX 78727	A designer, manufacturer and distributor of products for the home décor market.	33.8

One Call Care Management Inc 841 Prudential Drive Suite 900 Jacksonville, FL 32207	One Call Care Management, Inc. provides specialized cost containment services to the workers’ compensation industry in the United States.	29.6

P2 Energy Solutions, Inc. 1670 Broadway, Suite 2800 Denver, CO 80202	Provider of comprehensive range of software, geospatial data, land management tools, and outsourcing to the upstream oil and gas industry.	70.5

Paradigm Acquisition Corp 1033 Skokie Blvd, Suite 600 Northbrook, IL 60062	Paradigm Acquisition Corporation was founded in 2012. The Company’s line of business includes providing management services on a contract or fee basis.	2.4

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Senior Secured Loans — Second Lien

Peak 10 Holding Corp 8809 Lenox Pointe Drive, Suite G Charlotte, NC 28273-3377	Peak 10 Holding Corporation operates as a holding company. The Company, through its subsidiaries, provides information technology services such as application support, security, backup, storage management, internet access, and cloud computing services.	0.2

Petrochoice Holdings Inc 1300 Virginia Drive, Suite 405 Ft. Washington, PA 19034	Supplies lubricants and filtration products in the Mid-Atlantic region and Midwest region.	63.7

Polyconcept North America Inc 400 Hunt Valley Rd New Kensington, PA 15068	Provides promotional, lifestyle, and gift products.	28.8

Pure Fishing Inc 7 Science Court Columbia, SC 29203	Pure Fishing, Inc. manufactures and sells outdoor and recreational lifestyle products. The company offers fishing tackle, lures, rods and reels, anglers, soft baits, and accessories.	80.2

Rise Baking Company 828 Kasota Avenue SE Minneapolis, MN 55414	Rise Baking Company produces and retails bakery products, including breads, cookies, and bars. The company was founded in 2013 and is headquartered in Minneapolis, Minnesota.	30.8

Sequa Corp 3999 RCA Blvd. Palm Beach Gardens, FL 33410	Provides aftermarket service and repairs for jet engine parts and coats steel for commercial and residential uses.	21.9

SIRVA Worldwide Inc One Parkview Plaza Oakbrook Terrace, IL 60181	Global leader in moving and relocation services.	3.5

SMG/PA 300 Conshohocken State Road, Suite 450 West Conshohocken, PA 19428	SMG of Pennsylvania provides venue management, marketing, and development services.	1.3

Sparta Systems Inc 2000 Waterview Drive, Suite 300 Hamilton, NJ 08691	Develops and delivers on-premise and cloud based enterprise quality management software (EQMS) solutions.	34.6

Spencer Gifts LLC 6826 Black Horse Pike Egg Harbor Township, NJ 08234	Spencer Spirit Holdings (Spencer Gifts) is a lifestyle retail company that operates two unique, national brands (Spencer’s and Spirit Halloween) throughout the United States, Canada and online.	29.9

Vestcom International Inc 2800 Cantrell Road Little Rock, AK 72202	Vestcom International, Inc. offers marketing solutions for retailers and brand manufacturers. The Company provides offers banner strips, ad signs, promotion, restocking programs, and banner advertisements.	69.9

WireCo WorldGroup Inc 2400 West 75th Street, Prairie Village Kansas City, MO 66208	Manufacturer of steel and synthetic rope, specialty wire, electromechanical cable, and other engineered products.	13.7

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Other Senior Secured Debt

Advanced Lighting Technologies Inc 7905 Cochran Road, Suite 300 Glenwillow, OH 44139	Advanced Lighting Technologies, Inc. designs, manufactures, and markets energy efficient commercial lighting products, components and systems.	23.6

Angelica Corp 1105 Lakewood Parkway , Suite 210 Alpharetta, GA 30009	Provider of healthcare linen and medical laundry services.	37.2

Artesyn Embedded Technologies Inc 7900 Glades Road, Suite 500 Boca Raton, FL 33434-4105	Artesyn Embedded Technologies Inc. designs and manufactures power conversion and embedded computing solutions for communications, computing, healthcare, military, aerospace, industrial automation, computing and data storage, and consumer industries worldwide.	20.6

Avantor Inc 3477 Corporate Parkway, Suite 200 Center Valley, PA 18034	Manufactures and markets high-performance chemistries and materials for life science, pharmaceutical, biomaterial, research/diagnostic, and advanced technology markets.	8.4

Black Swan Energy Ltd 2700, Bow Valley Square Tower IV, 250-6th Avenue SW Calgary, Alberta, Canada T2P 3H7	Black Swan Energy Ltd. is a private, Canadian E&P company headquartered in Calgary. The Company is focused on the liquids-rich window of the Montney Shale in northeast British Columbia.	6.0

Cleaver-Brooks Inc 221 Law Street Thomasville, GA 31792	Manufactures boiler room equipment for commercial, institutional, and industrial markets.	9.5

Cornerstone Chemical Co 10800 River Road Waggaman, LA 70094	Manufactures and distributes chemicals.	11.2

Direct ChassisLink Inc 3525 Whitehall Park Dr Charlotte, NC 28273	The Company provides chassis to marine terminal operators, steam ship lines, non-vessel operating common carriers, and beneficial cargo owners.	14.8

FourPoint Energy LLC 100 St. Paul Street, Suite 400 Denver, CO 80206	FourPoint is negotiating a purchase agreement and a joint development agreement with affiliates of EnerVest, Ltd. to acquire an interest in Anadarko Basin assets that EnerVest is acquiring from Laredo Petroleum and SM Energy.	72.9

Genesys Telecommunications Laboratories Inc 2001 Junipero Serra Blvd # 600 Daly City, CA	Provides contact center solutions for mid-sized to large enterprises.	20.8

JW Aluminum Co 435 Old Mount Holly Road Mt. Holly, SC 29445	JW Aluminum, Inc. manufactures and supplies specialty flat rolled aluminum products for use in consumer and commercial applications.	36.5

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Other Senior Secured Debt

Maxim Crane Works LP / Maxim Finance Corp 1225 Washington Pike Bridgeville, PA 15017	Specializes in the rental and sale of crane lift equipment.	1.0

Mood Media Corp 2100 S. IH 35, Suite 200 Austin, TX 78704	Mood Media provides in-store audio, visual and scent branding services to retail companies in North America, Europe and Asia/Australia.	26.5

PAREXEL International Corp 195 West Street Waltham, MA 02451	PAREXEL International is a global provider of biopharmaceutical services.	1.3

Pattonair Holdings Ltd Ascot Business Park, 50 Longbridge Lane Derby, DE24 8UJ	An outsourced inventory manager and distributor of C-class parts to be used mainly in Aerospace engines and, to a lesser extent aerospace systems.	8.5

Ply Gem Holdings Inc 5020 Weston Parkway, Suite 400 Cary, NC 27513	A residential exterior building products manufacturer with strong market positions in vinyl siding and windows as well as other related exterior products.	5.2

RedPrairie Corp 14400 N. 8th Street Scottsdale, AZ 85260	Develops productivity software solutions for manufacturers, distributors, consumers, and retailers.	1.1

Rockport (Relay) 477 Madison Ave, New York, NY 10022	Rockport provides footwear and accessories for men and women with a focus on comfortable men’s dress shoes.	30.9

Sorenson Communications LLC 4192 South Riverboat Road Salt Lake City, UT 84123	Sorenson Communications is a provider of IP-based video communication technology and services to the deaf and hard of hearing population in the United States.	19.6

Sunnova Energy Corp 20 East Greenway Plaza, Suite 475 Houston, TX 77046	Sunnova is an independent power company that owns and operates residential solar systems throughout the United States.	0.6

Surgery Partners Holdings LLC 40 Burton Hills Blvd, Suite 500 Nashville, TN 37215	Manages ambulatory surgical centers, surgical hospitals, and ancilliary services.	0.5

Velvet Energy Ltd Suite 1500, 308-4th Avenue SW Calgary, Alberta, Canada T2P 0H7	Velvet Energy Ltd. is a private Canadian exploration company with over 474,000 net acres in western Alberta. The Company was founded in 2011 and is backed by Warburg Pincus, Trilantic and 1901 Partners.	7.5

Vivint Inc 4931 North 300 West Provo, UT 84604	Provides home security, energy management, home automation, local cloud storage, and high-speed Internet solutions.	8.7

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Other Senior Secured Debt

Vivint Inc 4931 North 300 West Provo, UT 84604	Provides home security, energy management, home automation, local cloud storage, and high-speed Internet solutions.	13.0

Subordinated Debt

Alion Science & Technology Corp 1750 Tysons BLVD, Suite 1300 McLean, VA 22102	Alion is a leading provider of engineering solutions and operational support to the Federal Government for national defense, intelligence, homeland security and other government programs.	68.0

Alion Science & Technology Corp 1750 Tysons BLVD, Suite 1300 McLean, VA 22102	Alion is a leading provider of engineering solutions and operational support to the Federal Government for national defense, intelligence, homeland security and other government programs.	21.8

All Systems Holding LLC 210 Sixth Avenue, Suite 3100 Pittsburgh, PA 15222	All Systems is a leading independent human capital solutions provider in the U.S., serving a diverse set of blue-chip customers by providing highly specialized skillsets for non-discretionary and in-demand functions.	0.1

Aurora Diagnostics Holdings LLC / Aurora Diagnostics Financing Inc 11025 RCA Center Drive, Suite 300 Palm Beach Gardens, FL 33410	Aurora is a specialized diagnostics company providing services that play a key role in the diagnosis of cancer and other diseases.	14.5

Byrider Finance LLC 12802 Hamilton Crossing Boulevard Carmel, IN 46032	Byrider is an automotive retailer focused on the integrated auto sales and finance segment.	0.9

ClubCorp Club Operations Inc 3030 LBJ Freeway, Suite 600 Dallas, TX 75234	Owns or operates a network of golf, country, business, sports and alumni clubs in multiple states and worldwide.	23.1

DEI Sales Inc One Viper Way Vista, CA 92081-7853	Directed Electronics, Inc. is the largest designer & marketer of consumer branded audio speaker, vehicle security and convenience, home/mobile audio and video, and satellite radio products in the US.	69.7

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	125.0

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	0.5

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Subordinated Debt

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	0.9

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	12.9

Home Partners of America Inc 2 N. Riverside Plaza, Ste. 1250 Chicago, IL	A REIT that makes investments in single family homes and offers lease to own products to its customers.	42.3

Hub International Ltd 3390 University Avenue, Suite 300 Riverside, CA 92501	Hub International Limited is an insurance broker in North America, providing a broad array of insurance-related products and services.	1.8

Imagine Communications Corp 3001 Dallas Parkway, Suite 300 Frisco, TX 75034	Imagine Communications Corp. provides media software and video infrastructure solutions for broadcast, multichannel video programming distributor, government, and enterprise customers globally.	0.7

Ken Garff Automotive LLC 405 South Main Street, Suite 1200 Salt Lake City, UT 84111	Ken Garff Automotive Group engages in the retail of new and used cars in the United States. It also offers flat tire repair, towing, roadside assistance, washing, and annual state inspection services.	5.4

Kenan Advantage Group Inc 4366 Mt. Pleasant St. NW North Canton, OH 44720	Offers auto-replenishment, order management, procurement and freight audit payment, integrated billing, renewable fuel storage, and trans-loading facilities services.	5.1

Lazard Global Compounders Fund 30 Vesey St , Rm 1700 New York, NY 10007	Greystone Management Corp was founded in 1968. The company’s line of business includes operating nonresidential buildings.	20.2	(1)

LifePoint Hospitals Inc 330 Seven Springs Way Brentwood, TN 37027	LifePoint Health, Inc. provides health care services. The Company offer a range of medical and surgical services such as general surgery, internal medicine, obstetrics, emergency room care, and radiology.	8.4

Logan’s Roadhouse, Inc. 3011 Armory Drive, Suite 300 Nashville, TN 37204	Logan’s Roadhouse is a chain of casual dining steakhouse restaurants.	7.2

Quorum Health Corp 1573 Mallory Lane Brentwood, TN 37027	Quorum Health Corporation, together with its subsidiaries, provides hospital and outpatient healthcare services in the United States.	4.3

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Subordinated Debt

Sorenson Communications LLC 4192 South Riverboat Road Salt Lake City, UT 84123	Sorenson Communications is a provider of IP-based video communication technology and services to the deaf and hard of hearing population in the United States.	14.6

SRS Distribution Inc 5900 South Lake Forest Drive, Suite 400 McKinney, TX 75070-2196	SRS Distribution, previous named SRS Roofing Supply, is a distributor of roofing products across the US.	16.9

Sungard Availability Services Capital Inc 680 East Swedesford Road Wayne, PA 19087	SunGard provides IT operations support, managed IT services and consulting services.	9.1

Surgery Partners Holdings LLC 40 Burton Hills Blvd, Suite 500 Nashville, TN 37215	Manages ambulatory surgical centers, surgical hospitals, and ancilliary services.	8.0

Team Health Inc 265 Brookview Centre Way, Suite 400 Knoxville, TN 37919	Provides outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States.	2.5

Versatile Processing Group Inc 9820 Westpoint Drive, Suite 300 Indianapolis, IN 46256	Versatile Processing Group, Inc. provides industrial recycling, repair, and disposal services in the United States.	2.6

Vertiv Group Corp 1000 Abernathy Road NE, Bldg 400, Ste 1700 Atlanta, GA 30328	Designer and manufacturer of power and climate products for datacenter, communications, and commercial customers.	23.5

Vivint Inc 4931 North 300 West Provo, UT 84604	Provides home security, energy management, home automation, local cloud storage, and high-speed Internet solutions.	4.9

Asset Based Finance

Accelerator Investments Aggregator LP Hofplein 20th - 21st floor Rotterdam, 3032 AC Netherlands	Neos Direct Lending BV is a vehicle to invest in the European small business loan market. The company acts as a platform to source and facilitate small business loans in the the Netherlands (~90%) and Germany (~10%).	2.7

Altus Power America Inc 102 Greenwich Avenue, 3rd Floor Greenwich, CT 6830	Altus Power America is a developer and owner of on-site solar generation facilities for commercial and industrial customers.	1.1

Altus Power America Inc 102 Greenwich Avenue, 3rd Floor Greenwich, CT 6830	Altus Power America is a developer and owner of on-site solar generation facilities for commercial and industrial customers.	—	(1)

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Asset Based Finance

AMPLIT JV LP 724 W Lancaster Ave #225 Wayne, PA 19087	Residual interest in a securitization of loans.	7.6

Bank of Ireland Lower Baggot St 2 Co Dublin, Ireland	Operates as an SPV serving as the counterparty to Bank of Ireland (“BOI”) in a CDS.	15.1

Comet Aircraft S.a.r.l. 63 Rue De Rollingergrund Luxembourg- 2440, LUXEMBOURG	Comet Aircraft is the securitization of a pool of 20 mid-life aircraft which are serviced by DVB Bank.	34.5

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	1.0

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	6.2

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	1.3

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	1.2

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	72.5

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	16.2

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	1.7

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	12.8

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	6.2

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	1.4

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Asset Based Finance

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	15.5

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	15.2

KKR Central Park Leasing Aggregator L.P. 9 West 57th Street, Suite 4200 New York, 10019	A static pool of 38 Airbus and Boeing aircraft on lease to airlines across the globe.	42.9

KKR Zeno Aggregator LP (K2 Aviation) 555 California Street, 50th Floor San Francisco, CA 94104	A securitization of aircraft.	39.6

LSF IX Java Investments Ltd Sixth Floor Fitzwilliam Court Leeson Close, Dublin 2	Holds a pool of seasoned Irish residential mortgages.	59.0

Montgomery Credit Holdings LP Montgomery Ward Plaza Chicago, IL 60671	Holds a seasoned portfolio of Lending Club loans.	7.5

MP4 2013-2A Class Subord. B American Capital, Ltd. 2 Bethesda Metro Center Bethesda, MD 20814	American Capital, Ltd. is the manager of the ACASC 2013 CLO.	12.3

NewStar Financial, Inc. 500 Boylston Street, Suite 1250 Boston, MA 02116	NewStar Financial is a publicly listed, specialized commercial finance company that focuses on providing loans and leases to middle market companies.	11.4

NewStar Financial, Inc. 500 Boylston Street, Suite 1250 Boston, MA 02116	NewStar Financial is a publicly listed, specialized commercial finance company that focuses on providing loans and leases to middle market companies.	1.5

Orchard Marine Limited Palm Grove House, P.O. Box 438 Road Town, Tortola, VG 1110, British Virgin Islands	Buys and leases shipping vessels.	3.1

Orchard Marine Limited Palm Grove House, P.O. Box 438 Road Town, Tortola, VG 1110, British Virgin Islands	Buys and leases shipping vessels.	58.0

Rampart CLO 2007 1A Class Subord. 9 West 57th Street 43rd Floor New York, NY 10019	Investment in Rampart CLO 2007 Class Subord. Manager is Stone Tower Debt Advisors and underwriter is Banc of America Securities.	0.2

Name and Address of Portfolio Company	Nature of its Principal Business	Amortized Cost of Investment (in millions)

Asset Based Finance

Star Mountain SMB Multi-Manager Credit Platform LP 888 Seventh Avenue, 24th Floor Denver, CO 80237	Provides diversified capital for funds licensed by the U.S. Government Small Business Administration’s SBIC fund program.	59.6

Toorak Capital LLC 15 Maple Street, Second Floor West Summit, NJ 07901	Toorak is a residential bridge loan purchasing program and management platform.	96.9

Toorak Capital LLC 15 Maple Street, Second Floor West Summit, NJ 07901	Toorak is a residential bridge loan purchasing program and management platform.	16.9

Wind River CLO Ltd. 2012 1A Class Subord. B 1515 West 22nd Street - 11th Floor Oak Brook, IL 60523	Investment in Wind River CLO. Manager is Carlyle Investment Management and Underwriter in Bear Stearns.	20.4

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Strategic Credit Opportunities Partners, LLC

Strategic Credit Opportunities Partners, LLC 555 California Street, 50th Floor San Francisco, CA 94104	Equity Interest in CCT’s Joint Venture.	Joint Venture	50.0%	294.0

Equity/Other

5 Arch Income Fund 2, LLC 19800 MacArthur Boulevard, Suite 1150 Irvine, CA 92612	5 Arches owns and operates a vertically integrated, fully licensed, specialty mortgage company that originates, purchases, and manages specialized mortgage loans.	Common Stock	1.6%	0.4

Advanced Lighting Technologies Inc 7905 Cochran Road, Suite 300 Glenwillow, OH 44139	Advanced Lighting Technologies, Inc. designs, manufactures, and markets energy efficient commercial lighting products, components and systems.	Common Stock	41.2%	13.6

Advanced Lighting Technologies Inc 7905 Cochran Road, Suite 300 Glenwillow, OH 44139	Advanced Lighting Technologies, Inc. designs, manufactures, and markets energy efficient commercial lighting products, components and systems.	Warrant	0.8%	3.0

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Alion Science & Technology Corp 1750 Tysons BLVD, Suite 1300 McLean, VA 22102	Alion is a leading provider of engineering solutions and operational support to the Federal Government for national defense, intelligence, homeland security and other government programs.	Common Stock	2.4%	7.4

All Systems Holding LLC 210 Sixth Avenue, Suite 3100 Pittsburgh, PA 15222	All Systems is a leading independent human capital solutions provider in the U.S., serving a diverse set of blue-chip customers by providing highly specialized skillsets for non-discretionary and in-demand functions.	Common Stock	0.4%	0.6

AltEn, LLC 5225 Renner Road Shawnee, Kansas 66217	Closed loop biofuel-based ethanol refinery.	Common Stock	18.3%	3.0

Altus Power America Inc 102 Greenwich Avenue, 3rd Floor Greenwich, CT 6830	Altus Power America is a developer and owner of on-site solar generation facilities for commercial and industrial customers.	Common Stock	0.8%	0.5

Amtek Global Technology Pte Ltd 141 Cecil Street #02-03, Tung Ann Association Building Singapore, 069541	Integrated automotive component manufacturer with a strong global presence.	Common Stock	41.0%	30.7

Amtek Global Technology Pte Ltd 141 Cecil Street #02-03, Tung Ann Association Building Singapore, 069541	Integrated automotive component manufacturer with a strong global presence.	Common Stock	17.8%	3.0

Angelica Corp 1105 Lakewood Parkway, Suite 210 Alpharetta, GA 30009	Provider of healthcare linen and medical laundry services.	Common Stock	87.7%	47.6

Ap Plasman Inc 5245 Burke Street Windsor, ON, Canada N9A 6J3	Ap Plasman Inc (APP), is a leading manufacturer of injection mold, exterior trim components, coupled with high value-add painting, assembly and tooling capabilities.	Warrant	1.5%	2.5

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Ascent Resources Utica Holdings LLC / ARU Finance Corp 3501 NW 63rd Street Oklahoma City, OK 73116	Ascent Resources is a privately owned exploration and production company founded by Aubrey McClendon to acquire and develop unconventional resources in the Utica Shale.	Common Stock	0.1%	9.7

Ascent Resources Utica Holdings LLC / ARU Finance Corp 3501 NW 63rd Street Oklahoma City, OK 73116	Ascent Resources is a privately owned exploration and production company founded by Aubrey McClendon to acquire and develop unconventional resources in the Utica Shale.	Common Stock	0.8%	19.4

ASG Technologies 708 Goodlette Road North Naples, FL 34102	ASG provides a variety of software and services for enterprise performance, operations and application management.	Common Stock	16.3%	36.4

ASG Technologies 708 Goodlette Road North Naples, FL 34102	ASG provides a variety of software and services for enterprise performance, operations and application management.	Warrant	2.5%	6.5

Aspect Software Inc 2325 East Camelback Road, Suite 700 Phoenix, AZ 85016	Aspect Software is a provider of solutions to the contact center industry.	Common Stock	5.1%	10.5

Aurora Diagnostics Holdings LLC / Aurora Diagnostics Financing Inc 11025 RCA Center Drive, Suite 300 Palm Beach Gardens, FL 33410	Aurora is a specialized diagnostics company providing services that play a key role in the diagnosis of cancer and other diseases.	Warrant	0.9%	1.7

Australis Maritime 55 Brompton Road SW3 1DP London United Kingdom	Australis Maritime Finance was set up in order to provider various financing opportunities to the global maritime and shipping industry space. Australis will lend against a diversified shipping portfolio across bulkers, containerships, and tankers.	Private Equity	19.3%	2.0

Belk Inc 2801 West Tyvola Road Charlotte, NC 28217	The 7th largest department store operator in the US, with 297 stores across 16 southeastern states.	Common Stock	1.6%	7.8

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Brock Group LLC 10343 Sam Houston Park Drive, Suite 200 Houston, TX 77064	Brock is a leading provider of industrial maintenance solutions that support the continuous and reliable operation of critical North American energy infrastructure and industrial processing plants.	Common Stock	2.0%	3.7

Byrider Finance LLC 12802 Hamilton Crossing Boulevard Carmel, IN 46032	Byrider is an automotive retailer focused on the integrated auto sales and finance segment.	Common Stock	0.7%	—

Cengage Learning, Inc 200 First Stamford Place, Suite 400 Stamford, CT 06902	Provides teaching, learning, and research solutions for academic, professional, and library markets.	Common Stock	0.3%	7.5

Charlotte Russe Inc 4645 Morena Boulevard San Diego, CA	Retailer offering an assortment of on-trend fashion apparel, shoes, and accessories.	Common Stock	10.5%	12.5

Chisholm Oil & Gas Operating LLC 6100 South Yale Avenue, Suite 1700 Tulsa, OK 74136	Private exploration and production operator located in Tulsa, Oklahoma.	Common Stock	0.5%	0.1

CSafe Global 2900 Dryden Road Dayton, OH 45439	CSafe designs, develops and manufactures cold chain management products for the pharmaceutical industry.	Common Stock	0.2%	0.4

DEI Sales Inc One Viper Way Vista, CA 92081-7853	Directed Electronics, Inc. is the largest designer & marketer of consumer branded audio speaker, vehicle security and convenience, home/mobile audio and video, and satellite radio products in the US.	Common Stock	2.2%	1.1

DEI Sales Inc One Viper Way Vista, CA 92081-7853	Directed Electronics, Inc. is the largest designer & marketer of consumer branded audio speaker, vehicle security and convenience, home/mobile audio and video, and satellite radio products in the US.	Common Stock	2.2%	0.5

DEI Sales Inc One Viper Way Vista, CA 92081-7853	Directed Electronics, Inc. is the largest designer & marketer of consumer branded audio speaker, vehicle security and convenience, home/mobile audio and video, and satellite radio products in the US.	Common Stock	2.2%	0.5

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Eastman Kodak Co. 343 State Street Rochester, NY 14650	Eastman Kodak Company provides hardware, software, consumables, and services to customers in various markets worldwide. It operates in seven segments such as: Print Systems, Software and Solutions, Consumer and Film and Eastman Business Park.	Common Stock	0.0%	0.2

Empire Today LLC 333 Northwest Avenue Northlake, IL 60164	Empire Today operates as a shop-at-home company that provides installed flooring treatment products to customers across the United States.	Common Stock	2.2%	1.1

FourPoint Energy LLC 100 St. Paul Street, Suite 400 Denver, CO 80206	FourPoint is negotiating a purchase agreement and a joint development agreement with affiliates of EnerVest, Ltd. to acquire an interest in Anadarko Basin assets that EnerVest is acquiring from Laredo Petroleum and SM Energy.	Common Stock	0.3%	21.0

FourPoint Energy LLC 100 St. Paul Street, Suite 400 Denver, CO 80206	FourPoint is negotiating a purchase agreement and a joint development agreement with affiliates of EnerVest, Ltd. to acquire an interest in Anadarko Basin assets that EnerVest is acquiring from Laredo Petroleum and SM Energy.	Common Stock	0.1%	2.6

FourPoint Energy LLC 100 St. Paul Street, Suite 400 Denver, CO 80206	FourPoint is negotiating a purchase agreement and a joint development agreement with affiliates of EnerVest, Ltd. to acquire an interest in Anadarko Basin assets that EnerVest is acquiring from Laredo Petroleum and SM Energy.	Common Stock	0.8%	12.0

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

FourPoint Energy LLC 100 St. Paul Street, Suite 400 Denver, CO 80206	FourPoint is negotiating a purchase agreement and a joint development agreement with affiliates of EnerVest, Ltd. to acquire an interest in Anadarko Basin assets that EnerVest is acquiring from Laredo Petroleum and SM Energy.	Common Stock	1.2%	17.7

Genesys Telecommunications Laboratories Inc 2001 Junipero Serra Blvd # 600 Daly City, CA	Provides contact center solutions for mid-sized to large enterprises.	Common Stock	—	—

Genesys Telecommunications Laboratories Inc 2001 Junipero Serra Blvd # 600 Daly City, CA	Provides contact center solutions for mid-sized to large enterprises.	Common Stock	0.0%	0.1

Genesys Telecommunications Laboratories Inc 2001 Junipero Serra Blvd # 600 Daly City, CA	Provides contact center solutions for mid-sized to large enterprises.	Common Stock	—	—

Genesys Telecommunications Laboratories Inc 2001 Junipero Serra Blvd # 600 Daly City, CA	Provides contact center solutions for mid-sized to large enterprises.	Common Stock	—	—

Genesys Telecommunications Laboratories Inc 2001 Junipero Serra Blvd # 600 Daly City, CA	Provides contact center solutions for mid-sized to large enterprises.	Preferred Stock	—	—

Global Jet Capital LLC 2500 North Military Trail, Suite 475 Boca Raton, FL 33431	Global Jet advises on aircraft acquisitions, assisting with leasing, financing, and crew selection.	Preferred Stock	16.5%	42.3

Harvest Oil & Gas Corp. 1001 Fannin Street Houston, TX 77002	EV Energy Partners engages in the acquisition, development and production of oil and natural gas properties in the United States.	Common Stock	0.1%	0.2

Harvey Industries Inc 1400 Main Street Waltham, MA 2451	Harvey Industries, Inc. manufactures and distributes building products. It offers vinyl, wood, impact, acoustic, and storm windows; storm, patio, and entry doors; porch enclosures.	Common Stock	2.1%	2.3

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	Other Equity	24.5%	—

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	Common Stock	27.3%	0.1

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	Common Stock	28.7%	—

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	Common Stock	24.6%	—

Hilding Anders Östra Varvsgatan 4 Malmo, 211 75, Sweden	Manufacturer of beds and mattresses in Europe and Asia.	Options	22.5%	15.0

HM Dunn Co Inc 3301 House Anderson Road Euless, TX 76040	HM Dunn is engaged in the manufacture and distribution of aircraft components, assemblies and kits used by original equipment manufacturers (OEMs) in the defense, commercial and civil sectors of the aerospace and defense industry.	Preferred Stock	1.4%	—

HM Dunn Co Inc 3301 House Anderson Road Euless, TX 76040	HM Dunn is engaged in the manufacture and distribution of aircraft components, assemblies and kits used by original equipment manufacturers (OEMs) in the defense, commercial and civil sectors of the aerospace and defense industry.	Preferred Stock	1.1%	—

Home Partners of America Inc 2 N. Riverside Plaza, Ste. 1250 Chicago, IL	A REIT that makes investments in single family homes and offers lease to own products to its customers.	Common Stock	9.1%	101.9

Home Partners of America Inc 2 N. Riverside Plaza, Ste. 1250 Chicago, IL	A REIT that makes investments in single family homes and offers lease to own products to its customers.	Warrant	0.2%	0.3

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Imagine Communications Corp 3001 Dallas Parkway, Suite 300 Frisco, TX 75034	Imagine Communications Corp. provides media software and video infrastructure solutions for broadcast, multichannel video programming distributor, government, and enterprise customers globally.	Common Stock	2.3%	3.8

Industrial Group Intermediate Holdings LLC 411 Theodore Fremd Avenue, Suite 125 Rye, NY 10580	Industrial Group is an employee-owned holding company engaged in agricultural chemicals, electrical insulation materials and other tools and equipment.	Common Stock	0.6%	0.4

JHC Acquisition LLC 2454 East Dempster Street , Suite 300 Des Plaines, IL 60016	Justrite (JHC) is a leading source of storage, handling and security products including fire prevention safety equipment for hazardous materials, environmental protection spill containment devices and specialized storage products.	Common Stock	1.5%	0.5

Jones Group Inc 1411 Broadway New York, NY 10018	Designs, manufactures, and sells women’s suits and dresses.	Common Stock	5.5%	0.9

JSS Holdings Ltd 180 North Stetson, 29th Floor Chicago, IL 60601	Jet Support Services (JSS) is a leading independent provider of hourly cost maintenance programs for aircraft engines and airframes.	Other Equity	2.5%	—

JW Aluminum Co 435 Old Mount Holly Road Mt. Holly, SC 29445	JW Aluminum, Inc. manufactures and supplies specialty flat rolled aluminum products for use in consumer and commercial applications.	Common Stock	0.3%	—

JW Aluminum Co 435 Old Mount Holly Road Mt. Holly, SC 29445	JW Aluminum, Inc. manufactures and supplies specialty flat rolled aluminum products for use in consumer and commercial applications.	Preferred Stock	32.7%	75.7

Keystone Australia Holdings Pty Limited Level 12, 90 Arthur Street North Sydney, NSE 2060 Australia	Manages a portfolio of restaurants, bars, and other venues in Australia.	Other Equity	—	7.7

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

KKR BPT Holdings Aggregator LLC Corporation Trust Center 1209 Orange St Wilmington, DE 19801	An aggregation vehicle to securitize CFDs (Contracts for Deeds).	Common Stock	—	16.2

Leading Edge Aviation Services Inc 3132 Airway Avenue Costa Mesa, CA 92626	Leading Edge Aviation Services, Inc. provides aircraft painting services for commercial, private, VVIP, and military aircrafts. It offers fuel system and mod-center support services for commercial and military aircrafts.	Common Stock	0.4%	0.5

Leading Edge Aviation Services Inc 3132 Airway Avenue Costa Mesa, CA 92626	Leading Edge Aviation Services, Inc. provides aircraft painting services for commercial, private, VVIP, and military aircrafts. It offers fuel system and mod-center support services for commercial and military aircrafts.	Preferred Stock	2.6%	1.3

MB Precision Holdings LLC 109 Apremont Way, P.O. Box 828 Westfield, MA 1085	MidState Berkshire provides precision machining, fabrication, assembly and test services for the aerospace, defense and energy sectors.	Common Stock	1.5%	0.5

MB Precision Holdings LLC 109 Apremont Way, P.O. Box 828 Westfield, MA 1085	MidState Berkshire provides precision machining, fabrication, assembly and test services for the aerospace, defense and energy sectors.	Preferred Stock	15.0%	1.8

Micronics Filtration Holdings Inc 200 West Road Portsmouth, NH 3801	Micronics Engineered Filtration is a global designer and manufacturer of inline solid-liquid filtration solutions for mission-critical industrial process applications.	Common Stock	3.1%	0.6

Micronics Filtration Holdings Inc 200 West Road Portsmouth, NH 3801	Micronics Engineered Filtration is a global designer and manufacturer of inline solid-liquid filtration solutions for mission-critical industrial process applications.	Preferred Stock	2.8%	0.6

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Micronics Filtration Holdings Inc 200 West Road Portsmouth, NH 3801	Micronics Engineered Filtration is a global designer and manufacturer of inline solid-liquid filtration solutions for mission-critical industrial process applications.	Preferred Stock	3.1%	0.2

Mood Media Corp 2100 S. IH 35, Suite 200 Austin, TX 78704	Mood Media provides in-store audio, visual and scent branding services to retail companies in North America, Europe and Asia/Australia.	Common Stock	12.6%	11.8

NBG Home 12303 Technology Boulevard , Suite 950 Austin, TX 78727	A designer, manufacturer and distributor of products for the home décor market.	Common Stock	1.9%	2.6

Jones Group Inc 1411 Broadway New York, NY 10018	Designs, manufactures, and sells women’s suits and dresses.	Common Stock	5.5%	6.5

North Haven Cadence Buyer Inc 8767 East Via De Ventura, Suite 200 Scottsdale, AZ 85258	Cadence Education operates as a provider of childhood and private elementary education services.	Common Stock	0.7%	1.0

Petroplex Acidizing Inc P.O. Box 60365 Midland, TX 79711	Provides acidizing and chemical treatment services for oil, gas, and injection wells in the Permian Basin.	Warrant	6.1%	—

Polyconcept North America Inc 400 Hunt Valley Rd New Kensington, PA 15068	Provides promotional, lifestyle, and gift products.	Common Stock	0.8%	2.9

Power Distribution Inc 4200 Oakleys Court Richmond, VA 23223	Power Distribution is a leading independent designer, manufacturer and service provider of mission critical power distribution, static switching and power monitoring equipment for corporate data centers.	Common Stock	1.8%	1.4

Proserv Acquisition LLC 15151 Sommermeyer St, Houston Texas, TX 77041	Leading energy services company specialising in the provision of life-of-field solutions to the global oil and gas industry.	Common Stock	10.2%	33.5

Proserv Acquisition LLC 15151 Sommermeyer St, Houston Texas, TX 77041	Leading energy services company specialising in the provision of life-of-field solutions to the global oil and gas industry.	Preferred Stock	10.8%	5.4

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Ridgeback Resources Inc 525 8th Avenue S.W. , Suite 2800 Calgary, AB, Canada T2P 1G1	Ridgeback Resources Inc. engages in the exploration and development of oil and natural gas in western Canada.	Common Stock	0.3%	2.0

Rockport (Relay) 477 Madison Ave, New York, NY 10022	Rockport provides footwear and accessories for men and women with a focus on comfortable men’s dress shoes.	Common Stock	6.6%	—

Safariland LLC 13386 International Parkway Jacksonville, FL 32218	Safariland is a provider of security and law enforcement products and services, delivering a full-range of customer-specific solutions.	Common Stock	4.8%	2.7

Safariland LLC 13386 International Parkway Jacksonville, FL 32218	Safariland is a provider of security and law enforcement products and services, delivering a full-range of customer-specific solutions.	Warrant	0.4%	0.2

Sequential Brands Group Inc. 601 West 26th Street, 9th Floor New York, NY 10001	Sequential Brands Group owns, promotes, markets and licenses a portfolio of consumer brands to retailers, wholesalers and distributors.	Common Stock	0.3%	2.8

Sorenson Communications LLC 4192 South Riverboat Road Salt Lake City, UT 84123	Sorenson Communications is a provider of IP-based video communication technology and services to the deaf and hard of hearing population in the United States.	Common Stock	4.6%	—

SSC (Lux) Limited S.a r.l. 7 Rue Robert Stumper, L-2557 Luxembourg	Surgical Specialties Corporation manufactures surgical products, such as suture needles, sutures, microsurgical cutting instruments, eye garters, and ophthalmic cannulas.	Common Stock	0.8%	2.3

Jones Group Inc 1411 Broadway New York, NY 10018	Designs, manufactures, and sells women’s suits and dresses.	Common Stock	5.5%	—

Sunnova Energy Corp 20 East Greenway Plaza, Suite 475 Houston, TX 77046	Sunnova is an independent power company that owns and operates residential solar systems throughout the United States.	Common Stock	1.0%	0.7

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Sunnova Energy Corp 20 East Greenway Plaza, Suite 475 Houston, TX 77046	Sunnova is an independent power company that owns and operates residential solar systems throughout the United States.	Preferred Stock	0.0%	0.2

ThermaSys Corp 2777 Walden Avenue Buffalo NY, 14225	ThermaSys is a manufacturer of heat exchangers for end markets including power generation, industrial, construction equipment, and automotive engines.	Common Stock	13.6%	9.4

ThermaSys Corp 2777 Walden Avenue Buffalo NY, 14225	ThermaSys is a manufacturer of heat exchangers for end markets including power generation, industrial, construction equipment, and automotive engines.	Preferred Stock	6.1%	1.5

Towergate Eclipse Park Maidstone, ME14 3EN United Kingdom	Provides non-life insurance brokerage services in the United Kingdom.	Common Stock	0.0%	—

Towergate Eclipse Park Maidstone, ME14 3EN United Kingdom	Provides non-life insurance brokerage services in the United Kingdom.	Common Stock	0.0%	0.2

Towergate Eclipse Park Maidstone, ME14 3EN United Kingdom	Provides non-life insurance brokerage services in the United Kingdom.	Preferred Stock	3.1%	9.1

Trace3 Inc 7565 Irvine Center Drive, Suite 200 Irvine, CA 92618	Trace3 is a leading technology solutions value-added reseller to predominantly West Coast enterprise customers.	Common Stock	0.6%	0.2

Versatile Processing Group Inc 9820 Westpoint Drive, Suite 300 Indianapolis, IN 46256	Versatile Processing Group, Inc. provides industrial recycling, repair, and disposal services in the United States.	Common Stock	5.6%	3.6

Warren Resources Inc 5420 LBJ Freeway, Suite 600 Dallas, TX 75240	Warren Resources is an independent energy company engaged in the exploration, development and production of onshore crude oil and gas reserves.	Common Stock	1.1%	0.5

Name and Address of Portfolio Company	Nature of its Principal Business	Asset Type	Percentage of Class Held(2)	Amortized Cost of Investment (in millions)

Equity/Other

Zeta Interactive Holdings Corp 185 Madison Avenue, 5th Floor New York, NY 10016	Zeta is a customer lifecycle marketing (CLM) platform company that integrates big data, proprietary technology and analytics to help leading brands acquire, grow and retain customers.	Preferred Stock	0.2%	1.7

Zeta Interactive Holdings Corp 185 Madison Avenue, 5th Floor New York, NY 10016	Zeta is a customer lifecycle marketing (CLM) platform company that integrates big data, proprietary technology and analytics to help leading brands acquire, grow and retain customers.	Preferred Stock	0.2%	1.7

Zeta Interactive Holdings Corp 185 Madison Avenue, 5th Floor New York, NY 10016	Zeta is a customer lifecycle marketing (CLM) platform company that integrates big data, proprietary technology and analytics to help leading brands acquire, grow and retain customers.	Warrant	0.0%	—

(1)	Amount is fully unfunded.

(2)	Percentage of class held is calculated on a fully diluted basis and is based on the best available information at the time of calculation.

DISTRIBUTION REINVESTMENT PLAN

Subject to applicable legal restrictions and the sole discretion of our board of directors, we intend to declare and pay regular cash distributions on a quarterly basis.

We have adopted an “opt out” distribution reinvestment plan that provides for reinvestment of our distributions on behalf of our stockholders unless a stockholder elects to receive cash. As a result, if our board of directors declares a cash distribution, then stockholders who have not elected to “opt out” of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock as described below. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of our board of directors.

No action will be required on the part of a registered stockholder to have its cash distributions reinvested in shares of our common stock. A registered stockholder will be able to elect to receive an entire cash distribution in cash by notifying DST Systems, Inc., the plan administrator and our transfer agent and registrar, in writing, so that notice is received by the plan administrator no later than 10 days prior to the record date for a cash distribution.

Those stockholders whose shares are held by a broker or other financial intermediary may be able to receive distributions in cash by notifying their broker or other financial intermediary of their election. If a stockholder holds shares of our common stock in the name of a broker or financial intermediary, they should contact such broker or financial intermediary regarding their option to elect to receive distributions in cash in lieu of shares of our common stock.

The plan administrator will set up an account for shares acquired through our distribution reinvestment plan for each stockholder who has not affirmatively elected to receive distributions in cash.

With respect to each cash distribution pursuant to our distribution reinvestment plan, we reserve the right to either issue new shares of our common stock or purchase shares of our common stock in the open market in connection with implementation of our distribution reinvestment plan. Unless we, in our sole discretion, otherwise direct the plan administrator, (A) if the per share Market Price (as defined in our distribution reinvestment plan) is equal to or greater than the estimated net asset value per share (rounded up to the nearest whole cent) of our common stock on the payment date for the cash distribution, then we will issue shares of our common stock at the greater of (i) net asset value per share of common stock or (ii) 95% of the Market Price; or (B) if the Market Price is less than the net asset value per share, then, in our sole discretion, (i) shares of our common stock will be purchased in open market transactions for the accounts of participants to the extent practicable, or (ii) we will issue shares of our common stock at net asset value per share. Pursuant to the terms of our distribution reinvestment plan, the number of shares of our common stock to be issued to a participant will be determined by dividing the total dollar amount of the cash distribution payable to a participant by the price per share at which we issue such shares; provided, however, that shares purchased in open market transactions by the plan administrator will be allocated to a participant based on the average purchase price, excluding any brokerage charges or other charges, of all shares of our common stock purchased in the open market.

There will be no brokerage charges or other sales charges on newly issued shares of our common stock acquired by a participant under our distribution reinvestment plan. The plan administrator’s service fee, if any, and expenses for administering our distribution reinvestment plan will be paid for by us.

If a stockholder receives cash distributions in the form of common stock pursuant to our distribution reinvestment plan, such stockholder generally will be subject to the same federal, state and local tax consequences as if it elected to receive distributions in cash. If our common stock is trading at or below net asset value, a stockholder receiving distributions in the form of additional common stock will be treated as receiving a distribution in the amount of cash that they would have received if they had elected to receive the distribution in cash. If our common stock is trading above net asset value, a stockholder receiving distributions in the form of additional common stock will be treated as receiving a distribution in the amount of the fair market value of our common stock. The stockholder’s basis for determining gain or loss upon the sale of common stock received in a cash distribution will be equal to the total dollar amount of the distribution payable to the stockholder. Any stock received in a cash distribution will have a holding period for tax purposes commencing on the day following the day on which the shares of our common stock are credited to the stockholder’s account.

We reserve the right to amend, suspend or terminate our distribution reinvestment plan in accordance with its terms. Our distribution reinvestment plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any cash distribution; if such notice is mailed fewer than 30 days prior to such record date, such termination will be effective immediately following the payment date for such cash distribution. A participant may terminate its account under our distribution reinvestment plan by so notifying the plan administrator, which termination will be effective immediately if the participant’s notice is received by the plan administrator no later than 10 days prior to the record date for a cash distribution.

All correspondence concerning our distribution reinvestment plan should be directed to the plan administrator by mail at FS Investment Services, P.O. Box 219095, Kansas City, Missouri 64121-9095 or by telephone at (877) 628-8575.

If you hold your common stock with a brokerage firm that does not participate in our distribution reinvestment plan, you will not be able to participate in our distribution reinvestment plan and any dividend reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

We have filed our distribution reinvestment plan with the SEC as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of the plan by request to the plan administrator or by contacting us at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, by calling us collect at (215) 495-1150 or by visiting our website at www.fskkrcapitalcorp.com.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary is not intended to be complete, and we refer you to the Maryland General Corporation Law and our charter and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, for a more detailed description of the provisions summarized below. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any shares of our capital stock being offered.

Capital Stock

Our charter authorizes us to issue up to 800,000,000 shares of stock, of which 750,000,000 shares are classified as common stock, par value $0.001 per share, and 50,000,000 shares are classified as preferred stock, par value $0.001 per share. A majority of the board of directors, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Our common stock trades on the NYSE under the ticker symbol “FSK”. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans.

The last reported closing market price of our common stock on May 1, 2019 was $6.30 per share. As of April 30, 2019, we had 4,779 stockholders of record, which does not include beneficial owners of shares of common stock held in “street” name by brokers and other institutions on behalf of beneficial owners.

The following are our outstanding classes of equity securities as of April 30, 2019:

Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding
Common Stock, par value $0.001 per share	750,000,000	—	522,939,923

Our charter also contains a provision permitting the board of directors to classify or reclassify any unissued shares of common stock or preferred stock in one or more classes or series of common stock or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the common stock or preferred stock. We believe that the power to classify or reclassify unissued shares of capital stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and investments and in meeting other needs that might arise.

Common Stock

Under the terms of our charter, all shares of our common stock will have equal rights as to voting. Shares of our common stock will have no preemptive, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock will be entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided by our board of directors in setting the terms of classified or reclassified stock, the holders of our common stock will possess exclusive voting power. There will be no cumulative voting. As permitted by the MGCL, our charter provides that the presence of stockholders entitled to cast one-third of the votes entitled to be cast at a meeting of stockholders will constitute a quorum.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders for money damages, but a corporation may not include any provision that restricts or limits the liability of directors or officers to the corporation or its stockholders:

(a)	to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services; or

(b)

to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Our charter contains a provision which limits directors’ and officers’ liability to us and our stockholders for money damages, to the maximum extent permitted by Maryland law. In addition, we have obtained directors’ and officers’ liability insurance.

Under the MGCL, a Maryland corporation may indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the corporation or at its request, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the director actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Maryland law does not permit indemnification in respect of any proceeding in which the party seeking indemnification shall have been adjudged to be liable to the corporation. Further, a party may not be indemnified for a proceeding brought by that party against the corporation, except (i) for a proceeding brought to enforce indemnification or (ii) if the charter or bylaws, a resolution of the corporation’s board of directors or an agreement approved by the corporation’s board of directors to which the corporation is a party expressly provides otherwise.

Our charter permits us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual (a) who is a present or former director or officer of ours and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) who, while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or such person may incur, in each case to the fullest extent permitted by Maryland law.

Our charter provides that any provisions of the charter relating to limiting liability of directors and officers or to indemnifying directors and officers are subject to any applicable limitations in the 1940 Act.

Our bylaws obligate us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who (a) is a present or former director or officer of ours and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) while a director or officer of ours and at our request, serves or has served as a director, officer, partner, member, manager or trustee of any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in such capacity and from and against any claim or liability to which such person may become subject or such person may incur, in each case to the fullest extent permitted by Maryland law and the 1940 Act. Our charter and bylaws also permit us to provide such indemnification and advancement for expenses to a person who served a predecessor of ours in any of the capacities described in (a) or (b) above and to any employee or agent of ours or a predecessor of ours. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Board of Directors

Our charter provides that the number of directors will be ten, and may be increased or decreased by our board of directors in accordance with our bylaws. Our bylaws provide that the number of directors may not be less than the minimum number required by the MGCL or more than twelve. Our charter also provides that the directors, other than any director elected solely by holders of one or more classes or series of preferred stock, shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible as determined by the board of directors. Generally, at each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting shall be elected for a three-year term and until their successors are duly elected and qualify. Our directors may be elected to an unlimited number of successive terms.

Our bylaws provide that a director shall be elected only if such director receives the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such director at a meeting of stockholders duly called and at which a quorum is present. However, directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present if the number of nominees is greater than the number of directors to be elected at the meeting.

Except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, pursuant to an election in our charter as permitted by the MGCL, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Pursuant to our charter, subject to the rights, if any, of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to cast generally in the election of directors. Pursuant to our bylaws, any director may resign at any time by delivering his or her resignation to the board of directors, the chairman of the board or the secretary, which resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.

We currently have a total of ten members of the board of directors, eight of whom are independent directors. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. Our charter provides that a majority of our board of directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of his or her successor.

Action by Stockholders

The MGCL provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter permits the consent in lieu of a meeting to be less than unanimous, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by our board of directors or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by our board of directors or (z) provided that our board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. In addition, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a share exchange, unless the transaction is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Under our charter, provided that our directors then in office have approved and declared the action advisable and submitted such action to the stockholders, action that requires stockholder approval, including amending our charter, our dissolution, a merger, consolidation or a sale of all or substantially all of our assets must be approved by the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, the affirmative vote of the holders of shares entitled to cast at least 80% of all the votes entitled to be cast on the matter, with each class that is entitled to vote on the matter voting as a separate class, shall be required to effect any amendment to our charter to make our common stock a “redeemable security” or convert us, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act), to cause our liquidation or dissolution or any amendment to our charter to effect any such liquidation or dissolution, or to amend certain charter provisions, provided that, if the Continuing Directors (as defined in our charter), by a vote of at least two-thirds of such Continuing Directors, in addition to approval by the board of directors, approve such amendment, the affirmative vote of only the holders of stock entitled to cast a majority of all the votes entitled to be cast on the matter shall be required.

Our charter and bylaws provide that our board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

In certain extraordinary transactions, the MGCL provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act discussed below, as permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights.

Distribution Policy

Subject to applicable legal restrictions and the sole discretion of our board of directors, we intend to declare and pay regular cash distributions on a quarterly basis. We will calculate each stockholder’s specific distribution amount for the period using record and declaration dates and each stockholder’s distributions will begin to accrue on the date that shares of our common stock are issued to such stockholder. From time to time, we may also pay special interim distributions in the form of cash or shares of our common stock at the discretion of our board of directors. The timing and amount of any future distributions to stockholders are subject to applicable legal restrictions and the sole discretion of our board of directors.

We may fund our cash distributions to stockholders from any sources of funds legally available to us, including proceeds from the sale of shares of our common stock, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies. We have not established limits on the amount of funds we may use from available sources to make distributions.

During certain periods, our distributions may exceed our earnings. As a result, it is possible that a portion of the distributions we make may represent a return of capital. A return of capital generally is a return of a stockholder’s investment rather than a return of earnings or gains derived from our investment activities. Each year a statement on Form 1099-DIV identifying the sources of the distributions will be mailed to our stockholders subject to information reporting. See “Material U.S. Federal Income Tax Considerations.”

We have adopted an “opt out” distribution reinvestment plan, which provides for reinvestment of our distributions on behalf of our stockholders unless a stockholder elects to receive cash. As a result, if our board of directors declares a cash distribution, then our stockholders who have not elected to “opt out” of our distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock rather than receiving the cash distribution.

Registered stockholders must notify our transfer agent in writing if they wish to “opt out” of our distribution reinvestment plan. No action is required on the part of a registered stockholder to have their cash distribution reinvested in shares of our common stock.

If a stockholder holds shares of our common stock in the name of a broker or financial intermediary, they should contact such broker or financial intermediary regarding their option to elect to receive distributions in cash in lieu of shares of our common stock.

Although distributions paid in the form of additional shares of our common stock will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions, stockholders participating in our distribution reinvestment plan will not receive any corresponding cash distributions with which to pay any such applicable taxes. See “Distributions” and “Distribution Reinvestment Plan” for more information.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, which we refer to as the Control Share Acquisition Act. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The corporation’s right to repurchase control shares is subject to certain conditions and limitations, including compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the corporation’s charter or bylaws. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future (before or after a control share acquisition). However, we will amend our bylaws to repeal such provision (so as to be subject to the Control Share Acquisition Act) only if our board of directors determines that it would be in our best interests and if the staff of the SEC does not object to our determination that our being subject to the Control Share Acquisition Act does not conflict with the 1940 Act.

Stockholder Liability

The MGCL provides that our stockholders are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Under our charter, our stockholders shall not be liable for any debt, claim, demand, judgment or obligation of any kind by reason of being a stockholder, nor shall any stockholder be subject to any personal liability by reason of being a stockholder.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. We refer to these provisions as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Additional Provisions of the Maryland General Corporation Law

The MGCL provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

•	retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

•

provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, if the board of directors is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. Our board of directors has elected into the applicable statutory provisions, which provide that, except as may be provided by the board in setting the terms of any class of preferred stock, any vacancies on the board may be filled only by a majority of the directors then in office, even if less than a quorum, and a director elected to fill a vacancy will serve for the balance of the unexpired term.

Conflict with the 1940 Act

Our bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any mandatory provision of the 1940 Act, the applicable provision of the 1940 Act will control.

DESCRIPTION OF OUR PREFERRED STOCK

Under the terms of our charter, our board of directors is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. The board of directors has discretion to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of each series of preferred stock.

Preferred stock may be issued with rights and preferences that would adversely affect the holders of common stock. Preferred stock may also be used as an anti-takeover device. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance of preferred stock and before any distribution is made with respect to our common stock and before any purchase of common stock is made, the aggregate involuntary liquidation preference of such preferred stock together with the aggregate involuntary liquidation preference or aggregate value of all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

We currently have no preferred stock issued or outstanding. Our board of directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends or other distributions will be paid on shares of such series, as well as whether such dividends or other distributions are participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series, including adjustments to the conversion price of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which dividends or other distributions, if any, thereon will be cumulative. To the extent we issue preferred stock, the payment of distributions to holders of our preferred stock will take priority over payment of distributions to our common stockholders. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to any preferred stock being offered, as well as the complete articles supplementary that contain the terms of the applicable series of preferred stock.

DESCRIPTION OF OUR SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights. We will not offer transferable subscription rights to our stockholders at a price equivalent to less than the then-current net asset value per share of common stock, taking into account underwriting commissions and discounts, unless we first file a post-effective amendment that is declared effective by the SEC with respect to such issuance. The 1940 Act also generally provides that the amount of voting securities that would result from the exercise of subscription rights, as well as warrants, options and any other rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

We may issue subscription rights to our stockholders to purchase common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more persons pursuant to which such persons would purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. Our common stockholders will indirectly bear all of the expenses incurred by us in connection with any subscription rights offerings, regardless of whether any common stockholder exercises any subscription rights.

A prospectus supplement will describe the particular terms of any subscription rights we may issue, including the following:

•

the period of time the offering would remain open (which shall be open a minimum number of days such that all record holders would be eligible to participate in the offering and shall not be open longer than 120 days);

•	the title and aggregate number of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the currency or currencies, including composite currencies, in which the price of such subscription rights may be payable;

•

if applicable, the designation and terms of the securities with which the subscription rights are issued and the number of subscription rights issued with each such security or each principal amount of such security;

•	the ratio of the offering (which, in the case of transferable rights, will require a minimum of three shares to be held of record before a person is entitled to purchase an additional share);

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such right shall expire (subject to any extension);

•	if applicable, the minimum or maximum number of subscription rights that may be exercised at one time;

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	the terms of any rights to redeem, or call such subscription rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the subscription rights;

•	the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of certain U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash or other consideration such amount of shares of common stock at such subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the shares of common stock purchasable upon such exercise. If less than all of the rights represented by such subscription rights certificate are exercised, a new subscription certificate will be issued for the remaining rights. Prior to exercising their subscription rights, holders of subscription rights will not have any of the rights of holders of the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase shares of our common stock, preferred stock or debt securities. Such warrants may be issued independently or together with shares of common stock, preferred stock or debt securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	the terms of any rights to redeem, or call such warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends or other distributions, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Under the 1940 Act, we may generally only offer warrants provided that (a) the warrants expire by their terms within ten years, (b) the exercise or conversion price is not less than the current market value at the date of issuance, (c) our stockholders authorize the proposal to issue such warrants, and a majority of our directors who have no financial interest in the issuance and a majority of our independent directors approves such issuance on the basis that the issuance is in the best interests of us and our stockholders and (d) if the warrants are accompanied by other securities, the warrants are not separately transferable unless no class of such warrants and the securities accompanying them has been publicly distributed. The 1940 Act also provides that the amount of our voting securities that would result from the exercise of all outstanding warrants, as well as options and rights, at the time of issuance may not exceed 25% of our outstanding voting securities.

DESCRIPTION OF OUR DEBT SECURITIES

As of December 31, 2018, we had $400.0 million in aggregate principal amount of 4.000% notes outstanding. The 4.000% notes will mature on July 15, 2019 and may be redeemed in whole or in part at our option at any time or from time to time at the redemption price set forth in the indenture governing the 4.000% notes. The 4.000% notes bear interest at a rate of 4.000% per year, payable semi-annually on January 15 and July 15 of each year. The first interest payment was made on January 15, 2015. The 4.000% notes are general unsecured obligations by us that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the 4.000% notes and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by us.

As of December 31, 2018, we had $405.0 million in aggregate principal amount of 4.250% notes outstanding. The 4.250% notes will mature on January 15, 2020 and may be redeemed in whole or in part at our option at any time or from time to time at the redemption price set forth in the indenture governing the 4.250% notes. The 4.250% notes bear interest at a rate of 4.250% per year, payable semi-annually on January 15 and July 15 of each year. The first interest payment was made on July 15, 2015. The 4.250% notes are general unsecured obligations by us that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the 4.250% notes and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by us.

As of December 31, 2018, we had $275.0 million in aggregate principal amount of 4.750% notes outstanding. The 4.750% notes will mature on May 15, 2022 and may be redeemed in whole or in part at our option at any time or from time to time at the redemption price set forth in the indenture governing the 4.750% notes. The 4.750% notes bear interest at a rate of 4.750% per year, payable semi-annually on May 15 and November 15 of each year. The first interest payment was made on November 15, 2015. The 4.750% notes are general unsecured obligations by us that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the 4.750% notes and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by us.

In addition to the foregoing, as of December 31, 2018, we also had $245.0 million in aggregate principal amount of 5.000% notes outstanding. The 5.000% notes were issued pursuant to an indenture, dated June 28, 2017, by and between CCT and The Bank of New York Mellon Trust Company, N.A., or BNY Mellon. As a result of the Merger, we succeeded CCT as the party responsible under the indenture. The 5.000% notes will mature on June 28, 2022 and may be redeemed in whole or in part at our option at any time or from time to time at the redemption price set forth in the indenture governing the 5.000% notes. The 5.000% notes bear interest at a rate of 5.000% per year, payable semi-annually June 28 and December 28 of each year. The first interest payment was made on December 28, 2017. The 5.000% notes are general unsecured obligations by us that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the 5.000% notes and rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by us.

We may issue additional debt securities in one or more series. The specific terms of each additional series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “—Events of Default—Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us with respect to our debt securities.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indenture. We have filed the indenture with the SEC. See “Available Information” for information on how to obtain a copy of the indenture.

A prospectus supplement, which will accompany this prospectus, will describe the particular terms of any series of debt securities being offered, including the following:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•	if applicable, U.S. federal income tax considerations relating to original issue discount;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured and the terms of any security interest;

•	the listing, if any, on a securities exchange; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

We are permitted, under specified conditions, to issue multiple classes of indebtedness if our asset coverage, as defined in the 1940 Act, does not exceed the limitations provided in the 1940 Act after each such issuance. With certain limited exceptions, we are only allowed to borrow amounts or issue debt securities if our asset coverage, as calculated pursuant to the 1940 Act, equals at least 200% immediately after such borrowing. In other words, we may borrow $1 for investment purposes for every $1 of investor equity. The minimum asset coverage requirement applicable to BDCs under the 1940 Act, however, is currently 150% provided that certain disclosure and approval requirements are met. If our stockholders approve the reduction of our asset coverage ratio, we will be permitted to borrow $2 for investment purposes for every $1 dollar of investor equity.

In addition, while any indebtedness and other senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Risk Factors.”

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement, or offered debt securities, and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities, or underlying debt securities, may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “—Resignation of Trustee”. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This pro-rated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date to the holder of debt securities as shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment when Offices are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following (unless the prospectus supplement relating to such debt securities states otherwise):

•	we do not pay the principal of, or any premium on, a debt security of the series on its due date, and do not cure this default within five days;

•	we do not pay interest on a debt security of the series when due, and such default is not cured within 30 days;

•	we do not deposit any sinking fund payment in respect of debt securities of the series on its due date, and do not cure this default within five days;

•

we remain in breach of a covenant in respect of debt securities of the series for 90 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 consecutive days;

•	on the last business day of each of 24 consecutive calendar months, we have an asset coverage of less than 100%, giving effect to any exemptive relief granted to us by the SEC; and

•	any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest or in the payment of any sinking or purchase fund installment, if it considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may (and the trustee shall at the request of such holders) declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series.

The trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”), security, or both, satisfactory to the trustee. If indemnity and/or security is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	the holder must give your trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer the trustee indemnity, security, or both, satisfactory to the trustee, against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60 day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We may also be permitted to sell all or substantially all of our assets to another entity. However, unless the prospectus supplement relating to certain debt securities states otherwise, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities;

•	immediately after giving effect to such transaction, no default or Event of Default shall have happened and be continuing;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Approval

First, there are changes that we cannot make to debt securities without specific approval of all of the holders. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•

modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications, establishment of the form or terms of new securities of any series as permitted by the indenture and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series; and

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent. The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions as described under the “—Indenture Provisions—Subordination” section below. In order to achieve covenant defeasance, we must do the following:

•	defeasance must not result in a breach or violation of, or result in a default under, of the indenture or any of our other material agreements or instruments;

•

no default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days;

•	satisfy the conditions for covenant defeasance contained in any supplemental indentures;

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity; and

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	defeasance must not result in a breach or violation of, or constitute a default under, of the indenture or any of our other material agreements or instruments;

•

no default or event of default with respect to such debt securities shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days;

•	satisfy the conditions for full defeasance contained in any supplemental indentures;

•

if the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit; and

•

we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “—Indenture Provisions—Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities, if any, for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities, if any, at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, if any, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•

our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed that has been designated by us as “Senior Indebtedness” for purposes of the indenture by a company order delivered to the trustee;

•	senior securities; and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

Secured Indebtedness and Ranking

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. Any unsecured indenture securities will effectively rank junior to any secured indebtedness, including any secured indenture securities, that we incur in the future to the extent of the value of the assets securing such future secured indebtedness. Our debt securities, whether secured or unsecured, will rank structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities.

In the event of our bankruptcy, liquidation, reorganization or other winding up, any of our assets that secure secured debt will be available to pay obligations on unsecured debt securities only after all indebtedness under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all unsecured debt securities then outstanding after fulfillment of this obligation. As a result, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

U.S. Bank National Association is the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

Book-Entry Debt Securities

The Depository Trust Company, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for the debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC.

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has S&P’s rating: AA+. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, but disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or to the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares of common stock. This summary does not purport to be a complete description of the income tax considerations applicable to an investment in any of our securities. For example, we have not described tax consequences that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings for tax purposes, pension plans and trusts, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), and their partners, members and owners, persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, and financial institutions. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, U.S. Treasury regulations and administrative and judicial interpretations, each as of the date of this prospectus and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service, or IRS, regarding an offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

A “U.S. stockholder” generally is a beneficial owner of shares of our common stock who is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation, for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•

a trust, if a court in the United States has primary supervision over its administration and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-U.S. stockholder” generally is a beneficial owner of shares of our common stock that is not a U.S. stockholder nor a partnership (or entity treated like a partnership for U.S. federal income tax purposes).

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner in a partnership holding shares of our common stock should consult his, her or its tax advisers with respect to the purchase, ownership and disposition of shares of our common stock.

Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

Taxation in Connection with Holding Securities other than our Common Stock

We intend to describe in any prospectus supplement related to the offering of preferred stock, debt securities, warrants or rights offerings to purchase our common stock, the U.S. federal income tax considerations applicable to such securities as will be sold by us pursuant to that prospectus supplement, including, if applicable, the taxation of any debt securities that will be sold at an original issue discount.

Election to be Taxed as a RIC

We have elected to be subject to tax as a RIC under Subchapter M of the Code. As a RIC, we generally will not be subject to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute each tax year as distributions for U.S. federal income tax purposes to our stockholders. To qualify for and maintain our qualification as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to maintain RIC tax treatment, we must distribute to our stockholders, for each tax year, distributions treated as dividends for U.S. federal income tax purposes generally of an amount at least equal to 90% of our “investment company taxable income,” which is generally the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, determined without regard to any deduction for distributions paid, or the annual distribution requirement.

Taxation as a RIC

If we:

•	qualify as a RIC; and

•	satisfy the annual distribution requirement,

then we will not be subject to U.S. federal income tax on the portion of our income or capital gains we distribute (or are deemed to distribute) as distributions to our stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) as distributions to our stockholders.

As a RIC, we will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless we distribute amounts treated as dividends for U.S. federal income tax purposes in a timely manner to our stockholders generally of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gain net income, which is the excess of capital gains in excess of capital losses, or “capital gain net income” (as adjusted for certain ordinary losses), for the one-year period ending October 31 of that calendar year and (3) any net ordinary income and capital gain net income for the preceding years that were not distributed during such years and on which we paid no U.S. federal income tax, or the excise tax avoidance requirement. Any distribution treated as dividends for U.S. federal income tax purposes declared by us during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by us, as well as received by our U.S. stockholders, on December 31 of the calendar year in which the distribution was declared. We generally will endeavor in each tax year to avoid incurring any material U.S. federal excise tax on our earnings.

We have previously incurred, and may incur in the future, such excise tax on a portion of our income and capital gains. While we intend to distribute income and capital gains to minimize exposure to the 4% excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for the excise tax only on the amount by which we do not meet the excise tax avoidance requirement. Under certain circumstances, however, we may, in our sole discretion, determine that it is in our best interests to retain a portion of our income or capital gains rather than distribute such amount as dividends and accordingly cause us to bear the excise tax burden associated therewith.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	continue to qualify as a BDC under the 1940 Act at all times during each tax year;

•

derive in each tax year at least 90% of our gross income from dividends, interest, payments with respect to certain securities, loans, gains from the sale of stock or other securities, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or other securities, or the 90% income test; and

•	diversify our holdings so that at the end of each quarter of the tax year:

•

at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of such issuer; and

•

no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships,” or the diversification tests.

A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given tax year exceed our investment company taxable income, we may incur a net operating loss for that tax year. However, a RIC is not permitted to carry forward net operating losses to subsequent tax years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several tax years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the net income we actually earn during those tax years.

For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt instruments that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each tax year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same tax year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash.

We invest a portion of our net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt instruments in a bankruptcy or workout context are taxable. We will address these and other issues to the extent necessary in order to seek to ensure that we distribute sufficient income to avoid any material U.S. federal income or excise tax.

Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the tax year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the annual distribution requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to maintain RIC tax treatment under Subchapter M of the Code. We may have to sell or otherwise dispose of some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

If we acquire the equity securities of certain non-U.S. entities classified as a corporation for U.S. federal income tax purposes that earn at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their total assets in investments producing such passive income, we could be subject to federal income tax and additional interest charges on “excess distributions” received from such PFICs or gain from the sale of stock in such PFICs, even if all income or gain actually received by us is timely distributed to our stockholders. We would not be able to pass through to our stockholders any credit or deduction for such a tax. Certain elections may, if available, ameliorate these adverse tax consequences, but any such election could require us to recognize taxable income or gain without the concurrent receipt of cash. We intend to limit and/or manage our holdings in PFICs to minimize our liability for any such taxes and related interest charges.

If we hold greater than 10% of the interests treated as equity for U.S. federal income tax purposes in a foreign corporation that is treated as a controlled foreign corporation, or CFC, we may be treated as receiving a deemed distribution (taxable as ordinary income) each taxable year from such foreign corporation in an amount equal to our pro rata share of the corporation’s income for such taxable year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such taxable year. We would be required to include the amount of a deemed distribution from a CFC when computing our investment company taxable income as well as in determining whether we satisfy the distribution requirements applicable to RICs, even to the extent the amount of our income deemed recognized from the CFC exceeds the amount of any actual distributions from the CFC and our proceeds from any sales or other dispositions of CFC stock during a taxable year. In general, a foreign corporation will be considered a CFC if greater than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power or value of all classes of shares of a foreign corporation.

Under recent Treasury Regulations, certain income derived by us from a CFC or PFIC with respect to which we have made a QEF election would generally constitute qualifying income for purposes of determining our ability to be subject to tax as a RIC if the CFC or the PFIC makes distributions of that income to us in the same year of the CFC in which we are treated as having received a deemed distribution of such income or if such deemed distribution is derived with respect to our business of investing in stock, securities or currencies. As such, we may be restricted in our ability to make QEF elections with respect to our holdings in issuers that could be treated as PFICs or implement certain restrictions with the respect to any issuers that could be treated as CFCs in order to limit our tax liability or maximize our after-tax return from these investments.

Our functional currency, for U.S. federal income tax purposes, is the U.S. dollar. Under the Code, foreign exchange gains and losses realized by us in connection with certain transactions involving foreign currencies, or payables or receivables denominated in a foreign currency, as well as certain non-U.S. dollar denominated debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, and similar financial instruments are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our stockholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) also could, under future U.S. Treasury regulations, produce income not among the types of “qualifying income” for purposes of the 90% income test.

Although we do not presently expect to do so, we are authorized to borrow funds and to sell or otherwise dispose of assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, our ability to sell or otherwise dispose of assets to meet the annual distribution requirement may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our status as a RIC, including the diversification tests. If we sell or otherwise dispose of assets in order to meet the annual distribution requirement or the excise tax avoidance requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% income test or otherwise would not count toward satisfying the diversification tests.

Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% income test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% income test, one or more subsidiary entities treated as U.S. corporations for entity-level income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay entity-level income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.

The remainder of this discussion assumes that we maintain our qualification as a RIC and have satisfied the annual distribution requirement.

Taxation of U.S. Stockholders

This subsection applies to U.S. stockholders, only. If you are not a U.S. stockholder, this subsection does not apply to you and you should refer to “Taxation of Non-U.S. Stockholders,” below.

Distributions by us, including distributions pursuant to our distribution reinvestment plan or where a stockholder can elect to receive cash or stock, generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our investment company taxable income (which is generally the sum of our net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions, or qualifying dividends, may be eligible for a maximum tax rate of either 15% or 20%, depending on whether the stockholder’s income exceeds certain threshold amounts. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum rate applicable to qualifying dividends or for the corporate dividends received deduction. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently generally taxable at a maximum rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. stockholder.

If a U.S. stockholder receives distributions in the form of common stock pursuant to our distribution reinvestment plan, such stockholder generally will be subject to the same U.S. federal, state and local tax consequences as if it received distributions in cash. In that case, a stockholder will be treated as receiving a distribution generally of an amount equal to the fair market value of our shares of common stock. Any shares of common stock received in a distribution will have a holding period for tax purposes commencing on the day following the day on which the shares of our common stock are credited to the U.S. stockholder’s account.

We may in the future decide to retain some or all of our net capital gains, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its shares of common stock. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder’s liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to use the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant tax year. We cannot retain any portion of our investment company taxable income as a “deemed distribution.”

For purposes of determining (1) whether the annual distribution requirement is satisfied for any year and (2) the amount of distributions paid for that year, we may, under certain circumstances, elect to treat a distribution that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the distribution in the tax year in which the distribution is made. However, any distribution declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the distribution was declared.

If an investor acquires shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

A stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year. Otherwise, it will be treated as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, non-corporate U.S. stockholders currently are generally subject to a maximum U.S. federal income tax rate of either 15% or 20% (depending on whether the stockholder’s income exceeds certain threshold amounts) on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our common stock) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum

21% rate also applied to ordinary income. Non-corporate stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate stockholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate stockholders generally may not deduct any net capital losses for any tax year, but may carry back such losses for three tax years or carry forward such losses for five tax years.

We (or if a U.S. stockholder holds shares through an intermediary, such intermediary) will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of distributions, if any, eligible for the preferential maximum rate). Distributions paid by us generally will not be eligible for the corporate dividends received deduction or the preferential tax rate applicable to qualifying dividends because our income generally will not consist of qualifying dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.

The Code requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC acquired after January 1, 2012, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Under U.S. Treasury regulations, if a U.S. stockholder recognizes a loss with respect to our shares of $2 million or more in the case of an individual stockholder or $10 million or more in the case of a corporate stockholder in any single tax year (or a greater loss over a combination of tax years), such U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable by a taxpayer under these U.S. Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. stockholders should consult their tax advisers to determine the applicability of these U.S. Treasury regulations in light of their individual circumstances.

We may be required to withhold U.S. federal income tax, or backup withholding, currently at a rate of 24%, from all distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is provided to the IRS.

Taxation of Non-U.S. Stockholders

This subsection applies to non-U.S. stockholders, only. If you are not a non-U.S. stockholder, this subsection does not apply to you and you should refer to “Taxation of U.S. Stockholders,” above.

Whether an investment in our shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in our shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our common stock.

Subject to the discussion in “Foreign Account Tax Compliance Act,” below, distributions of our investment company taxable income made to Non-U.S. stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to Non-U.S. stockholders directly) generally will be subject to withholding of U.S. federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless an applicable exception applies. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder, we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

In addition, subject to the discussion in “Foreign Account Tax Compliance Act,” below, distributions of our investment company taxable income made to Non-U.S. stockholders will not be subject to U.S. withholding tax if (i) the distributions are properly designated in a notice timely delivered to Non-U.S. stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. No assurance can be given as to whether any amount of our distributions will be eligible for this exemption from withholding or, if eligible, will be reported as such by us.

Subject to the discussion in “Foreign Account Tax Compliance Act,” below, actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal withholding tax and generally will not be subject to U.S. federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States, or (ii) in the case of an individual stockholder, the stockholder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale or the receipt of the distributions or gains and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed) and gains realized upon the sale of our common stock that are effectively connected to a U.S. trade or business may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in our shares of common stock may not be appropriate for a Non-U.S. stockholder.

A Non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to U.S. federal withholding tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with a U.S. nonresident withholding tax certificate (e.g., an IRS Form W-8BEN, an IRS Form W-8BEN-E or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Non-U.S. stockholders may also be subject to U.S. estate tax with respect to their investment in our common stock.

Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Foreign Account Tax Compliance Act

We are required to withhold U.S. tax (at a 30% rate) on payments of taxable dividends paid to certain capital gain dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. The information required to be reported includes the identity and taxpayer identification number of each account holder and transaction activity within the holder’s account. Stockholders may be requested to provide additional information to us to enable us to determine whether such withholding is required.

Failure to Qualify as a RIC

If we fail to satisfy the 90% income test or any diversification tests in any tax year, we may be eligible to avail ourselves of certain relief provisions under the Code if the failures are due to reasonable cause and not willful neglect, and if a penalty tax is paid with respect to each failure in satisfaction of the applicable requirements. Additionally, relief is provided for certain de minimis failures of the diversification tests where we correct a failure within a specified period. If the applicable relief provisions are not available or cannot be met, all of our income will be subject to U.S. federal corporate-level income tax as described below. We cannot provide assurance that we would qualify for any such relief should we fail either the 90% income test or any diversification test.

If we were unable to qualify for treatment as a RIC, we would be subject to tax on all of our taxable income at regular corporate rates, regardless of whether we make any distributions to our stockholders. Distributions would not be required, and any distributions would generally be taxable to our stockholders as ordinary dividend income. Subject to certain additional limitations in the Code, such distributions would be eligible for the preferential maximum rate applicable to individual stockholders with respect to qualifying dividends. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. Moreover, if we fail to qualify as a RIC in any tax year, to qualify again to be subject to tax as a RIC in a subsequent tax year, we would be required to distribute our earnings and profits attributable to any of our non-RIC tax years as dividends to our stockholders. In addition, if we fail to qualify as a RIC for a period greater than two consecutive tax years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the tax year) that we elect to recognize on requalification or when recognized over the next five tax years.

State and Local Taxes

We may be subject to state or local taxes in jurisdictions in which we are deemed to be doing business. In those states or localities, our entity-level tax treatment and the treatment of distributions made to stockholders under those jurisdictions’ tax laws may differ from the treatment under the Code. Accordingly, an investment in our shares of common stock may have tax consequences for stockholders that are different from those of a direct investment in our portfolio investments. Stockholders are urged to consult their own tax advisers concerning state and local tax matters.

PLAN OF DISTRIBUTION

We may offer, from time to time, in one or more offerings or series, up to $1,500,000,000 of our common stock, preferred stock, debt securities, subscription rights to purchase shares of our common stock or warrants representing rights to purchase shares of our common stock, preferred stock or debt securities in one or more underwritten public offerings, at-the-market offerings, negotiated transactions, block trades, best efforts or a combination of these methods. We may sell the securities through underwriters or dealers, directly to one or more purchasers, including existing stockholders in a rights offering, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. A prospectus supplement or supplements will also describe the terms of the offering of the securities, including: the purchase price of the securities and the proceeds, if any, we will receive from the sale; any over-allotment options under which underwriters may purchase additional securities from us; any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation; the public offering price; any discounts or concessions allowed or re-allowed or paid to dealers; and any securities exchange or market on which the securities may be listed. Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share of our common stock, less any underwriting commissions or discounts, must equal or exceed the net asset value per share of our common stock at the time of the offering except (1) in connection with a rights offering to our existing stockholders, (2) offerings completed within one year of the receipt of consent of the majority of our common stockholders or (3) under such circumstances as the SEC may permit. The price at which securities may be distributed may represent a discount from prevailing market prices.

In connection with the sale of the securities, underwriters or agents may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Our common stockholders will indirectly bear such fees and expenses as well as any other fees and expenses incurred by us in connection with any sale of securities. Underwriters may sell the securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. The maximum aggregate commission or discount to be received by any member of FINRA or independent broker-dealer will not be greater than 8% of the gross proceeds of the sale of securities offered pursuant to this prospectus and any applicable prospectus supplement. We may also reimburse the underwriter or agent for certain fees and legal expenses incurred by it.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NYSE may engage in passive market making transactions in our common stock on the NYSE in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of shares of our common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no trading market, other than our common stock, which is traded on the NYSE. We may elect to list any other class or series of securities on any exchanges, but we are not obligated to do so. We cannot guarantee the liquidity of the trading markets for any securities.

Under agreements that we may enter, underwriters, dealers and agents who participate in the distribution of shares of our securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of our securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

In order to comply with the securities laws of certain states, if applicable, our securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR

Our securities are held under a custody agreement by State Street Bank and Trust Company. The address of the custodian is: One Lincoln Street, Boston, Massachusetts 02111. DST Systems, Inc. acts as our transfer agent, distribution paying agent and registrar for our common stock. The principal business address of DST Systems, Inc. is 430 W. 7th Street, Kansas City, Missouri 64105-1594, telephone number: (877) 628-8575.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we intend to generally acquire and dispose of our investments in privately negotiated transactions, we expect to use brokers in the normal course of our business infrequently. Subject to policies established by our board of directors, the Advisor is primarily responsible for the execution of the publicly-traded securities portion of our portfolio transactions and the allocation of brokerage commissions. The Advisor does not execute transactions through any particular broker or dealer, but seeks to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of the transaction, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While the Advisor will generally seek reasonably competitive trade execution costs, we will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, the Advisor may select a broker based partly upon brokerage or research services provided to it and us and any other clients. In return for such services, we may pay a higher commission than other brokers would charge if the Advisor determines in good faith that such commission is reasonable in relation to the services provided.

LEGAL MATTERS

Certain legal matters regarding the securities offered hereby have been passed upon for us by Dechert LLP, Philadelphia, Pennsylvania, and certain matters with respect to Maryland law have been passed upon by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters in connection with the offering will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP, an independent registered public accounting firm located at 518 Township Line Rd., Suite 300, Blue Bell, Pennsylvania 19422, has audited our financial statements as of December 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010, 2009, 2008 and 2007.

The consolidated financial statements of FS KKR Capital Corp. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated in this Prospectus by reference from the FS KKR Capital Corp. Annual Report on Form 10-K for the year ended December 31, 2018 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. The senior securities table of the Company, included in this prospectus and elsewhere in the registration statement, has been so included in reliance upon the report of RSM US LLP, an independent registered public accounting firm, as stated in their report appearing herein.

On March 26, 2019, we appointed Deloitte & Touche LLP to act as our independent registered public accounting firm for the fiscal year ended December 31, 2019.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. Pursuant to the SBCAA, we are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document. Any reports filed by us with the SEC before the date that any offering of any securities by means of this prospectus and any accompanying prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus and any accompanying prospectus supplement have been sold or we otherwise terminate the offering of these securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement. Information that we file with the SEC will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement, and information previously filed with the SEC.

This prospectus and any prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•

our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2019 (to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018);

•	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 8, 2019, March 18, 2019 and March 26, 2019; and

•

The description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-36420), as filed with the SEC on April 11, 2014, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

To obtain copies of these filings, see “Available Information.”

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by calling us collect at (215) 495-1150 or on our website at www.fskkrcapitalcorp.com. Information contained on our website is not incorporated by reference into this prospectus or any supplements to this prospectus, and you should not consider that information to be part of this prospectus or any supplements to this prospectus. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available free of charge on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by sending a request by email to: publicinfo@sec.gov.

$400,000,000

2.625% Notes due 2027

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBC Capital Markets	J.P. Morgan	SMBC Nikko

BMO Capital Markets Corp.	MUFG	KKR

ING	Truist Securities

HSBC	Mizuho Securities

Joint Lead Managers

BofA Securities	Citigroup	SOCIETE GENERALE

Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Morgan Stanley

Co-Managers

BNP PARIBAS	Credit Suisse	Compass Point	ICBC Standard Bank	R. Seelaus & Co., LLC

Keefe, Bruyette & Woods A Stifel Company	US Bancorp

June 9, 2021